UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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AbbVie Inc.
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Notice of 2021 Annual Meeting of Stockholders

To the stockholders of our company:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders to be held on May 7, 2021, where we will be voting on the below matters. You will be able to attend the Annual Meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/ABBV2021.

Items of business

●	To elect four directors to hold office until the 2024 Annual Meeting or until their successors are elected.
●	To ratify the appointment of Ernst & Young LLP as AbbVie’s independent registered public accounting firm for 2021.
●	To vote on an advisory basis on the approval of executive compensation.
●	To approve the amended and restated 2013 incentive stock program.
●	To approve the amended and restated 2013 employee stock purchase plan for non-U.S. employees.
●	To vote on a management proposal to eliminate supermajority voting.
●	To consider any other matters that may properly come before the meeting, including two stockholder proposals, if presented during the meeting.

Your vote is important.
Please vote promptly using one of the methods mentioned below:

Internet
Visit www.proxyvote.com to vote online.

Mail
Sign and return your proxy card in the enclosed envelope if you received a printed version of the proxy card.

Telephone
Call toll-free 1-800-690-6903 in the U.S. and Canada.

At the virtual meeting
To be admitted to the virtual meeting, you must enter the control number found on your proxy card, voting instructions form, or notice you received.

The Annual Meeting of Stockholders of AbbVie Inc. (the “Annual Meeting”) will be held on Friday, May 7, 2021 at 9:00 a.m. CT. This year’s Annual Meeting will be a virtual meeting of stockholders.

DATE AND TIME: Friday, May 7, 2021 9:00 a.m. CT	WHERE: Via live webcast online at www.virtualshareholdermeeting.com/ABBV2021.	ADMISSION: Stockholders of record at the close of business on March 8, 2021 are entitled to notice of and to vote at the annual meeting.
Thank you for your continued support of and interest in the company.
By Order of the Board of Directors,

Laura J. Schumacher
Secretary March 22, 2021

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PROXY SUMMARY

About the Meeting

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders. This summary highlights selected information in the proxy statement. Please review the entire proxy statement and the AbbVie 2020 Annual Report before voting. The voting items expected to be proposed at the meeting are listed below along with the board’s voting recommendations.

2021 Annual Meeting of Stockholders Information
Date and Time: Friday, May 7, 2021 at 9:00 a.m. CT
Place: Via live webcast online at www.virtualshareholdermeeting.com/ABBV2021
Record Date: March 8, 2021

Proposal 1: Election of Directors		FOR Each Nominee
Roxanne S. Austin Richard A. Gonzalez	Rebecca B. Roberts Glenn F. Tilton

Each of the nominees has the skills and experience necessary to fulfill his or her oversight role with respect to AbbVie’s business and culture. See pages 14-20 for more information about the qualifications of our directors.

Proposal 2: Ratification of Independent Auditor		FOR

Ernst & Young LLP has served as our independent auditor since 2013. The board and the audit committee believe it is in the best interests of the company and its stockholders to retain Ernst & Young LLP as the company’s independent auditor. See page 67 for more information.

Proposal 3: Say on Pay – Advisory Vote on Executive Compensation		FOR

AbbVie’s compensation program aligns executive interests with the drivers of long-term, sustainable growth. Our program balances short- and long-term strategic objectives and directly links compensation to stockholder value. See pages 32-66 for more information.

Proposal 4: To Approve the Amended and Restated 2013 Incentive Stock Program		FOR
AbbVie is seeking approval to increase the number of shares available and extend the term of the program. See pages 71-81 for more information.

Proposal 5: To Approve the Amended and Restated 2013 Employee Stock Purchase Plan for Non-U.S. Employees		FOR
AbbVie is seeking approval to extend the term of the program. See pages 82-87 for more information.

Proposal 6: Management Proposal to Eliminate Supermajority Voting		FOR
AbbVie is again seeking stockholder approval to eliminate supermajority voting thresholds in our charter and by-laws. See pages 88-89 for more information.

Stockholder Proposals

Proposal 7:	Stockholder Proposal on Lobbying Report	AGAINST

Proposal 8:	Stockholder Proposal on Independent Chair	AGAINST

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PROXY SUMMARY

Who We Are

~ 47,000 employees worldwide	In more than 70 countries, AbbVie employees are working every day to advance health solutions for people around the world.

Since becoming a public company in 2013, AbbVie’s mission has been to create an innovation-driven, patient focused biopharmaceutical company capable of achieving sustainable top-tier performance through outstanding execution and a consistent stream of new medicines. In 2020, AbbVie continued to advance its robust mid- and late-stage pipeline. Collectively, the new medicines that AbbVie has introduced since inception—including new therapies in rheumatoid arthritis, psoriasis, hematologic oncology and hepatitis C virus—represented approximately a quarter of AbbVie’s total sales in 2020 and will be important contributors in 2021 and beyond. AbbVie delivered another year of outstanding performance in 2020, which reflects the continued strength of its execution across business priorities.

AbbVie’s products are focused on treating conditions such as chronic autoimmune diseases in rheumatology, gastroenterology, and dermatology; oncology, including blood cancers; virology, including hepatitis C virus and human immunodeficiency virus; neurological disorders, such as Parkinson’s disease; metabolic diseases, including thyroid disease and complications associated with cystic fibrosis; as well as other serious health conditions. AbbVie also has a pipeline of promising new medicines in clinical development across such important medical specialties as immunology, oncology, and neuroscience.

In May 2020, AbbVie completed its acquisition of Allergan plc. Allergan is a global pharmaceutical leader focused on developing, manufacturing, and commercializing branded pharmaceutical, device, biologic, surgical, and regenerative medicine products for patients around the world. Allergan markets a portfolio of brands and products focused on key therapeutic areas such as aesthetics, eye care, neuroscience, women’s health, and gastroenterology.

Launched in 2013

Millions of patient lives touched

AbbVie’s Principles are foundational:

Transforming Lives

We inspire hope and transform lives every day. We make decisions based on our deep caring and compassion for people, delivering a lasting impact to our patients, their families, our employees and the community.

Acting with Integrity

We strive to always do the right thing. With uncompromising integrity at the heart of everything we do, we pursue the highest standards in quality, compliance, safety and performance.

Driving Innovation We innovate relentlessly in everything we do to tackle unmet needs. We invest in the discovery and development of new medicines and healthcare approaches for a healthier world.

Embracing Diversity & Inclusion

We treat everyone equally, with dignity and respect. Around the world, our employees embrace diverse backgrounds and perspectives, which allows us all to achieve our best.

Serving the Community We are proud to serve and support the community and do our part to protect the environment. We make a remarkable impact that's felt within healthcare and beyond.

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PROXY SUMMARY

Our Business Performance

AbbVie has delivered robust financial results since our launch in 2013

13.6% Adjusted net revenues - compound annual growth rate (CAGR)*	334.1% 8 year total stockholder return

~$11BN Revenues in 2020 from products launched since inception (excludes Allergan portfolio)	~$135BN Increase in market capitalization - added significant stockholder value

18.9% Adjusted diluted earnings per share - compound annual growth rate*	225% Increase in quarterly dividend - raised quarterly dividend to $1.30 per share from $0.40 per share at inception

1,170 bps Operating margin expansion, adjusted*	90+ Active clinical development programs - more than 50 compounds, devices, or indications in mid- and late-stage development

The measures set forth above were calculated as of December 31, 2020.

*Net revenues, diluted earnings per share, and operating margin are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

	Adjusted Net Revenues*	Adjusted EPS*
($BN)

*Net revenues and diluted earnings per share are adjusted for specified items, including the impact of intangible asset amortization, and are non-GAAP measures, which are reconciled in Appendix B.

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PROXY SUMMARY

Since its launch in 2013, AbbVie has demonstrated an outstanding track record, consistently delivering top-tier results

AbbVie has delivered a strong compound annual growth rate (CAGR) since inception on adjusted net revenues and adjusted diluted earnings per share (EPS), placing AbbVie in the top tier of its Health Care Peer Group.

Additionally, AbbVie is committed to a robust return of capital to stockholders with an increase of 225% in its quarterly dividend since 2013 as part of a balanced and disciplined capital allocation program. AbbVie’s total stockholder return (TSR) since inception of 334.1% also places AbbVie at the top of its Health Care Peer Group, and more than 124 percentage points above the Standard & Poor’s 500 Index and more than 199 percentage points above the NYSE Arca Pharmaceutical Index over the same time period.

Total stockholder return (TSR) since inception

AbbVie Rankings vs. Peer Group
% Revenue Growth	% Adjusted EPS Growth
2020	2020

2nd place out of 10	3rd place out of 10

3 Years	3 Years

2nd place out of 10	2nd place out of 10

5 Years	5 Years

2nd place out of 10	2nd place out of 10

Total Stockholder Return	Our Peer Group
2020	AbbVie’s peer group above includes: Amgen, Inc. Bristol-Myers Squibb Company Eli Lilly and Company Gilead Sciences, Inc. GlaxoSmithKline plc Johnson & Johnson Merck & Company, Inc. Novartis AG Pfizer Inc.

2nd place out of 10

3 Years

5th place out of 10

5 Years

2nd place out of 10

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PROXY SUMMARY

AbbVie also delivered strong business performance in 2020

Net Revenues: AbbVie reported worldwide net revenues of $45.8 billion in 2020. Worldwide net revenues increased by 38% on a reported basis and on a constant currency basis, which included $10.3 billion of contributed revenues from the Allergan acquisition, growth in the immunology portfolio from Skyrizi, Rinvoq and the continued strength of Humira in the U.S., as well as revenue growth from Imbruvica and Venclexta.

Gross and Operating Margins: In 2020, AbbVie reported a gross margin of 66.4% on a GAAP basis or 82.1% of net revenues on an adjusted basis. AbbVie’s operating margin was 24.8% on a GAAP basis or 48.0% of net revenues on an adjusted basis. The adjusted operating margin reflects an improvement of 70 basis points versus 2019.

Earnings Per Share: For 2020, AbbVie reported full-year diluted EPS of $2.72 on a GAAP basis and adjusted diluted EPS of $10.56, up 18.1%. For 2021, AbbVie provided a diluted EPS guidance range of $6.69 to $6.89 on a GAAP basis and $12.32 to $12.52 on an adjusted basis. The midpoint of the 2021 adjusted guidance represents growth of 17.6% over 2020, reflecting strong operating dynamics in the underlying business.

Business Development: AbbVie acquired Allergan, creating a more diversified biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions in key therapeutic areas of immunology, hematologic oncology, aesthetics, neuroscience, eye care, and women's health. AbbVie also entered into collaboration agreements with Genmab to research, develop, and commercialize investigational bispecific antibody therapeutics for the treatment of cancer, as well as I-Mab Biopharma for the development and commercialization of lemzoparlimab for the treatment of multiple cancers.

Regulatory Milestones: AbbVie also achieved a number of regulatory milestones in markets worldwide for several key products, including regulatory approvals for Imbruvica in combination with rituximab for the treatment of previously untreated patients with chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL), full approval of Venclexta in combination with azacitidine or decitabine or low-dose cytarabine in newly diagnosed acute myeloid leukemia (AML) patients ineligible for intensive chemotherapy, Oriahnn for the management of heavy menstrual bleeding due to uterine fibroids in pre-menopausal women, and Juvederm Voluma XC for the augmentation of the chin region to improve the chin profile in adults over the age of 21. AbbVie also submitted regulatory applications for Rinvoq in three additional indications: the treatment of adult patients with active psoriatic arthritis (PsA), for the treatment of adult patients with active ankylosing spondylitis (AS), and for the treatment of adults and adolescents with moderate to severe atopic dermatitis (AD).

Pipeline Development: With more than 50 programs in mid- and late-stage development, AbbVie made significant pipeline advancements in 2020. The company initiated several important Phase 3 programs including studies for Skyrizi in ulcerative colitis, Venclexta in myelodysplatic syndrome (MDS), and navitoclax in myelofibrosis. AbbVie also reported positive data from Phase 3 studies in other areas of the pipeline, including atogepant for migraine prevention and AGN-190584, an investigational ophthalmic solution, for the treatment of presbyopia.

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PROXY SUMMARY

Our Governance Highlights

Our board of directors is committed to strong corporate governance tailored to meet the needs of AbbVie and its stockholders to enhance long-term stockholder value. Each year, AbbVie completes a robust investor engagement program with governance investment teams. In 2020, we reached out to stockholders representing over 40% of our outstanding shares. Our engagements in 2020 generally focused on (1) the impact of COVID on our business and how the company is supporting our employees, (2) the Allergan acquisition and integration, including the culture of the combined company, (3) AbbVie’s equity, equality, diversity, and inclusion programs and disclosures, (4) AbbVie’s executive compensation programs, and (5) AbbVie’s board composition and leadership structure, including the responsibilities of our lead independent director.

The board reviews feedback from these engagements and discusses opportunities to improve AbbVie’s governance practices. The following chart summarizes some of the governance practices that the board has adopted over the past several years as a result of dialogue with our stockholders:

Topic:	Actions taken by our board:
Stockholder Voting Rights

approved a management proposal to eliminate supermajority voting in this proxy statement (Item 6) to seek stockholder approval to amend the company’s Amended and Restated Certificate of Incorporation to provide for a simple majority of shares outstanding for all provisions previously subject to a supermajority provision, as described in Item 6 and previously submitted the same proposal to stockholder vote in 2020, 2019, and 2018 as well as a declassification management proposal to a stockholder vote in 2018, 2017, and 2016

Proxy Access	approved and implemented in 2016 a proxy access by-law provision, as further detailed in the company’s By-Laws
Lead Independent Director Role

significantly expanded disclosure on the lead independent director responsibilities in the 2019 and 2018 proxy statements, to better inform our stockholders on the robust leadership that the role provides changed the election criteria for the lead independent director, so that the lead independent director can be elected from all of AbbVie’s independent directors, instead of the role being linked to the chair of the nominations and governance committee appointed the lead independent director to all committees in 2019, further strengthening his active leadership role

Board Skills Disclosure

shared our board skills matrix beginning in 2016, which contains the skills considered by the nominations and governance committee to be the most relevant to the board’s oversight role with respect to AbbVie’s business and affairs and to drive our culture of innovation and responsibility

Environmental, Social, and Governance (ESG) Disclosures

disclosed detailed data on the diversity of AbbVie’s U.S. workforce by publishing AbbVie’s EEO-1 report on our website in 2020 incorporated an overview of AbbVie’s corporate responsibility approach and initiatives in the proxy statement beginning in 2018 expanded the description of AbbVie’s clawback policy, starting in the 2019 proxy statement added board diversity data, starting in the 2019 proxy statement, along with an expanded discussion of the value of director diversity in this proxy statement

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PROXY SUMMARY

Additional highlights of our governance practices include:

Director independence

✓ Eleven of AbbVie’s twelve directors are independent and regularly meet in executive session

✓ Since our inception, we have had a lead independent director with robust responsibilities

✓ All members of our audit, compensation, nomination and governance, and public policy committees are independent

Stockholder rights

✓ Adopted a proxy access By-Law provision for 3%/3 years

✓ We do not have a stockholder rights plan or “poison pill”

✓ Our directors are elected by a majority vote of our stockholders for uncontested elections, and we have a resignation policy if the director fails to receive a majority of the votes cast

Board and executive accountability

✓ Annual executive succession planning, including an assessment of the diversity of executive candidates

✓ Minimum stock ownership guidelines are in place for the CEO and other NEOs

✓ We have a related person transaction policy to ensure appropriate oversight

✓ We hold an annual say-on-pay advisory vote on executive compensation

Board composition and effectiveness

✓ Our governance guidelines restrict the number of boards our directors may serve on to prevent overboarding

✓ Annual board and committee self-assessments and annual board succession planning

✓ For inclusion on the board, the nominations and governance committee considers diversity of race, ethnicity, gender, and geography, together with other voluntarily identified diversity criteria

Clawback and anti-hedging and anti-pledging policies

✓ The Board has broad authority to recover incentive plan awards

✓ Directors and executive officers are prohibited from buying or selling any financial instruments designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold

✓ Directors and executive officers are prohibited from pledging AbbVie stock as collateral for a loan

Other ESG practices

✓ All executives have performance goals related to protecting the reputation and driving the sustainability of the company

✓ We are guided by strong ethics programs and supplier guidelines

✓ We disclose our corporate political contributions, our trade association memberships, and oversight process on our website

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PROXY SUMMARY

Our Corporate Responsibility 2020 Highlights

Acting responsibly is ingrained in everything we do and is how we drive a long-term, sustainable business that makes a genuine and lasting positive impact for patients, employees, and communities. During 2020, our corporate responsibility efforts focused on three key areas:

1	Using our expertise and resources to contribute to the fight against COVID-19	2	Driving meaningful change within AbbVie and our broader communities on equity, equality, diversity, and inclusion, as well as racial justice	3	Proactively addressing other environmental, social, and governance (ESG) topics material to AbbVie

Contributing to the fight against COVID-19

From the early days of the pandemic, AbbVie quickly marshalled our resources and expertise to help contribute to the fight against COVID-19 in four main areas:

●	Protecting our employees’ well-being
o	The health and safety of our employees remains a key priority for AbbVie during the pandemic. In order to protect our employees, we implemented, among other things, temporary office and facility closures and establishment of new safety and cleaning protocols; regular communication regarding the effect of the pandemic on our business and employees; establishment of physical distancing procedures, modification of workspaces, and provision of personal protective equipment for employees; temperature screening at all of our locations; a variety of testing resources including on-site and at-home testing; and remote working accommodations.
o	We also provided paid leave and other support and accommodations to our employees with relevant medical, pharmaceutical, R&D, science, and public health experience who desired or were requested to serve as volunteers during the pandemic.
o	We recognize the challenges working professionals are facing, especially those who are parents. In addition to existing employee assistance programs, we created new resources, such as a COVID-19 Childcare Relief Fund to support eligible employees to help with childcare or remote learning expenses.
o	Lastly, AbbVie’s commitment to employees included no workforce reductions or salary reductions due to COVID-19.
●	Using our experience as a research-based biopharmaceutical company
o	In response to the growing public health crisis, AbbVie has partnered with global authorities to support the experimental use of multiple AbbVie assets to determine their efficacy in the treatment of COVID-19.
o	Our R&D team reviewed our compounds, existing medicines, and pipeline assets to evaluate their efficacy as potential treatments while simultaneously building and accelerating discovery efforts for COVID-19 treatments. We also launched a Phase 2 study of ibrutinib as a potential treatment for COVID-19.
o	We have participated in numerous external collaborations, such as the Accelerating COVID-19 Therapeutic Interventions and Vaccines (ACTIV) partnership led by the National Institutes of Health and the Foundation for the NIH (FNIH), in order to help accelerate research on COVID-19 medicines.
o	Given the need to significantly increase access to testing, in 2020 we began using our laboratory expertise to work with health authorities locally and globally to create a clinical COVID testing capability. We have also used our capabilities to manufacture viral transport medium, which is necessary to preserve swabs prior to lab testing.

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PROXY SUMMARY

●	Giving back to communities through product donations, PPE donations, and financial support
o	In 2020, AbbVie donated $35 million to help support underserved communities and health care systems working to address the impact of the COVID-19 global pandemic. This funding has led to, among other things, the creation and operation of 26 mobile field hospitals across the U.S., distribution of millions of units of personal protective equipment, distribution of equipment and supplies in the hardest-hit European countries (including oxygen concentrators, ventilators and personal protective equipment), and protection for the most vulnerable, including the elderly, by enabling access to food and essential household supplies with minimal contact.
o	We donated over 100,000 units of our HIV medicine Kaletra/Aluvia (lopinavir/ritonavir) globally as an experimental option for the treatment of COVID-19 during the early part of the pandemic. We also donated approximately 50,000 units of Nimbex, which is administered to intubated patients, to the U.S. government.
o	We donated over 350,000 surgical and N95 masks to various hospital systems across major locations where AbbVie operates. Additionally, AbbVie manufactured hand sanitizer and donated pallets of excess personal protective equipment, including gowns, gloves and hair covers, to various institutions, including health departments, jails, long term care facilities, medical centers and veterans’ organizations in Illinois and the Bay Area.
o	To support the Illinois Department of Public Health, we donated approximately 280,000 units of viral transport media.
●	Ensuring continuity of supply and access for AbbVie’s patients
o	In the initial weeks of the pandemic, AbbVie made a global decision to give up all patent rights to Kaletra/Aluvia. The pandemic caused unprecedented demand for Kaletra/Aluvia, which was widely tested as a potential COVID-19 treatment. Releasing our patent rights allowed other companies to manufacture Kaletra/Aluvia, helping to meet this unprecedented demand.
o	As assurance of treatment supply for our patients has been our most critical priority during COVID-19, AbbVie’s Manufacturing, Purchasing and Supply Chain readied its network to ensure we pre-purchased our key materials to maintain zero back orders in 2020 and build enough inventory to support our 2021 demand.
o	Through our U.S. patient assistance program, myAbbVieAssist, and the Allergan Patient Assistance Program, we help patients who may be having trouble paying for their AbbVie medicine. In 2020, more than 153,000 patients received their AbbVie medicines from our programs at no cost. Starting in March 2020, we leveraged national television, newspaper, and digital advertisements to raise awareness about our patient assistance programs to help people affected by the pandemic continue to receive their AbbVie medicine.

Driving meaningful change on EED&I and racial justice

During 2020, AbbVie intensified its efforts to drive meaningful change on equity, equality, diversity, and inclusion (EED&I), as well as racial justice. These efforts included internal initiatives at the company and significant external philanthropic initiatives to support underserved Black communities across the United States.

“The private sector has a responsibility to help address racial inequity issues plaguing our nation. We believe investing in this important work – in partnership with national and local nonprofits – will create immediate opportunities and advance meaningful and lasting change.”

– Richard A. Gonzalez, Chairman and CEO, AbbVie

●	A cornerstone of AbbVie’s human capital management approach is to value and take into account the backgrounds and perspectives of our diverse workforce. In 2019, we adopted a five-year Equity, Equality, Diversity & Inclusion (EED&I) roadmap that defines key global focus areas, objectives and associated initiatives, and includes implementation plans organized by business function and geography. AbbVie’s senior leaders have adopted formal goals aligned with executing this strategy.
●	In 2020, AbbVie appointed two additional senior level positions, including our Chief Equity Officer, to drive change and awareness company-wide and take deliberate steps to ensure we lead by example in promoting racial equity.
●	An important part of our strategy is to instill an inclusive mindset in all leaders and employees, so we can realize the full value of our diverse workforce. In 2020, we increased education resources across the

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PROXY SUMMARY

company by launching our virtual Impact through Inclusion Learning Series comprised of two awareness sessions: Stand by Me, completed by more than 18,000 employees and Talking Race, completed by more than 5,000 people leaders. More than 6,000 employees globally completed AbbVie’s Inclusive Culture Learning Series as well.
●	With a focus on nurturing an inclusive culture, our Employee Resource Groups (ERGs) created connections and community, hosted awareness events, and provided leadership and career opportunities. In 2020, we increased membership across every Employee Resource Group, 53% overall and 165% outside the United States.
●	We made a donation of $5 million to NAACP Legal Defense and Education Fund and the Equal Justice Initiative to address issues in our criminal justice system and made an additional commitment of $50 million in a five-year program to support underserved Black communities across the United States. On December 9, 2020, we announced the nonprofit partners for the $50 million investment. AbbVie will collaborate with these partners to bring lasting and real change at the community level by 1) promoting health equity for Black Americans and other historically underserved populations, 2) fostering workforce development opportunities for Black Americans, and 3) expanding educational opportunities for historically underserved youth and young adults. In addition, we expanded our employee matching program to $3-to-$1 for donations to civil rights nonprofits fostering racial equity.
●	Allergan Aesthetics, an AbbVie company, and Skinbetter Science® announced the launch of a new long-term, educational initiative – DREAM: Driving Racial Equity in Aesthetic Medicine™. The DREAM Initiative™ is committed to furthering the principles of racial and ethnic diversity, inclusion, respect and understanding in the fields of dermatology and plastic surgery.

Proactively addressing environmental, social, and governance priorities

At AbbVie, we know that in order to be successful over the long-term, we need to proactively address environmental, social, and governance topics that are material to the company, including:

●	Delivering innovative medicines that offer significant health benefit
o	At AbbVie, we strive to make a remarkable impact on patients and drive sustainable growth by discovering and delivering a consistent stream of innovative medicines that address serious health problems. In order to drive the long-term sustainability of our business we will continue to make responsible pricing decisions for these medicines, and this is reflected in our long-range plan. Our growth is primarily driven by reaching more patients with innovative new medicines, not increases in price.
o	In 2020, AbbVie achieved 12 new product or indication approvals or expansions. These included treatments for rheumatoid arthritis, moderate to severe plaque psoriasis, and previously untreated chronic lymphocytic leukemia.
o	ABBV-4083, an investigational compound that AbbVie is co-developing on a pro-bono basis, has been shown to be safe in a Phase 1 study in healthy volunteers. Preparations to start a Phase 2 study in patients with river blindness in the Democratic Republic of the Congo included renovating a clinic and training medical staff in a remote area. The study, which will start in early 2021, will be conducted by our partner, Drugs for Neglected Diseases initiative, with drug product and pro-bono technical support from AbbVie.
o	AbbVie announced that the FDA granted Orphan Drug and Fast Track designation for elezanumab (ABT-555), an investigational treatment for patients following spinal cord injury. Elezanumab is currently in phase 2 studies for the treatment of spinal cord injuries, multiple sclerosis, and acute ischemic stroke.
●	Advancing our environmental sustainability
o	We continued progress on our environmental sustainability strategy focused on reducing our environmental footprint, growing sustainably and inspiring, educating and engaging our workforce to steward sustainability within and beyond AbbVie. On Earth Day, we launched an employee sustainability engagement campaign called EcoChallenge to encourage the adoption of sustainable behaviors at work and home. Over 48,100 sustainable actions were completed and 2,200 colleagues from 36 different countries participated.
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PROXY SUMMARY

o	We completed the first year of our SPARK Innovation Accelerator, an incubator for employee-driven AbbVie sustainability proposals. The estimated positive impact from the proposals is a reduction of 95,700 cubic meters of water (38 Olympic swimming pools) and a reduction of 613 metric tons of waste (307 garbage trucks). The program was highly successful prompting us to solicit proposals again for 2021. Colleagues from 37 different global sites submitted over 200 ideas for the second year of the innovation program.
o	We continued to make progress against our 2025 environmental targets. Since 2015, we have reduced our absolute carbon dioxide emissions (scope 1 and 2) by more than 20%, on track to meet our 2025 target of 25%. We increased the percentage of purchased electricity that is from renewable sources to more than 25%, also on track to meet our 2025 target of 50%.
o	At our manufacturing site in Sligo, Ireland, our on-site water treatment system has reduced 5,000 metric tons of water waste. Similarly, our new co-generation system at our manufacturing site in Barceloneta, Puerto Rico enables AbbVie’s plant to generate its own electricity and operates completely on liquified natural gas, replacing our use of #6 fuel oil, which has higher emissions.
o	AbbVie is actively working toward fleet sustainability through the transition of sales force vehicles to electric and hybrid vehicles, with some of our global markets already over 75% transitioned.
●	Stewarding our ethical business
o	As part of our commitment to ethical privacy practices and compliance with global privacy laws, in 2020 we launched a global privacy awareness campaign with engaging interactive content, highlighting important privacy principles for our employees. The program reinforced the ways our employees can remain compliant with privacy requirements in their day-to-day work and emphasizes the importance of being good stewards of AbbVie’s data.
o	With the acquisition of Allergan in 2020, we began executing on plans to merge and harmonize the robust ethics and compliance programs of AbbVie and Allergan to best meet the needs of our business. All employees received AbbVie’s annual training on our Code of Business Conduct and updated conflicts of interest training. Employees in relevant functions also received mandatory training on topics such as anti-corruption and anti-bribery, recognizing and reporting safety information, appropriate product promotion, and appropriate interactions with health care providers and patient groups. Our compliance training is continually reviewed and updated as necessary to ensure employees are receiving the most relevant and timely information on these important topics.
o	Creating an environment where employees can raise questions and concerns helps us advance our commitment to ethical behavior. We have established systems and processes for all employees to ask questions and report suspected or actual violations of our Code, policies, and procedures. We offer various reporting resources to employees, such as our Ethics and Compliance Helpline (which permits reports in several different languages), a telephone and Web-based hotline available 24 hours a day, seven days a week. Employees may also contact the Office of Ethics and Compliance or Chief Ethics and Compliance Officer directly. Pursuant to our Code, AbbVie does not tolerate retaliation against anyone who makes a good faith report.

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PROXY SUMMARY

AbbVie has been consistently recognized by external rankings and ratings as a leader on corporate responsibility. For more information about our efforts, please visit abbvie.com/responsibility.

EXTERNAL RECOGNITION
DiversityInc. Top 50 Companies for Diversity Ranked in the top 20	FORTUNE 100 Best Companies to Work For Included for three consecutive years	Great Place to Work World’s Best Workplaces Included for four consecutive years

Human Rights Campaign Corporate Equality Index Scored 100% for five consecutive years	Working Mother 100 Best Companies Top 10 for three consecutive years	Dow Jones Sustainability World Index Included in the index for eight consecutive years

3BL Media 100 Best Corporate Citizens Top 30	EcoVadis Advanced ranking	PEOPLE’s 50 Companies that Care Included for two consecutive years

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PROXY SUMMARY

Executive Compensation Highlights

The compensation committee has designed and implemented an executive compensation program in which a substantial majority of named executive officer (NEO) compensation at AbbVie is performance-based.

The goals of our compensation program are to:

1	Align executive interests with the drivers of stockholder returns and profitable growth	2	Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives	3	Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

When determining NEO compensation, the committee first considers the median of the competitive marketplace (as derived primarily from the Health Care Peer Group approved by the committee) as an initial benchmark for assessing compensation. The committee then takes into account the company’s overall performance against the financial, operating and strategic objectives that were established at the start of the performance period. Finally, specific pay determinations are made for each NEO based on his or her individual performance against goals and contributions to the short- and long-term performance of the company.

Key components and design of our executive compensation program:

Three primary components make up AbbVie’s executive pay program: base salary, short-term incentives, and long-term incentives. The structure of each component is tailored to serve a specific function and purpose. The following is a summary of the key components of our compensation program.

Element	Type	Primary Objective	Key Characteristics

Base Salary	Fixed	Attract & retain top talent	Individual salaries are established relative to market median based on each NEO’s individual performance, skills, experience, and internal equity, as well as the company’s annual operating budget

Short-Term Incentives	At-Risk	Encourage achievement of company’s primary business goals

Plan utilizes non-GAAP financial goals as well as an assessment of individual performance against strategic objectives:

— Net revenues

— Income before taxes

— Operating margin

— Return on assets

— Strategic and leadership goals

Long-Term Incentives	At-Risk	Align NEO interests with stockholders

Long-term incentive annual awards are granted in the form of:

— Performance shares and performance vested restricted stock units (80% of NEO’s LTI award)

— Non-qualified stock options (20% of NEO’s LTI award)

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INFORMATION CONCERNING DIRECTOR NOMINEES

What am I voting on and how should I vote?	You are being asked to elect four Class III directors at the Annual Meeting. The board of directors therefore recommends you vote “FOR” each of the nominees set forth below.

The board of directors consists of three classes currently comprised of four directors in Class I, four directors in Class II, and four directors in Class III. Directors of one class are elected each year for a term of three years. The Class III directors are presented for re-election to hold office until the expiration of their term at the 2024 annual meeting of stockholders and until their successors are elected and qualified or until their earlier death or resignation. All of the nominees are currently serving as directors.

Directors are elected by stockholders if a majority of the votes cast are “for” a director’s re-election at the Annual Meeting, excluding abstentions and broker non-votes. For more information on the director majority vote standard, see AbbVie’s By-Laws as listed as an exhibit to AbbVie’s 2020 Annual Report on Form 10-K.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Nominees (Class III)

Roxanne S. Austin Director Since: 2013 Age: 60 Committees: Audit and Compensation Primary Occupation: President, Austin Investment Advisors

Business Experience:

Ms. Austin is president of Austin Investment Advisors, a private investment and consulting firm, and chairs the U.S. Mid-market Investment Advisory Committee of EQT Partners. Previously, Ms. Austin also served as the president and chief executive officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin served as president and chief operating officer of DIRECTV, Inc. Ms. Austin also served as executive vice president and chief financial officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Ms. Austin is also a director of Abbott Laboratories, Crowdstrike, Inc., Teledyne Technologies, Inc., and Verizon Communications Inc. Ms. Austin has notified Teledyne of her intent to resign from its Board of Directors at the company’s next annual meeting of stockholders, currently planned for April 2021. Ms. Austin also served as a director of Telefonaktiebolaget LM Ericsson from 2008 to 2016.

Key Contributions to the Board:

•    Through her extensive management and operating roles, including her financial roles, Ms. Austin contributes significant oversight and leadership experience to the board, including financial expertise and knowledge of financial statements, corporate finance, and accounting matters.

Richard A. Gonzalez Director Since: 2013 Age: 67 Primary Occupation: Chairman of the Board and Chief Executive Officer, AbbVie Inc.

Business Experience:

Mr. Gonzalez is the chairman and chief executive officer of AbbVie. He served as Abbott’s executive vice president of the pharmaceutical products group from July 2010 to December 2012, and was responsible for Abbott’s worldwide pharmaceutical business, including commercial operations, research and development, and manufacturing. He also served as president, Abbott Ventures Inc., Abbott’s medical technology investment arm, from 2009 to 2011. Mr. Gonzalez joined Abbott in 1977 and held various management positions before briefly retiring in 2007, including: Abbott’s president and chief operating officer; president, chief operating officer of Abbott’s Medical Products Group; senior vice president and president of Abbott’s former Hospital Products Division; vice president and president of Abbott’s Health Systems Division; and divisional vice president and general manager for Abbott’s Diagnostics Operations in the United States and Canada.

Key Contributions to the Board:

•    As a result of his service as Abbott’s executive vice president, Pharmaceutical Products Group, his previous service as Abbott’s president and chief operating officer and his more than 30-year career at Abbott, Mr. Gonzalez has developed valuable business, management, and leadership experience, as well as extensive knowledge of AbbVie and its global operations.

•    Mr. Gonzalez’s experience and knowledge enable him to contribute to AbbVie’s board key insights into strategic, management, and operational matters.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Rebecca B. Roberts Director Since: 2018 Age: 68 Committees: Nominations & Governance and Public Policy Primary Occupation: Retired President of Chevron Pipe Line Company

Business Experience:

Ms. Roberts served as president of Chevron Pipe Line Company from 2006 until her retirement in 2011. She previously served as the president of Chevron Global Power Generation from 2003 to 2006, in addition to various technical and management positions during her thirty-six year career with Chevron. Ms. Roberts began her career as a chemist and research scientist. Ms. Roberts currently serves on the board of directors at Black Hills Corporation and MSA Safety Incorporated. Ms. Roberts served as a director of Enbridge, Inc. from 2015 to 2018.

Key Contributions to the Board:

•    Ms. Roberts brings management, operational, safety, and strategy development expertise with a scientific background and extensive global experience at Chevron.

•    She provides an informed perspective to the board on regulatory and operational matters faced by a complex international company.

Glenn F. Tilton

Director Since: 2013

Age: 72

Committees: Audit, Compensation, Nominations & Governance, and Public Policy

Primary Occupation: Retired Chairman and Chief Executive Officer of the UAL Corporation

Lead Independent Director

Business Experience:

Mr. Tilton was chairman of the Midwest for JPMorgan Chase & Co. from 2011 until his retirement in 2014. From October 2010 to December 2012, Mr. Tilton also served as the non-executive chairman of the board of United Continental Holdings, Inc. From September 2002 to October 2010, he served as chairman, president and chief executive officer of UAL Corporation, and chairman and chief executive officer of United Air Lines, Inc., its wholly owned subsidiary. Prior to becoming the vice chairman of Chevron Texaco following the merger of Texaco Inc. and Chevron Corp., Mr. Tilton enjoyed a 30-year multi-disciplinary career with Texaco Inc., culminating in his election as chairman and chief executive officer. Mr. Tilton is also a director of Abbott Laboratories and Phillips 66. Mr. Tilton also served on the board of directors of Lincoln National Corporation from 2002 to 2007, of TXU Corporation from 2005 to 2007, of Corning Incorporated from 2010 to 2012, and of United Continental Holdings, Inc. from 2010 to 2012.

Key Contributions to the Board:

•    As chairman of the Midwest for JPMorgan Chase & Co. and having previously served as non-executive chairman of the board of United Continental Holdings, Inc., and chairman, president, and chief executive officer of UAL Corporation and United Air Lines, vice chairman of Chevron Texaco and as interim chairman of Dynegy, Inc., Mr. Tilton acquired strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as expertise in finance and capital markets matters.

•    His experience as non-executive chairman of the board of United Continental Holdings, Inc. also enhances his contributions as AbbVie’s lead independent director.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Class I – Directors whose terms expire in 2022

William H.L. Burnside Director Since: 2013 Age: 69 Committees: Audit and Nominations & Governance Primary Occupation: Retired Senior Vice President and Director at The Boston Consulting Group

Business Experience:

Mr. Burnside is a retired senior vice president and director at The Boston Consulting Group (BCG), where he currently serves as an advisor. Prior to becoming managing partner of BCG’s Los Angeles office in 1987, he worked in BCG’s London and Chicago offices, servicing clients in telecommunications, media, defense, financial services, and manufacturing.

Key Contributions to the Board:

●    Through his experience with The Boston Consulting Group, Mr. Burnside contributes knowledge and understanding of corporate finance and capital markets matters to the board, as well as global and domestic strategic advisory experience across a broad base of industries.

2016 50 Executive Vice President and Chief Administrative Officer, United Airlines Holdings, Inc.
Thomas C. Freyman Director Since: 2020 Age: 66 Committees: Compensation Primary Occupation: Retired Executive Vice President, Finance and Administration, Abbott Laboratories

Business Experience:

Mr. Freyman served as a director at Allergan from 2018 to 2020, when AbbVie acquired Allergan plc. Mr. Freyman previously served as executive vice president, finance and administration at Abbott Laboratories from 2015 until his retirement in 2017. He previously served at Abbott as chief financial officer and executive vice president, finance and was first appointed chief financial officer and senior vice president, finance in 2001. He also serves as a director of Tenneco Inc. and Hanger, Inc.

Key Contributions to the Board:

•    Mr. Freyman’s extensive experience as a leader in the healthcare industry, knowledge of the Allergan businesses, and expertise in complex accounting and financial issues provides the board with significant global industry experience, continuity in oversight of the Allergan businesses, and finance and risk expertise.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Brett J. Hart Director Since: 2016 Age: 51 Committees: Nominations & Governance and Public Policy Primary Occupation: President, United Airlines Holdings, Inc.

Business Experience:

Mr. Hart is the president of United Airlines Holdings, Inc. (UAL) and United Airlines, Inc. He served as executive vice president and chief administrative officer between March 2019 and May 2020, executive vice president, chief administrative officer and general counsel between May 2017 and March 2019, and as executive vice president and general counsel between February 2012 and May 2017. Mr. Hart also served as acting chief executive officer of UAL and United Airlines, Inc. from October 2015 to March 2016. From December 2010 to February 2012, he served as senior vice president, general counsel and secretary of UAL, United and Continental. From June 2009 to December 2010, Mr. Hart served as executive vice president, general counsel and corporate secretary at Sara Lee Corporation.

Key Contributions to the Board:

•    As president and as executive vice president and general counsel for two large public companies with international operations and having served as an acting CEO, Mr. Hart contributes operational and strategic acumen with expertise in risk management, legal strategic matters, government and regulatory affairs, customer and external facing matters, corporate governance, and compliance.

Edward J. Rapp Director Since: 2013 Age: 63 Committees: Audit and Nominations & Governance Primary Occupation: Retired Group President for Resource Industries of Caterpillar Inc.

Business Experience:

Mr. Rapp served as the Caterpillar Inc. group president for resource industries from 2014 until his retirement in mid-2016. He previously served at Caterpillar as group president based in Singapore in 2013 and 2014 and as the chief financial officer from 2010 to 2013, and he was named a group president in 2007. He is currently a member of the University of Missouri College of Business Advisory Board. Mr. Rapp previously served as a director of FM Global.

Key Contributions to the Board:

•    As a result of his tenure as group president and chief financial officer at Caterpillar Inc., Mr. Rapp has acquired management, operational, and financial expertise with extensive global experience and provides the board with an informed perspective on financial and operational matters faced by a complex international company.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Class II—Directors whose terms expire in 2023

Robert J. Alpern, M.D.

Director Since: 2013

Age: 70

Committees: Nominations & Governance and Public Policy

Primary Occupation: Ensign Professor of Medicine, Professor of Internal Medicine, and Former Dean of Yale School of Medicine

Business Experience:

Dr. Alpern has served as the Ensign Professor of Medicine and Professor of Internal Medicine at Yale School of Medicine since June 2004. He served as Dean of Yale School of Medicine from June 2004 to January 2020. From July 1998 to May 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. Dr. Alpern served on the board of Yale-New Haven Hospital from October 2005 to January 2020. Dr. Alpern also serves as a director of Abbott Laboratories and Tricida, Inc.

Key Contributions to the Board:

•    Through his position as Ensign Professor of Medicine, Professor of Internal Medicine, as well as his previous service as Dean of Yale School of Medicine, Dean of The University of Texas Southwestern Medical Center, and on the board of Yale-New Haven Hospital, Dr. Alpern contributes valuable insights to the board through his medical and scientific expertise and his knowledge of the health care environment and the scientific nature of AbbVie’s key research and development initiatives.

Edward M. Liddy Director Since: 2013 Age: 75 Committees: Compensation and Public Policy Primary Occupation: Retired Chairman & CEO, The Allstate Corporation

Business Experience:

Mr. Liddy served as a partner in the private equity investment firm Clayton, Dubilier & Rice, LLC from January 2010 to December 2015. At the request of the Secretary of the U.S. Department of the Treasury, Mr. Liddy served as interim chairman and chief executive officer of American International Group, Inc. (AIG), a global insurance and financial services holding company, from September 2008 to August 2009. From January 1999 to April 2008, Mr. Liddy served as chairman of the board of The Allstate Corporation (insurance). He served as chief executive officer of Allstate from January 1999 to December 2006, president from January 1995 to May 2005, and chief operating officer from August 1994 to January 1999. Mr. Liddy currently serves on the board of directors of Abbott Laboratories. Mr. Liddy also served as a director at 3M Company from 2000 to 2020 and The Boeing Company from 2010 to 2020.

Key Contributions to the Board:

•    Mr. Liddy’s executive leadership at Allstate and AIG and his board service at several Fortune 100 companies enable him to provide our board with valuable insights on corporate strategy, risk management, corporate governance, and other issues facing large, global enterprises.

•    Additionally, as a former chief financial officer, audit committee chair at Goldman Sachs and 3M, and a private equity firm partner, Mr. Liddy provides our board with significant knowledge and understanding of corporate finance, capital markets, financial reporting, and accounting matters.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Melody B. Meyer Director Since: 2017 Age: 63 Committees: Audit and Public Policy Primary Occupation: Retired President, Chevron Asia Pacific Exploration and Production

Business Experience:

Ms. Meyer is president of Melody Meyer Energy, LLC, a private consulting firm, a position she has held since June 2016. From March 2011 to April 2016, Ms. Meyer served as the president of Chevron Asia Pacific Exploration and Production Company. She previously served as president of Chevron Energy Technology Company from 2008 to 2011, in addition to various other roles over her thirty-seven year career at Chevron. Ms. Meyer is also a director at bp p.I.c. and NOV, Inc.

Key Contributions to the Board:

•    As a result of her tenure at Chevron, Ms. Meyer has acquired operational, management, strategic planning, and financial expertise with extensive global experience and provides an informed perspective to the board on financial and operational matters faced by a complex international company.

Frederick H. Waddell

Director Since: 2013

Age: 67

Committees: Audit and Compensation

Primary Occupation: Former Chairman of the Board and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company

Business Experience:

Mr. Waddell served as chairman of the board of Northern Trust Corporation and The Northern Trust Company from November 2009 until his retirement in January 2019. He previously served as chief executive officer from 2008 through 2017, as president from 2006 to 2011 and again from October to December 2016, and chief operating officer from 2006 to 2008. Mr. Waddell is also a director of International Business Machines Corporation.

Key Contributions to the Board:

•    As former chairman and chief executive officer of Northern Trust Corporation and The Northern Trust Company, Mr. Waddell contributes broad financial services experience with a strong record of leadership in a highly regulated industry.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

The board of directors held seven meetings in 2020. The average attendance of all incumbent directors at board and committee meetings in 2020 was ninety-eight percent, and each director attended at least seventy-five percent of the total number of board meetings and meetings of the committees of which he or she served. AbbVie encourages its board members to attend the annual stockholder meeting. All of AbbVie’s directors attended the 2020 annual stockholder meeting.

The board has determined that each of the following individuals is independent in accordance with the New York Stock Exchange (NYSE) listing standards: Dr. Alpern, Ms. Austin, Mr. Burnside, Mr. Freyman, Mr. Hart, Mr. Liddy, Ms. Meyer, Mr. Rapp, Ms. Roberts, Mr. Tilton, and Mr. Waddell. To determine independence, the board applied the AbbVie Inc. director independence guidelines. The board also considered whether a director has any other material relationships with AbbVie or its subsidiaries and concluded that none of these directors had a relationship that impaired the director’s independence. This included consideration of the fact that some of the directors are officers or serve on boards of companies or entities to which AbbVie sold products or made contributions or from which AbbVie purchased products and services during the year. This also included consideration of the fact that some of the directors serve on the board of Abbott Laboratories (Abbott), AbbVie’s former parent. In making its determination, the board relied on both information provided by the directors and information developed internally by AbbVie.

The board has risk oversight responsibility for AbbVie and administers this responsibility both directly and with assistance from its committees. The board reviews enterprise risks and discusses them with our senior management on a regular basis. AbbVie’s risk management program focuses on issues relevant to AbbVie’s business, reputation, and strategy, including but not limited to pipeline advancement, healthcare industry dynamics such as pricing and patient access, manufacturing, regulatory and compliance matters, and others. The board and its committees regularly review environmental, social, and governance (ESG) topics that are material to AbbVie. For more details about committee responsibilities and oversight, please see the committee discussion on pages 24-26.

The board oversees AbbVie’s culture, employee engagement, and overall management of human capital. This oversight ensures that AbbVie is attracting, developing, and retaining best in class employees dedicated to making a remarkable impact on patients’ lives around the world.

In 2020, the board spent a significant amount of time overseeing the company’s response to the COVID-19 pandemic, including the impact on AbbVie’s employees and the availability of resources to support employees’ health and well-being. The board also reviewed the pandemic’s impact on pipeline and marketed products, as well as overall company strategy. Finally, the board oversaw AbbVie’s efforts to contribute to the fight against COVID-19, via product and financial donations as well as research and development programs designed to develop treatments.

Over the past year, the board has also prioritized oversight of AbbVie’s response to the U.S. racial justice movement, including overseeing internal programs designed to ensure that AbbVie is attracting, retaining, and developing diverse talent. The board also reviewed AbbVie’s efforts to drive racial justice externally, including the commitment of $55 million in charitable donations to promote health and education equity in underserved Black communities and to address issues in our criminal justice system.

The board has determined that the current leadership structure, in which the offices of chairman of the board and chief executive officer are held by one individual with a board appointed lead independent director, ensures the appropriate level of oversight, independence, and responsibility is applied to all board decisions, including risk oversight, and is in the best interests of AbbVie and its stockholders. The lead independent director is chosen by and from the independent members of the board of directors.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Lead Independent Director has robust and well-defined responsibilities that provide our board with significant leadership and oversight:

✓   leads the CEO succession planning process

✓   facilitates communication with the board and presides over regularly conducted executive sessions of the independent directors or sessions where the chairman of the board is not present

✓   reviews and approves matters, such as schedule sufficiency, and, where appropriate, information provided to other board members

✓   serves as the liaison between the chairman of the board and the independent directors

✓   has the authority to call meetings of the independent directors

✓   leads the board’s evaluation of the CEO

✓   leads the annual board and committee evaluation process, including discussing evaluations with each director individually

✓   reviews and guides agenda items for board meetings

✓   encourages effective director participation by fostering an environment of open dialogue and constructive feedback among independent directors

✓   involved in selection and interviewing of new board members

✓   if requested by major stockholders, ensures that he or she is available for consultation and direct communication as needed

✓   if required, represents independent board members externally

✓   performs such other duties as the board may determine from time to time

All directors are encouraged to, and in fact do, consult with the chairman on each of the above topics, as well. The lead director, and each of the other directors, communicates regularly with the chairman of the board and chief executive officer regarding appropriate agenda topics and other board related matters.

AbbVie directors have backgrounds that when combined provide a portfolio of experience and knowledge that serve AbbVie’s governance and strategic needs. Director nominees are considered based on a range of criteria including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship, and ability to commit sufficient time and attention to the activities of the board. They must have demonstrated experience and ability that is relevant to the board’s oversight role with respect to AbbVie’s business and affairs. They must also be able and willing to represent the stockholders’ economic interests and satisfy their fiduciary duties to stockholders without conflicts of interest. For more details on director qualifications, please see Exhibit A to AbbVie’s Governance Guidelines.

Each year, the board and its committees conduct detailed self-evaluations covering topics such as board and committee leadership structure, composition and effectiveness, quality of board and committee materials and discussions, priority agenda items, schedule sufficiency, and board processes. To ensure candid feedback, the evaluations are anonymous. The full board, led by the lead independent director, discusses the evaluation reports to determine what, if any, actions or improvements should be undertaken in the near-term and long-term. The board, committee, and CEO evaluations are discussed in executive session to allow for additional candid discussion. In 2020, AbbVie engaged an independent firm to review the board and committee self-evaluation materials, in order to ensure the self-evaluation process reflects current best practices.

Each director’s biography includes the particular experience and qualifications that led the board to conclude that the director should serve on the board. The directors’ biographies are in the section of this proxy statement captioned “Information Concerning Director Nominees.”

The following table highlights our directors’ skills and experience. The skills identified below are considered by the nominations and governance committee to be the most relevant to the board’s oversight role with respect to AbbVie’s business and affairs and to drive our culture of innovation and responsibility. The specific importance of each skill also is noted.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Such skills include, among others:

Healthcare Industry	Relevant to an industry understanding and review of our business and strategy for continued innovation.
Leadership	For a board that can successfully advise and oversee the company’s business performance and represent stockholders’ interests.
Global Business and Strategy	For oversight of a complex global organization like AbbVie to successfully advise and oversee the strategic development and direction of the company.
Corporate Governance and Public Company Board	Ensuring directors have the background and knowledge to perform oversight and governance roles.
Finance or Accounting	Enabling our directors to analyze our financial statements, oversee our capital structure, and consider financial transactions.
Government Relations and Regulatory	For an understanding of the complex regulatory and governmental environment in which our business operates.

	ALPERN	AUSTIN	BURNSIDE	FREYMAN	GONZALEZ	HART	LIDDY	MEYER	RAPP	ROBERTS	TILTON	WADDELL
Healthcare Industry	●	●		●	●		●				●
Leadership	●	●	●	●	●	●	●	●	●	●	●	●
Global Business & Strategy	●	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance & Public Company Board	●	●	●	●	●	●	●	●	●	●	●	●
Finance or Accounting		●	●	●	●		●	●	●		●	●
Government Relations & Regulatory	●	●	●	●	●	●	●	●	●	●	●	●

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Diversity

AbbVie is committed to diversity in its workforce and on its board of directors. AbbVie serves patients in over 175 countries and across many different diseases. A diverse workforce and a diverse board are critical to bringing innovative new medicines to patients and to meeting their unique needs. In particular, diverse perspectives strengthen the oversight of AbbVie’s business.

42% women or ethnically diverse board members

Diversity, including diversity of race, ethnicity, gender, and age, is an integral factor in identifying prospective directors. In the process of identifying nominees to serve as a member of the board of directors, the nominations and governance committee considers the existing board’s diversity and assesses the effectiveness of the recruitment process in achieving a diverse board. More details about our workforce diversity efforts are available in the ‘‘Corporate Responsibility Highlights’’ section of this proxy statement.

Committees of the Board of Directors

Audit Committee

Members	Key Characteristics and Responsibilities	Meetings in 2020: 6
R. Austin (Chair) W. Burnside M. Meyer E. Rapp G. Tilton F. Waddell

✓   The audit committee is governed by a written charter. The charter sets forth the purposes of the audit committee, identifies qualifications required for the audit committee members, and describes the committee’s authority and responsibilities.

✓   The audit committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie’s accounting and financial reporting practices and the audit process, the quality and integrity of AbbVie’s financial statements, including a review of significant accounting policies, the independent auditors’ qualifications, independence, and performance, the performance of AbbVie’s internal audit function and internal auditors, certain areas of legal and regulatory compliance, and enterprise risk management. The audit committee is directly responsible for the appointment, fees, retention, and oversight of the work of AbbVie’s independent auditors.

✓   Each of the members of the audit committee is financially literate, as required of audit committee members by the NYSE, and the independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

✓   The board of directors has determined that Ms. Austin, the committee’s chairperson, is an ‘‘audit committee financial expert.’’

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Compensation Committee

Members	Key Characteristics and Responsibilities	Meetings in 2020: 3
R. Austin T. Freyman E. Liddy (Chair) G. Tilton F. Waddell

✓   The compensation committee is governed by a written charter.

✓   This committee assists the board of directors in carrying out the board’s responsibilities relating to the compensation of AbbVie’s executive officers and directors. The compensation committee annually reviews the compensation paid to the directors and gives its recommendations to the full board regarding both the amount of director compensation that should be paid and the allocation of that compensation between equity-based awards and cash.

✓   In recommending director compensation, the compensation committee takes into account director fees paid by companies in AbbVie’s Health Care Peer Group and reviews any arrangement that could be viewed as indirect director compensation. The processes and procedures used for the consideration and determination of executive compensation are described in the ‘‘Compensation Discussion and Analysis’’ section of this proxy statement.

✓   The committee also reviews, approves, and administers the incentive compensation plans in which the AbbVie executive officers participate and all of AbbVie’s equity-based plans. It may delegate the responsibility to administer and make grants under these plans to management, except to the extent that such delegation would be inconsistent with applicable law or regulations or with the listing rules of the New York Stock Exchange.

✓   The compensation committee has the sole authority, under its charter, to select, retain and/or terminate independent advisors who may assist the committee in carrying out its responsibilities.

✓   The compensation committee reviews and discusses with management and its independent compensation advisor potential risks associated with AbbVie’s compensation policies and practices as discussed in the ‘‘Compensation Risk Assessment’’ section of this proxy statement. Each member of the committee qualifies as a ‘‘non-employee director’’ for purposes of Rule 16b-3 under the Exchange Act and as an ‘‘outside director’’ for purposes of Internal Revenue Code Section 162(m).

The committee has engaged Compensation Advisory Partners (CAP) as its independent compensation consultant. The independent compensation consultant provides counsel and advice to the committee on executive and non-employee director compensation matters. CAP, and its principal, report directly to the chair of the committee. The principal meets regularly, and as needed, with the committee in executive sessions, and has direct access to the committee chair during and between meetings. The committee determines what variables it will instruct CAP to consider, including: peer groups against which performance and pay should be examined, metrics to be used in incentive plans to assess AbbVie’s performance, competitive short- and long-term incentive practices in the marketplace, and compensation levels relative to market benchmarks. The committee negotiates and approves all fees paid to CAP for these services. AbbVie did not engage CAP to perform any other services during 2020.

Based on an assessment of internally developed information and information provided by CAP, the committee has determined that its independent compensation advisor does not have a conflict of interest. A copy of the compensation committee report is included in the ‘‘Compensation Committee Report’’ section of this proxy statement.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Nominations and Governance Committee

Members	Key Characteristics and Responsibilities	Meetings in 2020: 4
R. Alpern W. Burnside B. Hart E. Rapp (Chair) R. Roberts G. Tilton

✓   The nominations and governance committee is governed by a written charter.

✓   This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of stockholders, recommends to the board the persons to be elected as executive officers of AbbVie, recommends to the board the corporate governance guidelines applicable to AbbVie, oversees the evaluation of the board and management, and serves in an advisory capacity to the board and the chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of AbbVie, and the conduct of board activities.

✓   The process used by this committee to identify a nominee to serve as a member of the board of directors depends on the qualities being sought, as described on pages 22-23.

✓   From time to time, AbbVie engages an executive search firm to assist the committee in identifying individuals qualified to be board members.

Public Policy Committee

Members	Key Characteristics and Responsibilities	Meetings in 2020: 3
R. Alpern B. Hart (Chair) E. Liddy M. Meyer R. Roberts G. Tilton

✓   The public policy committee is governed by a written charter.

✓   This committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie’s public policy, certain areas of legal and regulatory compliance, governmental affairs, healthcare compliance, and social responsibility and environmental matters that affect or could affect AbbVie.

✓   Other topics within the committee’s purview include but are not limited to ethics and compliance matters, government and regulatory trends relevant to AbbVie’s business, political contributions, and corporate philanthropy.

Executive Committee

The executive committee members are Mr. Gonzalez, chair, Ms. Austin, Mr. Hart, Mr. Liddy, Mr. Rapp, and Mr. Tilton. This committee may exercise all of the authority of the board in the management of AbbVie, except for matters expressly reserved by law for board action.

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COMMUNICATING WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with the board of directors by writing a letter to the chairman of the board, to the lead director, or to the independent directors c/o AbbVie Inc., 1 North Waukegan Road, AP34, North Chicago, Illinois 60064, Attention: corporate secretary. The corporate secretary regularly forwards to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to AbbVie’s business. In addition, directors regularly receive a log of all correspondence received by the company that is addressed to a member of the board and may request any correspondence on that log.

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DIRECTOR COMPENSATION

AbbVie employees are not compensated for serving on the board or board committees. AbbVie’s non-employee directors are compensated for their service under the AbbVie Non-Employee Directors’ Fee Plan and the AbbVie 2013 Incentive Stock Program. As described in “Committees of the Board of Directors—Compensation Committee,” director compensation is reviewed annually by the compensation committee with the independent compensation consultant, including a review of director compensation against AbbVie’s Health Care Peer Group, and a recommendation is then provided to the full board.

The following table sets forth the non-employee directors’ 2020 compensation.

				Change in
				Pension Value
				and
				Nonqualified
	Fees	Restricted		Deferred
	Earned or	Stock Unit	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
R. Alpern	112,917	194,934	0	44,483	25,000	377,334
R. Austin	137,917	194,934	0	0	25,000	357,851
W. Burnside	118,917	194,934	0	0	25,000	338,851
T. Freyman	67,083	194,934	0	0	0	262,017
B. Hart	132,917	194,934	0	0	25,000	352,851
E. Liddy	132,917	194,934	0	0	0	327,851
M. Meyer	118,917	194,934	0	0	25,000	338,851
E. Rapp	138,917	194,934	0	0	26,321	360,172
R. Roberts	112,917	194,934	0	0	25,000	332,851
G. Tilton	168,917	194,934	0	0	30,699	394,550
F. Waddell	118,917	194,934	0	0	26,319	340,170

(1)	Under the Non-Employee Directors’ Fee Plan as in effect during 2020, non-employee directors earned $115,000 per year for service as a director and $20,000 per year for service as a chair of a board committee, other than the chair of the audit committee. The chair of the audit committee received $25,000 per year for service as chair of that committee and the other members of the audit committee received $500 for each month of service as a committee member. The lead director received $50,000 in 2020 for service in that role. The non-employee director and committee fees are earned monthly for each calendar month or portion thereof that the director holds the position, excluding the month in which the director is first elected to the position.

Fees earned under the AbbVie Non-Employee Directors’ Fee Plan are, at the director’s election, paid in cash, delivered in the form of vested non-qualified stock options (based on an independent appraisal of their fair value), deferred until retirement (as an unfunded AbbVie obligation), or paid currently into an individual grantor trust established by an eligible director. The distribution of deferred fees and amounts held in a director’s grantor trust generally commences at the later of when the director reaches age 65 or upon retirement from the board of directors. Fees deposited in a trust may be credited to a stock equivalent account that earns the same return as if the fees were invested in AbbVie stock or to a guaranteed interest account. If necessary, AbbVie contributes funds to a director’s trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the market value of the related AbbVie common stock at year end.

(2)	The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards granted during 2020, determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. AbbVie determines the grant date fair value of the awards by multiplying the number of units granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date.

In addition to the fees described in footnote (1), each non-employee director elected to or serving on the board of directors on the day of the 2020 annual stockholder meeting received under the AbbVie 2013

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DIRECTOR COMPENSATION

Incentive Stock Program vested restricted stock units with a target grant date value of $195,000. In 2020, this equated to 2,333 restricted stock units (after rounding the award down to the nearest whole unit), with a reportable value of $194,934. The non-employee directors receive cash payments equal to the dividends paid on the shares covered by the units at the same rate as other stockholders, but do not otherwise have access to the restricted stock units during their board service. Upon termination or retirement from the board, death, or a change in control of the company, a non-employee director will receive one common share for each restricted stock unit outstanding under the Incentive Stock Program.

The following AbbVie restricted stock units were outstanding as of December 31, 2020: R. Alpern, 28,440; R. Austin, 36,103; W. Burnside, 19,881; B. Hart, 12,395; T. Freyman, 2,333; E. Liddy, 23,867; M. Meyer, 9,421; E. Rapp, 19,881; R. Roberts, 6,651; G. Tilton, 32,087; and F. Waddell, 19,881. These numbers include, where applicable, AbbVie restricted stock units issued with respect to Abbott Laboratories restricted stock units outstanding when AbbVie separated from Abbott on January 1, 2013.

(3)	No AbbVie stock options were outstanding as of December 31, 2020.
(4)	The totals in this column include reportable interest credited under the AbbVie Non-Employee Directors’ Fee Plan during 2020.
(5)	Charitable contributions made by AbbVie’s non-employee directors are eligible for a matching contribution (up to $25,000 annually). For 2020 contributions, the AbbVie Foundation made charitable matching contributions on behalf of the following AbbVie directors: R. Alpern, $25,000; R. Austin, $25,000; W. Burnside, $25,000; B. Hart, $25,000; M. Meyer, $25,000; E. Rapp, $25,000; R. Roberts, $25,000; G. Tilton, $25,000; and F. Waddell, $25,000. This column also includes reimbursement for certain taxes.

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SECURITIES OWNERSHIP

Securities Ownership of Executive Officers and Directors

The table below reflects the number of shares of AbbVie common stock beneficially owned as of January 31, 2021, by each director and director nominee, the chief executive officer, the chief financial officer, and the three other most highly paid executive officers (NEOs), and by all directors and executive officers of AbbVie as a group. It also reflects the number of stock equivalent units and restricted stock units held by non-employee directors under the AbbVie Non-Employee Directors’ Fee Plan.

		Stock Options	Stock
	Shares	Exercisable	Equivalent
	Beneficially	within 60 days	Units
Name	Owned(1)(2)(3)	of January 31, 2020
R. Gonzalez	315,815	678,291	0
R. Alpern	28,440	0	7,602
R. Austin	119,447	0	0
W. Burnside	19,881	0	0
T. Freyman	123,674	0	0
B. Hart	12,395	0	0
E. Liddy	25,002	0	27,440
M. Meyer	9,421	0	0
E. Rapp	35,870	0	19,289
R. Roberts	6,651	0	0
G. Tilton	44,837	0	33,651
F. Waddell	21,881	0	0
R. Michael	20,270	65,935	0
L. Schumacher	177,541	373,300	0
C. Alban	155,341	445,047	0
M. Severino	67,281	460,189	0
All directors and executive officers as a group(4)	1,522,722	4,444,067	87,982

(1)	The table includes shares held in the executive officers’ accounts in the AbbVie Savings Plan as follows: all executive officers as a group, 5,057. Each executive officer has shared voting power and sole investment power with respect to the shares held in his or her account.
(2)	The table includes restricted stock units held by the non-employee directors. The directors’ units are payable in stock as described in footnote (2) to the Director Compensation table.
(3)	The table includes shared voting and/or investment power over shares as follows: R. Gonzalez, 28,415; T. Freyman, 4,000; G. Tilton, 350; C. Alban, 40,442; and all directors and executive officers as a group, 142,616.
(4)	The directors and executive officers as a group own less than one percent of the outstanding shares of AbbVie.

Securities Ownership of Principal Stockholders

The table below reports the number of shares of AbbVie common stock beneficially owned as of December 31, 2020 by The Vanguard Group and BlackRock, Inc. (directly or through subsidiaries), respectively, the only persons known to AbbVie to own beneficially more than 5% of AbbVie’s outstanding common stock. It is based on information contained in Schedules 13G filed with the Securities and Exchange Commission by The Vanguard Group on February 10, 2021 and by BlackRock, Inc. on January 29, 2021. The Vanguard Group reported that it had sole voting power with respect to 0 shares, shared voting power with respect to 3,048,712 shares, sole dispositive power with respect to 134,585,241 shares and shared dispositive power with respect to 7,977,833 shares. BlackRock, Inc. reported that it had sole voting power with respect to 107,834,642 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 124,423,484 shares and shared dispositive power with respect to 0 shares.

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SECURITIES OWNERSHIP

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
The Vanguard Group	142,563,074	8.08%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	124,423,484	7.0%
55 East 52nd Street
New York, NY 10055

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the pay philosophy established for AbbVie’s named executive officers (NEOs), the design of our compensation programs, the process used to examine performance in the context of executive pay decisions, and the performance goals and results for each NEO:

RICHARD A. GONZALEZ Chairman of the Board of Directors and Chief Executive Officer	ROBERT A. MICHAEL Executive Vice President, Chief Financial Officer	LAURA J. SCHUMACHER Vice Chairman, External Affairs and Chief Legal Officer	CARLOS ALBAN Vice Chairman, Chief Commercial Officer	MICHAEL E. SEVERINO Vice Chairman and President

Although we describe our programs in the context of the NEOs, it is important to note that our programs generally have broad eligibility and therefore in most cases apply to employee populations outside the NEO group as well. The content of this section is organized according to the following.

EXECUTIVE SUMMARY	33	COMPENSATION PLAN ELEMENTS	44
Unique Events In 2020	33	Base Salary	44
Compensation Philosophy	33	Short-Term Incentives	44
Business Overview	34	Long-Term Incentives	47
Business Performance Highlights	35	Benefits	48
Components of our Compensation Program	39	Employment Agreements	49
2020 Performance Results	39	Excise Tax Gross-Ups	49
Stockholder Engagement	41	Change in Control Agreements	49
Compensation Program Governance Summary	42

EXECUTIVE COMPENSATION PROCESS	43	OTHER MATTERS	50
Commitment to Performance-Based Awards	43	Stock Ownership Guidelines	50
Committee Process for Setting Total Compensation	43	Clawback Policy	50
Compensation Benchmarking	43	Anti-Hedging and Anti-Pledging Policies	50
Role of the Compensation Consultant	43
Compensation Risk Oversight	44

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EXECUTIVE COMPENSATION

Executive Summary

UNIQUE EVENTS IN 2020

Throughout this CD&A you will see references to our successful completion of the acquisition of Allergan plc on May 8, 2020 and subsequent integration. Adjusting for Allergan’s accretive impact on our business results caused us to revise our full year financial plan and, accordingly, our goals were increased to become more challenging in both our short-term and long-term incentive plans.

This year we also faced the unprecedented challenge of COVID-19. Despite the uncertainty of a fast-developing global pandemic, our strong culture and operating principles allowed us to respond quickly and effectively. Our response to COVID-19 took many forms, some of which are highlighted here:

●	No workforce reductions and no salary reductions associated with COVID-19
●	No compensation discretion was used in 2020 to account for COVID-19
●	Placing our patients first by ensuring no disruption to supply chains or access to key medicines
●	Prioritizing the wellbeing of our workforce with onsite testing and safety protocols to protect onsite employees, as well as supporting remote work arrangements
●	Goals were adjusted to be more challenging, not less challenging
●	$35 million in charitable donations directed toward COVID-19 relief efforts

During 2020, AbbVie also intensified its efforts to drive meaningful change on equity, equality, diversity, and inclusion (EED&I), as well as racial justice. For example, we committed $55 million in charitable donations to support health and education opportunity in underserved Black communities and to address issues in our criminal justice system.

For more information about AbbVie’s leadership through 2020, COVID-19, racial equity, and other areas of corporate responsibility, see “Our Corporate Responsibility 2020 Highlights”.

COMPENSATION PHILOSOPHY

We believe that a well-designed compensation program should:

1	Align executive interests with the drivers of stockholder returns and profitable growth	2	Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives	3	Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

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EXECUTIVE COMPENSATION

WHAT WE DO	WHAT WE DO NOT DO

✓

We balance short- and long-term strategic objectives and directly link compensation to stockholder value.

✓

We tie more than three-fourths of our NEO compensation to performance.

✓

We complete an annual review to ensure pay is equitable across genders and ethnicities among U.S. employees.

✓

We have broad discretion to claw back incentive awards in the unlikely event of a restatement of earnings or material breach of the AbbVie Code of Business Conduct.

✓

We engage annually with our largest stockholders to gather feedback on our policies and practices.

✓

We have robust stock ownership guidelines and prohibit the selling of shares unless ownership guidelines have been met.

X

We do not have employment agreements with any of our NEOs.

X

We do not provide excise tax gross-ups on NEO compensation.

X

NEOs are prohibited from entering or engaging in the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold.

X

We do not include pay design features that may have the potential to encourage excessive risk-taking.

X

We do not pay dividends on unearned performance shares.

X

We do not have single trigger change in control.

BUSINESS OVERVIEW

On May 8, 2020, AbbVie completed the acquisition of Allergan plc (Allergan). The acquisition of Allergan creates a diversified biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions in key therapeutic areas of immunology, hematologic oncology, aesthetics, neuroscience, eye care, and women's health. AbbVie also has a pipeline of promising new medicines in clinical development across such important medical specialties as immunology, oncology, and neuroscience.

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EXECUTIVE COMPENSATION

BUSINESS PERFORMANCE HIGHLIGHTS

AbbVie has delivered robust financial results since our launch in 2013

Adjusted Net Revenues	TSR	Revenues in 2020
13.6%	334.1%	~$11BN
compound annual growth rate*	8 year total stockholder return	from products launched since inception (excludes Allergan portfolio)

Market Capitalization Increase	Quarterly Dividend Increase	Adjusted Diluted EPS
$135BN	225%	18.9%
added significant stockholder value	raised to $1.30 per share from $0.40 per share at inception	compound annual growth rate*

1,170 bps	90+

The measures set forth in this table were calculated as of 12/31/2020.

*  Net revenues, diluted earnings per share and operating margin are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

operating margin expansion, adjusted*	active clinical development programs

AbbVie has delivered a strong compound annual growth rate (CAGR) since inception on adjusted net revenues and adjusted diluted earnings per share (EPS), placing AbbVie in the top tier of its Health Care Peer Group. Additionally, AbbVie is committed to a robust return of capital to stockholders with an increase of 225% in its quarterly dividend since 2013 as part of a balanced and disciplined capital allocation program. AbbVie’s total stockholder return (TSR) since inception of 334.1% also places AbbVie at the top of its Health Care Peer Group, and more than 124 percentage points above the Standard & Poor’s 500 Index and more than 199 percentage points above the NYSE Arca Pharmaceutical Index over the same time period.

	Adjusted Net Revenues*	Adjusted EPS*
($BN)

*Net revenues and diluted earnings per share are adjusted for specified items, including the impact of intangible asset amortization, and are non-GAAP measures, which are reconciled in Appendix B.

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EXECUTIVE COMPENSATION

NET REVENUES

AbbVie reported worldwide net revenues of $45.8 billion in 2020. Worldwide net revenues increased by 38% on a reported basis and on a constant currency basis, which included $10.3 billion of contributed revenues from the Allergan acquisition, growth in the immunology portfolio from Skyrizi, Rinvoq and the continued strength of Humira in the U.S., as well as revenue growth from Imbruvica and Venclexta.

BUSINESS DEVELOPMENT

AbbVie acquired Allergan creating a more diversified biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions in key therapeutic areas of immunology, hematologic oncology, aesthetics, neuroscience, eye care, and women's health.

AbbVie also entered into collaboration agreements with Genmab to research, develop and commercialize investigational bispecific antibody therapeutics for the treatment of cancer, as well as I-Mab Biopharma for the development and commercialization of lemzoparlimab for the treatment of multiple cancers.

GROSS AND OPERATING MARGINS

In 2020, AbbVie reported a gross margin of 66.4% on a GAAP basis or 82.1% of net revenues on an adjusted basis.

AbbVie’s operating margin was 24.8% on a GAAP basis or 48.0% of net revenues on an adjusted basis. The adjusted operating margin reflects an improvement of 70 basis points versus 2019.

EARNINGS PER SHARE

For 2020, AbbVie reported full-year diluted EPS of $2.72 on a GAAP basis and adjusted diluted EPS of $10.56, up 18.1%.

For 2021, AbbVie provided a diluted EPS guidance range of $6.69 to $6.89 on a GAAP basis and $12.32 to $12.52 on an adjusted basis. The midpoint of the 2021 adjusted guidance represents growth of 17.6% over 2020, reflecting strong operating dynamics in the underlying business.

REGULATORY MILESTONES

AbbVie also achieved a number of regulatory milestones in markets worldwide for several key products, including regulatory approvals for Imbruvica in combination with rituximab for the treatment of previously untreated patients with chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL), full approval of Venclexta in combination with azacitidine or decitabine or low-dose cytarabine in newly diagnosed acute myeloid leukemia patients ineligible for intensive chemotherapy, Oriahnn for the management of heavy menstrual bleeding due to uterine fibroids in pre-menopausal women, and Juvederm Voluma XC for the augmentation of the chin region to improve the chin profile in adults over the age of 21.

AbbVie also submitted regulatory applications for Rinvoq in three additional indications including for the treatment of adult patients with active psoriatic arthritis (PsA), for the treatment of adult patients with active ankylosing spondylitis (AS), and for the treatment of adults and adolescents with moderate to severe atopic dermatitis (AD).

PIPELINE DEVELOPMENT

With more than 50 programs in mid- and late-stage development, AbbVie made significant pipeline advancements in 2020. The company initiated several important Phase 3 programs including studies for Skyrizi in ulcerative colitis, Venclexta in myelodysplatic syndrome (MDS) and navitoclax in myelofibrosis. AbbVie also reported positive data from Phase 3 studies in other areas of the pipeline including atogepant for migraine prevention and AGN-190584, an investigational ophthalmic solution, for the treatment of presbyopia.

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EXECUTIVE COMPENSATION

Performance Relative to Peer Group

AbbVie is in the top tier of its peers on several financial measures. The chart below outlines AbbVie’s seven-year performance relative to its Health Care Peer Group.

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EXECUTIVE COMPENSATION

TOTAL STOCKHOLDER RETURN (TSR)

Since becoming a public company in 2013, AbbVie has delivered a total stockholder return of 334.1%, which places AbbVie at the top of its Health Care Peers and surpasses the cumulative total returns of the Standard & Poor’s 500 Index and the NYSE Arca Pharmaceutical Index, as shown in the graph below. The graph covers the period from January 2, 2013 (the first day AbbVie’s common stock began “regular-way” trading on the NYSE) through December 31, 2020. The graph assumes $100 was invested in AbbVie common stock and each index on January 2, 2013 and also assumes the reinvestment of dividends. The stock price performance in the following graph is not necessarily indicative of future stock price performance.

Comparison of Cumulative Total Return since AbbVie’s Launch

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EXECUTIVE COMPENSATION

COMPONENTS OF OUR COMPENSATION PROGRAM

The compensation committee of the board oversees our executive compensation program, which includes several compensation elements that have each been tailored to incentivize and reward specific aspects of company performance the board believes are central to delivering long-term stockholder value. Key components of our compensation program are listed below.

Base Salary

Designed to be competitive with market and industry norms, and to reflect individual performance

Individual salaries are established relative to market median based on each NEO’s individual performance, skills, and experience, and internal equity, as well as the company’s annual operating budget

Short-Term
Incentives

Performance Incentive Plan (PIP)

Based on non-GAAP performance measures such as:

— Net revenues

— Income before taxes

— Operating margin

— Return on assets

— Strategic and leadership goals

Long-Term Incentives 80% Performance shares and performance-vested restricted stock units 20% Non-qualified stock options	Our Compensation Philosophy
Align executive interests with the drivers of stockholder returns and profitable growth
Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives
Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

The compensation committee is dedicated to ensuring that a substantial portion of executive compensation is “at-risk” and variable. Generally, more than three-fourths of our NEOs’ total direct compensation is variable and directly affected by both the company’s and the NEO’s performance.

The committee believes the use of non-GAAP metrics to measure company performance for incentive plan purposes is appropriate. The use of certain non-GAAP metrics aligns NEOs to performance objectives that are commonly used to evaluate the performance of the company, provide accountability, and avoid inappropriate windfalls or penalties due to factors outside of their control. Importantly, both the goals and the financial performance are presented on a consistent non-GAAP basis.

2020 PERFORMANCE RESULTS

The performance targets established under our annual and long-term incentive plans are rigorous and calibrated to a range of potential outcomes, with above target payouts for strong performance and below target payouts (including no payout) for below target performance. Targets are based on expected business, market and regulatory conditions, including expectations for our pipeline. The financial goals shown in the following table were carried by all of the NEOs as part of their 2020 performance goals. The specific weightings for each NEO are established at the start of each performance year based on the NEO’s role and anticipated contributions to the company’s annual objectives. Financial goals are set rigorously; achievement of these targets has resulted in top-tier industry performance.

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EXECUTIVE COMPENSATION

Financial Goals

					2020 Target vs.			2020 Actual vs.
Goal and Expected Result(1)	2019 Actual		2020 Target		2019 Actual	2020 Actual		2020 Target
A. Non‑GAAP Net Revenues	$33.3 BN	(2)	$45.5 BN		137%	$45.5 BN	(2)	100%
B. Non‑GAAP Income Before Taxes	$14.7 BN	(2)	$19.5 BN		133%	$20.1 BN	(2)	103%
C. Adjusted Return on Assets	30.5%		20.7	% (3)	N/A (3)	22.1%		107%
D. Non‑GAAP Operating Margin	$15.8 BN	(2)	$22.1 BN		140%	$22.1 BN	(2)	100%

(1)	Results achieved reflect certain specified items, which are reconciled in Appendix B. Following the acquisition of Allergan, which closed on May 8, 2020, 2020 target performance goals were increased to become more challenging.
(2)	Evaluated on a constant currency basis.
(3)	Target was increased to account for the accretive impact of the acquisition of Allergan, but also reflects a larger asset base due to Allergan.

The committee reviews and ensures all goals are appropriately rigorous and in line with the long-term success of the company. Each NEO achieved or exceeded his or her 2020 goals, which are listed below:

●	Richard A. Gonzalez: Drive top-tier business performance; execute key strategic initiatives to drive sustainable long-term business performance; deliver value to our stockholders, building investor confidence and credibility; successfully advance mid- and late-stage pipeline assets; continue to drive employee engagement and motivation around AbbVie’s mission and future prospects; and advance our transformation to a biopharmaceutical culture.
●	Robert A. Michael: Achieve proprietary pharmaceutical pipeline enhancement objectives; and provide support on corporate strategic initiatives and build shareholder value through investor activities.
●	Laura J. Schumacher: Successfully continue to develop and implement strategies to effectively resolve key litigation matters; achieve proprietary pharmaceutical pipeline enhancement objectives; execute biologics strategic development initiatives; and support research and development initiatives per company strategy.
●	Carlos Alban: Achieve key product milestones; and successfully adapt and execute market strategies relative to external considerations.
●	Michael E. Severino: Achieve key research and development milestones per company strategy; and achieve proprietary pipeline enhancement objectives.

In 2020, our NEOs continued to take a formal goal aligned to protecting AbbVie’s reputation as a top employer and ensuring its long-term sustainability by driving the company’s culture in a manner consistent with our Principles.

Key achievements included, for example:

●	Donated $35 million to help support underserved communities and health care systems working to address the impact of the COVID-19 global pandemic.
●	In 2019, we adopted a five-year Equity, Equality, Diversity & Inclusion (EED&I) roadmap that defines key global focus areas, objectives and associated initiatives, and includes implementation plans organized by business function and geography. AbbVie’s senior leaders have adopted formal goals aligned with executing this strategy.
●	Appointed two additional senior level positions, including our Chief Equity Officer, to drive change and awareness company-wide and taking deliberate steps to ensure we lead by example in promoting racial equity.
●	Committed $55 million in charitable donations to support health and education opportunity in underserved Black communities and to address issues in our criminal justice system.

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EXECUTIVE COMPENSATION

●	We continued to make progress against our 2025 environmental targets. Since 2015, we have reduced our absolute carbon dioxide emissions (scope 1 and 2) by more than 20%, on track to meet our 2025 target of 25%. We increased the percentage of purchased electricity that is from renewable sources to more than 25%, also on track to meet our 2025 target of 50%.
●	Continued to be named to prestigious “top employer” lists, including DiversityInc. “Top 50 Companies for Diversity,” Fortune’s “100 Best Companies to Work For,” Great Place to Work’s “World’s Best Workplaces,” Human Rights Campaign’s “Corporate Equality Index,” and Working Mother’s “100 Best Companies.”
●	For more information about AbbVie’s leadership through 2020, COVID-19, racial equity, and other areas of corporate responsibility, see “Our Corporate Responsibility 2020 Highlights”.

STOCKHOLDER ENGAGEMENT

2020 Say on Pay Results

At our 2020 Annual Meeting, the say on pay proposal received support from nearly 94% of our stockholders. The board and compensation committee are encouraged by the continued, consistent stockholder support for our executive compensation program.

94% Say on Pay Results

AbbVie is committed to regular, ongoing engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation program and incorporate that feedback into the compensation decision-making process. To that end, in 2020 AbbVie reached out to stockholders holding over 40% of the company’s outstanding shares.

In these discussions, the aggregate feedback acknowledged the alignment of our executives’ pay with AbbVie’s performance and expressed support for our compensation program, consistent with the level of stockholder support for our say on pay proposals since inception. The feedback informs the compensation committee’s continuous assessment of the program design and ongoing discussions with stockholders, which contribute to the evolution of the programs.

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EXECUTIVE COMPENSATION

COMPENSATION PROGRAM GOVERNANCE SUMMARY

In addition to strong alignment of pay with the performance of the company and our NEOs, we maintain and are committed to good governance practices, including the following:

● ● ●
Good Governance Practices
Balanced Incentive Plan Design
✓
Annual incentive plan includes financial, operational, and strategic metrics to assess performance
✓
Annual incentive payout matrix used to define and cap the range for the committee’s determinations (at or below the plan maximum of 200% of target)
✓
Long-term incentive design emphasizing multiple, relative performance metrics and multi-year performance periods
✓
No duplication of performance metrics in short- and long-term incentives

Pay Equity and Sustainability	✓ Equitable pay across genders and ethnicities ✓ Incorporation of reputation and sustainability into the strategic/leadership goals within the annual incentive plan
Strong Governance Practices
✓
Committee has broad discretion to claw back incentive awards in the unlikely event of a restatement of earnings or material breach of the AbbVie Code of Business Conduct
✓
Anti-hedging and anti-pledging policies
✓
Annual comprehensive compensation program risk review
✓
Independent compensation consultant that performs no other work for the company

Pay for Performance and Stockholder Alignment	✓ Short- and long-term incentive programs closely align with performance ✓ Majority of NEO compensation tied to long-term performance ✓ Proactive stockholder engagement process
Robust Stock Ownership Requirements	✓ 6x salary for CEO and 3x salary for NEOs ✓ 5x annual fees for non-employee directors ✓ NEOs must hold and not sell equity until the minimum stock ownership requirement is satisfied
Responsible Pay Practices
✓
No single trigger vesting of equity or other benefits in the event of a change in control
✓
No repricing of stock options without express stockholder approval
✓
No tax gross-ups in executive compensation program
✓
No employment contracts
✓
No guaranteed short-term incentives or equity awards
✓
No dividends paid on unearned performance awards

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EXECUTIVE COMPENSATION

Executive Compensation Process

COMMITMENT TO PERFORMANCE-BASED AWARDS

The majority of AbbVie’s NEO pay is performance-based. Specific goals and targets are the foundation of our pay-for-performance process, and this section describes how they apply to each pay component. Though quantitative metrics such as financial and operational results are a central part of our performance assessment, some goals such as leadership and progress against strategic and long-term objectives are difficult to measure using numeric or formulaic criteria. As such, the compensation committee also conducts a qualitative assessment of individual performance to ensure the overall assessment of performance and pay decisions are aligned with the company’s true performance over a period of time. A discussion of the decision-making criteria for each pay component follows.

COMMITTEE PROCESS FOR SETTING TOTAL COMPENSATION

Each February, the committee, with the assistance of its independent compensation consultant and AbbVie’s management team, determines pay levels for NEOs. The process starts with a consideration of compensation levels and the mix of compensation for comparable executives at companies in AbbVie’s Health Care Peer Group, which are listed below in the section captioned “Compensation Benchmarking.” After this benchmark review, the committee establishes NEO compensation—base salary adjustments, annual incentive awards, and long-term incentive awards—relative to the peer median in each instance. Awards can be differentiated from the peer compensation levels based on company performance, each NEO’s individual performance, leadership, and contributions to AbbVie’s business and strategic performance.

COMPENSATION BENCHMARKING

To provide the appropriate context for executive pay decisions, the committee, in consultation with its independent compensation consultant, assesses the compensation practices and pay levels of AbbVie’s Health Care Peer Group. The committee chooses to focus on the Health Care Peer Group because its constituents share important characteristics with AbbVie, particularly the global emphasis on research-based pharmaceuticals and biopharmaceutical therapies and the regulatory environment within which they operate. Members of the Health Care Peer Group are AbbVie’s primary competitors for executive talent and are companies the committee believes chiefly represent our competitive market:

Health Care Peer Group
Amgen, Inc.
Bristol-Myers Squibb Company
Eli Lilly and Company
Gilead Sciences, Inc.
GlaxoSmithKline plc
Johnson & Johnson
Merck & Company, Inc.
Novartis AG
Pfizer Inc.

ROLE OF THE COMPENSATION CONSULTANT

The compensation committee has engaged Compensation Advisory Partners as its independent compensation consultant. The committee’s independent consultant reports directly to the chair of the committee. The consultant meets regularly, and as needed, with the committee in executive sessions, has direct access to the chair during and between meetings, and performs no other services for AbbVie or its senior executives. The committee determines what variables it will instruct its consultant to consider, which include: peer groups against which performance and pay should be examined, metrics to be used to assess AbbVie’s performance, competitive incentive practices in the marketplace, and compensation levels relative to market benchmarks.

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EXECUTIVE COMPENSATION

COMPENSATION RISK OVERSIGHT

The company has established, and the compensation committee endorses, several controls to address and mitigate compensation-related risk, such as employing a diverse set of performance metrics, maintaining robust stock ownership guidelines for its executives and non-employee directors, and retaining broad discretion to recover incentive awards in the unlikely event that incentive plan award decisions are based on earnings that are subsequently restated or based on misconduct that would constitute a material breach of the AbbVie Code of Business Conduct. The committee, in collaboration with its independent compensation consultant, identified no material risks in AbbVie’s compensation programs in 2020.

When considering compensation-related risk, the committee is aware of certain risks associated with drug pricing decisions. The Committee weighs these, as well as other risks material to the company, when designing AbbVie’s compensation programs. In addition, the committee, comprised entirely of independent directors, has discretion to adjust incentive payments, if needed, including to reflect decisions executives make that may impact AbbVie’s reputation and long-term sustainability.

Compensation Plan Elements

Three primary components make up AbbVie’s executive pay program: (1) base salary, (2) short-term incentives and (3) long-term incentives. The structure of each component is tailored to serve a specific function and purpose.

CEO Pay Mix	All Other NEO Average Pay Mix

BASE SALARY

The compensation committee sets appropriate levels of base salary to ensure that AbbVie can attract and retain a leadership team that will continue to meet our commitments to customers and patients and sustain long-term profitable growth for our stockholders. Generally, the committee considers the median of the Health Care Peer Group as an initial benchmark, but also references additional information as needed. Specific pay rates are then established for each NEO relative to his or her market benchmark based on the NEO’s performance, experience, unique skills, internal equity with others at AbbVie, and the company’s operating budget.

SHORT-TERM INCENTIVES

Performance Incentive Plan

Annual cash incentives are paid to NEOs through AbbVie’s Performance Incentive Plan (PIP), which rewards executives for achieving key financial and non-financial goals measured at the company and individual levels. AbbVie’s PIP structure is designed to align NEOs’ interests directly with AbbVie’s annual operating strategies to advance our mission, financial goals, and leadership behaviors. In doing so, it provides a direct link between the NEOs’ short-term incentives and the company’s and the NEOs’ annual performance results through measurable financial and operational performance followed by qualitative assessments of clearly defined strategic progress and leadership behaviors.

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EXECUTIVE COMPENSATION

NEO target incentive amounts are set as a percentage of base salary. For the 2020 performance year, Mr. Gonzalez’s target was increased to 165% of base salary. The targets for the other NEOs range from 110% to 125% of base salary. The maximum potential payout under the PIP is capped at 200% of target for all participants.

Determining actual incentive amounts is a multi-step process. First, an initial performance score is calculated for each NEO based on performance against weighted financial and strategic/leadership goals. This performance score results in a preliminary award amount of up to 100% of target only. Final awards are determined by the compensation committee based on a qualitative assessment of holistic performance. A formal payout matrix based on net revenues and income before taxes guides the committee by capping the range of final awards at or below the plan maximum of 200% of target. This process is more fully described below:

Illustration of 2020 Incentive Calculation

Target Award	x	Performance Score	=	Preliminary Award	→	Final Committee Decision	=	Final Award

Plan Governance:				Maximum 100% of Target per plan design		2020 Performance results: Capped at 175% of Target per payout matrix (below 200% plan maximum)

Initial Performance Score

Initial performance scores are calculated for each NEO based on performance against weighted financial and strategic/leadership goals. The goals and their respective weightings are summarized in the chart below. The specific goals and weightings for each NEO (including the CEO) are established at the start of each performance year based on the NEO’s role and anticipated contributions to the company’s annual objectives.

		Net Revenues,
	Income	Operating Margin,
	Before	and Return on	R&D/	Business	Reputation/	Allergan
	Taxes	Assets	Innovation	Development	Sustainability	Integration	Other
Richard A. Gonzalez	20%	50%	10%		10%	10%
Robert A. Michael	20%	60%			10%	10%
Laura J. Schumacher	20%	20%	10%	10%	10%	10%	20%
Carlos Alban	20%	50%			10%	10%	10%
Michael E. Severino	20%	20%	30%	10%	10%	10%

Assessments of performance against financial results consider the effect of foreign exchange and other specified adjustments and/or unusual or unpredictable events, and the appropriateness of these adjustments is reviewed annually by the committee. In 2020, specified adjustments included intangible asset amortization, acquisition and integration-related costs, milestones and other research and development expenses, acquired in process research and development, change in fair value of contingent consideration, tax audit settlements, impacts related to tax law changes, and other items, as described in Appendix B.

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EXECUTIVE COMPENSATION

Annual Incentive Payout Matrix and Final Committee Decisions

The annual incentive payout matrix establishes a potential range of final incentive outcomes based on net revenues and operating margin performance. For 2020, actual net revenue performance was 100% compared to target, while actual income before taxes was 103% compared to target. As a result of this performance, the annual incentive payout matrix capped the annual incentives at 175% of target, below the plan maximum of 200% of target.

Annual Incentive				2020 Target vs.			2020 Actual vs.
Payout Matrix(1)	2019 Actual		2020 Target	2019 Actual	2020 Actual		2020 Target
Non‑GAAP Net Revenues	$33.3 BN	(2)	$45.5 BN	137%	$45.5 BN	(2)	100%
Non‑GAAP Income Before Taxes	$14.7 BN	(2)	$19.5 BN	133%	$20.1 BN	(2)	103%
			2020 Payout		Capped at 175% of target
			Matrix Result		(below 200% plan maximum)

(1)	Results achieved reflect certain specified items, which are reconciled in Appendix B. Following the acquisition of Allergan, which closed on May 8, 2020, 2020 target performance goals were increased to become more challenging.
(2)	Evaluated on a constant currency basis.

Final awards are determined by the compensation committee based on a qualitative assessment of holistic performance. While the committee relies heavily on objective, quantitative metrics to determine PIP awards, this qualitative element ensures the review is comprehensive and includes all individual, strategic, and leadership goals for which assessment is not dictated solely by numeric or formulaic applications. Moreover, while each participant has predetermined goals, the committee also considers relative achievements and/or developments in the company, the marketplace, and the global economy that could not have been foreseen when individual goals were established.

			Actual Award
	Target	Actual Award	as a % of
	Award	Paid	Target
Richard A. Gonzalez	$2,805,000	$4,908,750	175%
Robert A. Michael	1,210,000	2,110,000	174%
Laura J. Schumacher	1,464,000	2,550,000	174%
Carlos Alban	1,464,000	2,475,000	169%
Michael E. Severino	1,724,000	2,700,000	157%

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EXECUTIVE COMPENSATION

LONG-TERM INCENTIVES

The LTI program design aligns AbbVie’s long-term incentive compensation with key operational and financial initiatives, including sustained EPS growth and generation of superior investment returns relative to peers. In 2020, NEOs received annual grant LTI awards with the following characteristics:

Long-Term Incentive Program

Award Type	Metric	Performance Period
40% Performance Shares	EPS 3‑Year Relative TSR Modifier	3 Years
40% Performance‑Vested Restricted Stock	Relative Return on Invested Capital	3 Years
20% Non‑Qualified Stock Options	Stock Price Appreciation	10‑year term
●	Performance Shares (40% of total LTI award)—These awards have the potential to vest at 0% to 250% of target after a three-year performance period and are earned based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends on performance shares accrue during the performance period and are paid at vesting only to the extent that shares are earned.
●	Performance-Vested Restricted Stock (40% of total LTI award)—These awards have the potential to vest at 0% to 200% of target in one-third increments during a three-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned.
●	Non-Qualified Stock Options (20% of total LTI award)—These awards have the potential to vest in one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with the company. The option exercise price is set at or above fair market value on the grant date. To the extent that the options vest, the award expires ten years after the grant date.

Performance Share and Performance-Vested Restricted Stock Performance Targets and Results

Performance targets and results associated with the 2020 annual grant awards of performance shares and performance-vested restricted stock are shown below. Total stockholder return results are in progress; these results and their impact on final payout will be disclosed following the completion of the three-year performance period. Beginning with performance-vested restricted stock awards made in 2020, we replaced the relative return on equity (ROE) metric with a relative ROIC metric in order to place more emphasis on debt management and debt reduction, particularly in the context of the Allergan acquisition. We continue to proactively monitor the effectiveness of our incentive design and look for ways to further align with the strategic direction of the company and the interests of stockholders.

Performance Objective	Threshold	Target	Maximum	Result	Impact on Payout
Adjusted Diluted EPS(1)	$10.23	$10.28	$10.48	$10.56	200%
Relative TSR	Relative TSR is measured over a 3‑year performance period and used as a modifier
Relative ROIC (2020 Award)	40th ‑ 50th percentile	50th ‑ 65th percentile	>85th percentile	76th percentile	175%
Relative ROE (2018 & 2019 Award)	50th ‑ 75th percentile	75th ‑ 90th percentile	>90th percentile	>90th percentile	150%

(1)	Diluted earnings per share is adjusted to exclude certain specified items and is a non-GAAP measure, which is reconciled in Appendix B. Following the acquisition of Allergan, which closed on May 8, 2020, the performance range targets were increased to become more challenging.

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EXECUTIVE COMPENSATION

AbbVie granted performance shares in 2018 that were subject to a 3-year performance cycle that ended December 31, 2020. The table below describes the performance objectives, outcomes, and shares earned.

Performance					Performance
Objective	Threshold	Target	Maximum	Actual	Modifier
Relative TSR	15 pts below index	Equal to index performance	15 pts above index	12.4 pts below index	85%

AbbVie’s policy with respect to its annual equity award for all eligible employees, including the NEOs, is to grant the award and set the grant price at the compensation committee’s regularly scheduled February meeting each year.

These meeting dates generally are the third Thursday of February and are scheduled two years in advance. The grant price is the average of the highest and lowest trading prices of a common share on the date of the grant (rounded up to the next even penny). The grant price for the 2020 annual grant was $93.50. The high, low and closing prices of an AbbVie common share on the grant date (February 20, 2020) were $94.39, $92.59, and $94.23 respectively. All LTI awards are subject to a minimum vesting period of 12 months.

BENEFITS

Benefits are an important part of retention and capital preservation for all employees, helping to protect against the impact of unexpected catastrophic loss of health and/or earnings potential, as well as providing a means to save and accumulate for retirement or other post-employment needs.

Each of the benefits described below supports the company’s objective of providing a market competitive total rewards program. Individual benefits do not directly affect decisions regarding other benefits or pay components, except to the extent that all benefits and pay components must, in aggregate, be competitive, as previously discussed.

Retirement Benefits

The NEOs and other eligible U.S. employees participate in the AbbVie Pension Plan, the company’s principal qualified defined benefit plan. NEOs and certain other employees also participate in the AbbVie Supplemental Pension Plan. These plans are described in greater detail in the section of this proxy statement captioned “Pension Benefits.”

The Supplemental Pension Plan is a non-qualified defined benefit plan that cannot be secured in a manner similar to a qualified plan, for which assets are held in trust, so eligible NEOs receive an annual cash payment equal to the increase in the present value of their Supplemental Pension Plan benefit. Eligible NEOs have the option of depositing the annual payment into an individually established grantor trust, net of tax withholdings. Deposited amounts may be credited with the difference between the NEO’s actual annual trust earnings and the rate used to calculate trust funding (currently 8 percent). Amounts deposited in the individual trusts are not tax-deferred and the NEOs personally pay the taxes on those amounts without gross-ups.

The manner in which the grantor trust assets are to be distributed to an NEO upon retirement from the company generally follows the distribution method elected by the NEO under the AbbVie Pension Plan. If an NEO (or the NEO’s surviving spouse, depending on the pension distribution method elected by the NEO under the AbbVie Pension Plan) lives beyond the actuarial life expectancy age used to determine the Supplemental Pension Plan benefit, and therefore exhausts the trust balance, the Supplemental Pension Plan benefit will be paid to the NEO (or his or her surviving spouse) by AbbVie.

Savings Plans

The NEOs and other eligible U.S. employees are permitted to defer a portion of their annual base salary under the AbbVie Savings Plan, the company’s principal qualified defined contribution plan, up to the IRS contribution limits. Eligible NEOs also may defer up to 18 percent of their base salary, less contributions to the AbbVie

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Savings Plan, to the AbbVie Supplemental Savings Plan, which is a non-qualified defined contribution plan. Eligible NEOs may defer these amounts to unfunded book accounts or choose to have the amounts paid in cash on a current basis and deposited into individually established grantor trusts, net of tax withholdings. These amounts are credited annually with earnings. Amounts deposited in the individual trusts are not tax-deferred and the NEOs personally pay the taxes on those amounts without gross-ups.

NEOs elect the manner in which the assets held in their grantor trusts will be distributed to them upon retirement or other separation from the company. These arrangements are described in greater detail in this proxy statement beginning with the section captioned “Summary Compensation Table.”

Financial Planning

NEOs are paid an annual stipend of $10,000 for estate planning advice, tax preparation and general financial planning fees. The stipend is income to the NEO, who is responsible for payment of all resulting taxes without gross-ups.

Company-Provided Transportation

NEOs are eligible for transportation perquisites that are designed to improve the effectiveness and efficiency of their work, including the use of a company-leased vehicle and access to company-provided air travel, as appropriate. In some circumstances, these benefits may be used for personal travel, which would then be considered part of the NEO’s total compensation and treated as taxable income to them under applicable tax laws. The NEOs pay the taxes on such income without gross-ups.

Disability Benefits

In addition to AbbVie’s standard disability benefits, NEOs are eligible for a monthly long-term disability benefit, which is described on page 64 of this proxy statement.

EMPLOYMENT AGREEMENTS

AbbVie does not have employment agreements with any of its NEOs.

EXCISE TAX GROSS-UPS

AbbVie does not provide excise tax gross-ups on NEO compensation.

CHANGE IN CONTROL AGREEMENTS

AbbVie has entered into change in control agreements with its NEOs to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the company, and to protect the earned benefits of the NEOs against potential adverse changes resulting from a change in control.

The change in control agreements contain a double-trigger feature, meaning that if the NEO’s employment is terminated other than for cause or permanent disability, or if the NEO elects to terminate employment for good reason, within two years following a change in control, he or she is entitled to receive certain pay and benefits as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control.”

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EXECUTIVE COMPENSATION

Other Matters

STOCK OWNERSHIP GUIDELINES

AbbVie’s stock ownership guidelines are designed to further promote sustained stockholder return and to ensure the company’s senior executives remain focused on both short- and long-term objectives. Each senior executive has five years from the date of election or appointment to his or her position to achieve the ownership level associated with his or her position. NEOs are not allowed to sell stock, except for tax withholding at vesting or exercise, if they do not satisfy the minimum stock ownership requirement. The minimum stock ownership guidelines for the CEO and other NEOs are as follows:

Executive	Stock Ownership Requirement	Requirement Met?
Richard A. Gonzalez	6x Base Salary	Yes
Robert A. Michael	3x Base Salary	Yes
Laura J. Schumacher	3x Base Salary	Yes
Carlos Alban	3x Base Salary	Yes
Michael E. Severino	3x Base Salary	Yes

In addition, AbbVie’s non-employee directors are required to own AbbVie stock valued at five times (5x) the annual fee for service as a director under the AbbVie Non-Employee Directors’ Fee Plan within five years of joining the board or as soon as practicable thereafter.

CLAWBACK POLICY

The committee does not anticipate there would ever be circumstances where a restatement of earnings upon which any incentive plan award decisions were based would occur or circumstances where an executive officer engages in misconduct that would constitute a material breach of the AbbVie Code of Business Conduct. Nevertheless, the committee, in evaluating such circumstances, has broad discretion to take all actions necessary to protect the interests of stockholders, up to and including actions to recover incentive awards. Further, the company is committed to disclosing in its annual proxy statement the occurrence of any recoupment regarding an executive officer when the underlying violation has already been publicly disclosed in company filings with the SEC. For more details, AbbVie’s Code of Business Conduct is available in the corporate governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

AbbVie has a formal policy that prohibits directors and officers subject to Section 16 of the Exchange Act, including all of the NEOs, from entering into or engaging in the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold. AbbVie also has a formal policy that prohibits directors and officers subject to Section 16 of the Exchange Act, including all of the NEOs, from pledging AbbVie common stock as collateral for a loan.

In addition, the AbbVie Incentive Stock Program provides that no long-term incentive award may be assigned, alienated, sold or transferred other than by will or by the laws of descent and distribution or as permitted by the compensation committee for estate planning purposes, and no award and no right under any award may be pledged, alienated, attached or otherwise encumbered. All members of senior management, including the company’s NEOs and certain other employees, are required to clear any transaction involving company stock with the Legal department prior to entering into such transaction.

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Compensation Committee Report

The compensation committee of the board of directors is primarily responsible for reviewing, approving and overseeing AbbVie’s compensation plans and practices, and works with management and the committee’s independent compensation consultant to establish AbbVie’s executive compensation philosophy and programs. The committee reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

E. Liddy, Chairman, R. Austin, T. Freyman, G. Tilton, and F. Waddell

Compensation Risk Assessment

During 2020, in collaboration with the compensation committee’s independent compensation consultant, AbbVie conducted an in-depth risk assessment of its compensation policies and practices, including those related to executive compensation programs for NEOs. The risk assessment included a quantitative and qualitative analysis of AbbVie’s executive compensation programs and broader employee incentive compensation plans. AbbVie also considered how these programs compare, from a design perspective, to programs maintained by other companies. Based on this assessment, it was determined that AbbVie’s executive compensation programs are balanced and appropriately incent employees, and any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on AbbVie. The following factors were among those considered in making this determination:

●	Annually, AbbVie completes a review to ensure pay is equitable across genders and ethnicities among U.S. employees.
●	AbbVie’s compensation structure contributes to a corporate culture that encourages our NEOs to regard AbbVie as a long-term employer. For example, equity awards vest over multi-year periods, which encourages NEOs to consider the long-term impact of their decisions and align their interests with those of AbbVie’s stockholders.
●	AbbVie’s annual incentive program is based on multiple performance measures, balancing earnings achievement with other factors. Since earnings are a key component of stock price performance, this aspect of AbbVie’s compensation plan also promotes alignment with stockholder interests.
●	AbbVie does not include certain pay design features that may have the potential to encourage excessive risk-taking, such as: over-weighting toward annual incentives, highly leveraged payout curves, unreasonable thresholds or dramatic changes in payout opportunity at certain performance levels that may encourage inappropriate short-term business decisions to meet payout thresholds. In addition, a limit of 200% of target applies to any awards made under the NEO short-term incentive plan.
●	AbbVie’s long-term incentive program focuses NEOs on longer-term operating performance and aligns NEOs with stockholder interests through the use of multi-year performance periods and multiple performance measures, including relative total stockholder return. In 2020, AbbVie’s NEOs received roughly two-thirds of their total direct compensation in the form of long-term incentives (20% of which are stock options that may vest over a three-year period and 80% of which are performance-based awards that may vest over a three-year performance period).
●	AbbVie makes equity awards and sets grant prices at the same time each year, at the compensation committee’s regularly scheduled meeting in February. In addition, AbbVie does not award discounted stock options or immediately vesting equity awards.
●	AbbVie has robust stock ownership guidelines for its senior executives, which promotes alignment with stockholder interests, and other good governance equity practices such as anti-hedging and anti-pledging policies.
●	AbbVie’s compensation committee has the ability to exercise downward discretion in determining annual incentive plan payouts.

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EXECUTIVE COMPENSATION

●	AbbVie’s compensation committee has broad discretion to claw back incentive compensation that was awarded based on financials that were later restated or based on a material breach of the AbbVie Code of Business Conduct.
●	AbbVie requires mandatory training on its code of conduct and policies and procedures to educate its employees on appropriate behaviors and the consequences of taking inappropriate actions.

The risk assessment results were presented to the compensation committee by its independent compensation consultant.

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Summary Compensation Table

This section contains compensation information for AbbVie’s NEOs for the fiscal year ended December 31, 2020. The following table summarizes compensation awarded to, earned by and/or paid to AbbVie’s NEOs in connection with their service to AbbVie during 2020, 2019 and 2018, as applicable. The section of this proxy statement captioned “Compensation Plan Elements” describes in greater detail the information reported in this table.

							Change
							in Pension
							Value and
							Non‑qualified
						Non‑Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)(5)	($)(6)	($)
Richard A. Gonzalez	2020	$1,688,462	0	11,644,996	2,781,662	4,908,750	2,224,135	759,586	$24,007,591
Chairman of the Board and	2019	1,650,000	0	8,887,088	2,246,253	4,335,000	3,366,720	1,125,537	21,610,598
Chief Executive Officer	2018	1,650,000	0	11,509,090	2,760,764	3,898,125	463,205	1,002,403	21,283,587
Robert A. Michael	2020	1,065,385	0	5,406,515	1,291,477	2,110,000	3,571,858	49,394	13,494,629
Executive Vice President,	2019	906,865	0	2,704,766	683,643	1,800,000	2,622,108	55,471	8,772,853
Chief Financial Officer	2018	553,654	0	724,041	173,724	950,000	679,532	37,937	3,118,888
Laura J. Schumacher	2020	1,211,808	0	5,822,401	1,390,831	2,550,000	5,716,702	434,534	17,126,276
Vice Chairman, External Affairs	2019	1,176,538	0	3,400,155	859,429	2,400,000	6,579,440	727,225	15,142,787
and Chief Legal Officer	2018	1,043,582	0	4,134,594	991,720	1,954,549	2,739,969	518,745	11,383,159
Carlos Alban	2020	1,211,808	0	5,822,401	1,390,831	2,475,000	5,629,242	324,644	16,853,926
Vice Chairman,	2019	1,176,538	0	3,091,161	781,305	2,400,000	6,456,803	500,283	14,406,090
Chief Commercial Officer	2018	1,016,526	0	4,005,388	961,216	1,836,219	821,930	341,800	8,983,079
Michael E. Severino	2020	1,369,923	0	5,822,401	1,390,831	2,700,000	1,910,985	216,918	13,411,058
Vice Chairman and President	2019	1,330,000	0	3,199,248	808,642	2,400,000	1,525,091	245,467	9,508,448
	2018	1,100,605	0	4,176,037	1,002,105	1,818,200	359,057	151,355	8,607,359

(1)	In accordance with Securities and Exchange Commission (SEC) rules, the amounts in this column represent the aggregate grant date fair value of the awards determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. AbbVie generally determines the grant date fair value of stock awards by multiplying the number of shares granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date. The grant date fair value of performance shares with a TSR market condition are determined using the Monte Carlo simulation model.
(2)	In accordance with SEC rules, the amounts in this column represent the aggregate grant date fair value of the awards determined in accordance with FASB ASC Topic 718. These amounts were determined as of the option grant date using a Black-Scholes stock option valuation model. These amounts are being reported solely for the purpose of comparative disclosure in accordance with the SEC rules. There is no certainty that the amount determined using a Black-Scholes stock option valuation model would be the value at which employee stock options would be traded for cash. The weighted-average assumptions used to estimate the grant date fair value of options granted in 2020, along with the weighted-average grant date fair value, are shown below:

Assumption
Risk‑free interest rate	1.40%
Average life of options (years)	6.0
Volatility	26.96%
Dividend yield	5.30%
Fair value per stock option	$12.14
(3)	The compensation reported in this column for 2020 was earned as a performance-based incentive award pursuant to the AbbVie Performance Incentive Plan. Additional information regarding the plan can be found in the Compensation Plan Elements section of this proxy statement.

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(4)	The plan amounts shown below are reported in this column, except as described in this paragraph. The amounts shown beside each NEO’s name are for 2020, 2019, and 2018, respectively, as applicable. Negative amounts under the AbbVie Pension Plan and the AbbVie Supplemental Pension Plan are excluded from this column in accordance with SEC rules.

AbbVie Pension Plan

R. Gonzalez: $8,696 / $(8,305) / $(111,651); R. Michael: $214,038 / $246,392 / $(46,048); L. Schumacher: $219,159 / $318,167 / $72,009; C. Alban: $242,266 / $353,675 / $(33,817); and M. Severino: $58,277 / $57,916 / $11,833.

AbbVie Supplemental Pension Plan

R. Gonzalez: $1,298,329 / $2,485,115 / $(1,790,327); R. Michael: $3,357,820 / $2,375,716 / $725,580; L. Schumacher: $4,235,519 / $5,040,017 / $2,027,233; C. Alban: $4,484,978 / $5,265,442 / $432,490; and M. Severino: $1,416,157 / $1,127,049 / $210,855.

The changes in pension value result primarily from the following factors: (i) the effect of changes in the actuarial assumptions AbbVie uses to calculate plan liability for financial reporting purposes; (ii) additional pension benefit accrual under the Pension Plan and the Supplemental Pension Plan; and (iii) the impact of the time value of money on the pension value.

Non-Qualified Defined Contribution Plan Earnings

The totals in this column include reportable interest credited under the AbbVie Performance Incentive Plan and the AbbVie Supplemental Savings Plan.

R. Gonzalez: $917,110 / $889,910 / $463,205; L. Schumacher: $1,262,024 / $1,221,256 / $640,727; C. Alban: $901,998 / $837,686 / $423,257; and M. Severino: $436,551 / $340,126 / $136,369.

(5)	The amounts shown in this column include the change in pension value during the applicable year, which is attributable to changes in actuarial assumptions (primarily discount rate and mortality tables) and other factors based on plan design (primarily pay, service and age).

The present value of a pension benefit is determined, in part, by the discount rate used for accounting purposes. The discount rate is determined by reference to the prevailing market rate of interest. In 2020, interest rates decreased and the discount rates used for the Pension Plan and the Supplemental Pension Plan were decreased to reflect that change. A decrease in the discount rate increases the present value of participants’ pension benefits while actual payments to be made to participants are not changed. The discount rate used for 2020 was 3.02% for the Pension Plan and 2.94% for the Supplemental Pension Plan. The discount rate used for 2019 was 3.56% for the Pension Plan and 3.51% for the Supplemental Pension Plan, while the discount rate used for 2018 was 4.62% for the Pension Plan and 4.58% for the Supplemental Pension Plan. The mortality assumptions that apply for actuarial purposes also affect pension values.

In addition to the effect of the changes in actuarial assumptions, other factors built into the plans contributed to the change in pension value. The change in pension value numbers reflect the application of the benefit formulas under the Pension Plan and the Supplemental Pension Plan, which are described in the section of this proxy statement captioned “Pension Benefits.” As participants’ pay changes, the formulas yield revised pension values. Furthermore, as a participant ages and service credit accumulates year over year (before the participant is eligible for unreduced pension benefits), the present value of his or her pension benefits increases, even without changes in pay or actuarial assumptions.

(6)	The amounts shown below are reported in this column for 2020, 2019 and 2018, respectively, as applicable.

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Earnings for Non-Qualified Defined Benefit and Non-Qualified Defined Contribution Plans

R. Gonzalez: $212,566 / $372,310 / $246,041; L. Schumacher: $341,999 / $621,724 / $420,337; C. Alban: $236,002 / $412,229 / $266,141; and M. Severino: $100,398 / $135,497 / $66,157.

Each of the NEOs’ awards under the AbbVie Performance Incentive Plan is paid in cash to the NEO on a current basis and, for eligible NEOs, may be deposited into a grantor trust established by the NEO, net of maximum tax withholdings. Each of the eligible NEOs has also established grantor trusts in connection with the AbbVie Supplemental Pension Plan and the AbbVie Supplemental Savings Plan. These amounts include earnings net of the reportable interest included in footnote (4).

Employer Contributions to Defined Contribution Plans

R. Gonzalez: $84,423 / $82,500 / $82,500; R. Michael: $14,250 / $14,000 / $13,750; L. Schumacher: $60,590 / $58,827 / $52,179; C. Alban: $60,590 / $58,827 / $50,826; and M. Severino: $68,496 / $66,500 / $55,030.

These amounts include AbbVie contributions to the AbbVie Savings Plan and the AbbVie Supplemental Savings Plan, as applicable. The Supplemental Savings Plan permits eligible NEOs to contribute amounts in excess of the annual limit set by the Internal Revenue Code for employee contributions to 401(k) plans up to the excess of (i) 18 percent of their base salary over (ii) the amount contributed to AbbVie’s tax-qualified 401(k) plan. AbbVie matches participant contributions at the rate of 250 percent of the first 2 percent of compensation contributed to the plan. The eligible NEOs have these amounts paid to them in cash on a current basis and deposited into a grantor trust established by the NEO, net of maximum tax withholdings.

Other 2020 Compensation

The totals shown in the table include the cost of providing a corporate automobile less the amount reimbursed by the NEO: R. Gonzalez: $19,982; R. Michael: $13,823; L. Schumacher: $12,127; C. Alban: $18,052; and M. Severino: $23,140. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The totals shown in the table include a $10,000 financial planning services allowance for each NEO. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The totals shown in the table include the following costs for non-business-related air travel and services: R. Gonzalez: $340,001; R. Michael; $11,321; L. Schumacher: $9,818; and M. Severino $14,884. AbbVie determines the incremental cost for flights based on the direct cost to AbbVie, including fuel costs, parking, handling and landing fees, catering, travel fees, and other miscellaneous direct costs. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

For Mr. Gonzalez, the total includes $92,614 for costs associated with security, determined based on AbbVie’s actual costs for such services. The security was provided on the recommendation of an independent security study and in accordance with the AbbVie security program. AbbVie imputes income to Mr. Gonzalez, if required, and he pays taxes in accordance with tax regulations without gross-ups.

The NEOs also are eligible to participate in an executive disability benefit, which is described on page 64 of this proxy statement.

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REQUIRED PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Richard Gonzalez. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Regulation S-K Item 402(u). The ratio of Mr. Gonzalez’s annual total compensation for 2020, as reported in the Summary Compensation Table in this proxy statement, to the median employee annual total compensation determined on the same basis was 154:1. For 2020, the annual total compensation of our median employee (other than Mr. Gonzalez) was $155,772. To identify the median employee, we prepared a list of active AbbVie employees throughout the world as of December 25, 2020. In accordance with SEC rules, we omitted approximately 16,935 legacy Allergan employees who became our employees during 2020 as a result of our acquisition of Allergan plc. The consistently applied compensation measure used to identify the median employee was annual base pay and target bonus, using hours worked during 2020 for hourly employees and base salary for the remaining employees. This process resulted in a median group consisting of several employees and a representative employee was selected, taking into account demographic characteristics that best represent a typical AbbVie employee, including tenure, location, employment status and applicable compensation and benefit programs.

2020 Grants of Plan-Based Awards

The following table summarizes the equity awards granted under the AbbVie 2013 Incentive Stock Program to the NEOs during 2020.

				Estimated
				Future
				Payouts		All Other
		Estimated Future		Under		Option
		Payouts Under		Equity		Awards:		Exercise
		Non-Equity		Incentive		Numbers of		or Base	Closing	Grant Date
		Incentive Plan		Plan		Securities		Price of	Market	Fair Value
		Awards(1)		Awards		Underlying		Option	Price on	of Stock
	Grant	Target	Maximum	Target		Options		Awards	Grant	and Option
Name	Date	($)	($)	($)		(#)		(#)	Date	Awards
R. Gonzalez	2/20/2020			59,893	(2)					$6,045,599	(4)
	2/20/2020			59,893	(3)					5,599,397	(4)
	2/20/2020					229,132	(5)	$93.50	$94.23	2,781,662	(6)
R. Michael	2/20/2020			27,807	(2)					2,806,839	(4)
	2/20/2020			27,807	(3)					2,599,676	(4)
	2/20/2020					106,382	(5)	93.50	94.23	1,291,477	(6)
L. Schumacher	2/20/2020			29,946	(2)					3,022,749	(4)
	2/20/2020			29,946	(3)					2,799,652	(4)
	2/20/2020					114,566	(5)	93.50	94.23	1,390,831	(6)
C. Alban	2/20/2020			29,946	(2)					3,022,749	(4)
	2/20/2020			29,946	(3)					2,799,652	(4)
	2/20/2020					114,566	(5)	93.50	94.23	1,390,831	(6)
M. Severino	2/20/2020			29,946	(2)					3,022,749	(4)
	2/20/2020			29,946	(3)					2,799,652	(4)
	2/20/2020					114,566	(5)	93.50	94.23	1,390,831	(6)

(1)	During 2020, each of the NEOs participated in the AbbVie Performance Incentive Plan. The annual cash incentive award earned by the NEO in 2020 under the plan is shown in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” No future pay-outs will be made with respect to the 2020 awards under the plan. The plan is described in greater detail in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Short-Term Incentives.”
(2)	This is a performance share award that has the potential to vest at 0% to 250% of target during a three-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca

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Pharmaceutical Index. Dividends accrue during the performance period and are paid in cash at vesting only to the extent that shares are earned. In 2020, AbbVie’s EPS performance resulted in the banking of the award on February 28, 2021 at 200% of target, with vesting to be determined based on the company’s relative TSR performance following the three-year performance period that ends December 31, 2022. The performance metrics are described in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Long-Term Incentives.”
(3)	This is a performance-vested restricted stock unit award that has the potential to vest at 0% to 200% of target, in one-third increments, during a three-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid in cash at vesting only to the extent that shares are earned. In 2020, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2021 of one-third of the award at 175% of target. The performance metrics are described in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Long-Term Incentives.”
(4)	The grant date fair value of stock awards is generally determined by multiplying the number of shares or units granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date. The grant date fair value of performance shares with a TSR market condition is determined using the Monte Carlo simulation model. In the event of a grantee’s death or disability, these awards will be deemed earned either based on actual performance through the date of death or disability or at target, depending on the timing of the death or disability, as set forth in the award agreement. Upon a change in control, the treatment of these awards is determined as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control—Equity Awards.”
(5)	One-third of the shares of common stock covered by these options are exercisable after one year, two-thirds after two years, and all after three years, subject to satisfaction of the service requirements set forth in the award agreements. The options vest in the event of the grantee’s death or disability. Upon a change in control, the treatment of these awards is determined as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control—Equity Awards.” Under the AbbVie 2013 Incentive Stock Program, these options have an exercise price equal to the average of the high and low market prices (rounded up to the next even penny) of one share of AbbVie common stock on the date of grant. These options do not contain a replacement option feature.
(6)	The grant date fair value of option awards is determined as of the option grant date using a Black-Scholes stock option valuation model. The assumptions used to determine the grant date fair value are described in footnote (2) to the Summary Compensation Table.

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2020 Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding AbbVie equity awards held by the NEOs at year end.

	Option Awards(1)					Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan Awards:		Market or
								Number of		Payout Value
	Number of	Number of					Market	Unearned		of Unearned
	Securities	Securities				Number of	Value of	Shares		Shares
	Underlying	Underlying				Shares of	Shares of	or Other		or Other
	Unexercised	Unexercised		Option	Option	Stock That	Stock That	Rights That		Rights That
	Options -(#)	Options -(#)		Exercise	Expiration	Have Not	Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable		Price -($)	Date	Vested -(#)	Vested -($)	Vested -(#)		Vested -($)
R. Gonzalez	170,113	-		$54.8600	2/17/2026			62,947	(2)	6,744,771
	261,150	-		61.3600	2/15/2027			97,021	(2)	10,395,800
	85,073	42,537	(2)	114.3600	2/14/2028			119,786	(2)	12,835,070
	59,709	119,418	(2)	79.0200	2/20/2029			-		-
	-	229,132	(2)	93.5000	2/19/2030			-		-
R. Michael	10,140	-		54.8600	2/17/2026			3,960	(2)	424,314
	11,420	-		61.3600	2/15/2027			29,528	(2)	3,163,925
	5,353	2,677	(2)	114.3600	2/14/2028			55,614	(2)	5,959,040
	18,173	36,344	(2)	79.0200	2/20/2029			-		-
	-	106,382	(2)	93.5000	2/19/2030			-		-
L. Schumacher	103,220	-		58.8800	2/18/2025			22,613	(2)	2,422,983
	78,450	-		54.8600	2/17/2026			37,120	(2)	3,977,408
	100,100	-		61.3600	2/15/2027			59,892	(2)	6,417,428
	30,560	15,280	(2)	114.3600	2/14/2028			-		-
	22,845	45,690	(2)	79.0200	2/20/2029			-		-
	-	114,566	(2)	93.5000	2/19/2030			-		-
C. Alban	81,500	-		51.4200	2/19/2024			21,907	(2)	2,347,335
	101,960	-		58.8800	2/18/2025			33,746	(2)	3,615,884
	79,870	-		54.8600	2/17/2026			59,892	(2)	6,417,428
	95,750	-		61.3600	2/15/2027			-		-
	29,620	14,810	(2)	114.3600	2/14/2028			-		-
	20,769	41,536	(2)	79.0200	2/20/2029			-		-
	-	114,566	(2)	93.5000	2/19/2030			-		-
M. Severino	74,309	-		54.4400	6/01/2024			22,840	(2)	2,447,306
	104,480	-		58.8800	2/18/2025			34,926	(2)	3,742,321
	91,990	-		54.8600	2/17/2026			59,892	(2)	6,417,428
	100,100	-		61.3600	2/15/2027			-		-
	30,880	15,440	(2)	114.3600	2/14/2028			-		-
	21,495	42,990	(2)	79.0200	2/20/2029			-		-
	-	114,566	(2)	93.5000	2/19/2030			-		-

(1)	Except as noted, the stock options are fully vested.

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(2)	The vesting dates of AbbVie unexercisable stock options and unvested performance share and restricted stock/unit awards outstanding at December 31, 2020 are as follows:

	Option Awards				Stock or Unit Awards
	Number of					Number of	Number of	Number of
	Unexercised	Number of	Number of	Number of		Shares of	Shares of	Shares of
	Shares	Option	Option	Option	Number of	Restricted	Restricted	Restricted
	Remaining	Shares	Shares	Shares	Shares of	Stock or	Stock or	Stock or
	from	Vesting—	Vesting—	Vesting—	Restricted	Units Vesting—	Units Vesting—	Units Vesting—
	Original	Date	Date	Date	Stock or	Date	Date	Date
Name	Grant	Vested 2021	Vested 2022	Vested 2023	Units	Vested 2021	Vested 2022	Vested 2023
R. Gonzalez	42,537	42,537 - 2/15			47,210	(a)
	119,418	59,709 - 2/21	59,709 - 2/21		15,737	(b)
	229,132	76,378 - 2/20	76,377 - 2/20	76,377 - 2/20	58,213	(c)
					38,808	(d)
					59,893	(e)
					59,893	(f)
R. Michael	2,677	2,677 - 2/15			2,970	(a)
	36,344	18,172 - 2/21	18,172 - 2/21		990	(b)
	106,382	35,461 - 2/20	35,461 - 2/20	35,460 - 2/20	17,717	(c)
					11,811	(d)
					27,807	(e)
					27,807	(f)
L. Schumacher	15,280	15,280 - 2/15			16,960	(a)
	45,690	22,845 - 2/21	22,845 - 2/21		5,653	(b)
	114,566	38,189 - 2/20	38,189 - 2/20	38,188 - 2/20	22,272	(c)
					14,848	(d)
					29,946	(e)
					29,946	(f)
C. Alban	14,810	14,810 - 2/15			16,430	(a)
	41,536	20,768 - 2/21	20,768 - 2/21		5,477	(b)
	114,566	38,189 - 2/20	38,189 - 2/20	38,188 - 2/20	20,248	(c)
					13,498	(d)
					29,946	(e)
					29,946	(f)
M. Severino	15,440	15,440 - 2/15			17,130	(a)
	42,990	21,495 - 2/21	21,495 - 2/21		5,710	(b)
	114,566	38,189 - 2/20	38,189 - 2/20	38,188 - 2/20	20,956	(c)
					13,970	(d)
					29,946	(e)
					29,946	(f)

(a)	These are performance shares that remained outstanding and unvested on December 31, 2020 from an award made on February 15, 2018. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2018, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2020. In 2020, AbbVie’s 3-year relative TSR performance resulted in a 15% downward modification of the previously-banked award, and final vesting on February 28, 2021 of the award at 170% of target.
(b)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2020, from an award made on February 15, 2018. The award has the potential to vest at 0% to 150% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on equity (ROE) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2020, AbbVie’s relative ROE performance resulted in the vesting on February 28, 2021 of one-third of the award at 150% of target.
(c)	These are performance shares that remained outstanding and unvested on December 31, 2020 from an award made on February 21, 2019. The award has the potential to vest at 0% to 250% of target during a
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3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2019, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2021.
(d)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2020, from an award made on February 21, 2019. The award has the potential to vest at 0% to 150% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on equity (ROE) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2020, AbbVie’s relative ROE performance resulted in the vesting on February 28, 2021 of one-third of the award at 150% of target.
(e)	These are performance shares that remained outstanding and unvested on December 31, 2020 from an award made on February 20, 2020. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2020, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2022.
(f)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2020, from an award made on February 20, 2020. The award has the potential to vest at 0% to 200% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2020, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2021 of one-third of the award at 175% of target.

2020 Option Exercises and Stock Vested

The following table summarizes for each NEO the number of shares acquired on the exercise of AbbVie stock options and the number of shares acquired on the vesting of AbbVie stock awards in 2020:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired On	Realized On	Acquired On	Realized On
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
R. Gonzalez	194,154	$7,761,926	200,262	$17,106,380
R. Michael	0	0	16,795	1,434,629
L. Schumacher	0	0	76,166	6,506,100
C. Alban	115,830	7,427,020	72,439	6,187,739
M. Severino	0	0	75,595	6,457,325

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EXECUTIVE COMPENSATION

PENSION BENEFITS

During 2020, the NEOs participated in two AbbVie-sponsored defined benefit pension plans: the AbbVie Pension Plan, a tax-qualified pension plan; and the AbbVie Supplemental Pension Plan, a non-qualified supplemental pension plan. The Supplemental Pension Plan also includes a benefit feature AbbVie uses to attract senior executives who are mid-career hires, which provides an additional benefit to such participants that is less valuable to participants who have spent most of their career at the company. Except as provided in AbbVie’s change in control agreements, AbbVie does not have a policy granting extra years of credited service under the plans. The change in control agreements are described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control.”

The compensation considered in determining the pensions payable to the NEOs is the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

PENSION PLAN

The Pension Plan is a broad-based plan that covers most AbbVie employees in the United States, age 21 or older, and provides participants with a life annuity benefit at normal retirement equal to A plus the greater of B or C below.

A.	1.10% of 5-year final average earnings multiplied by years of benefit service after 2003.
B.	1.65% of 5-year final average earnings multiplied by years of benefit service prior to 2004 (up to 20); plus 1.50% of 5-year final average earnings multiplied by years of benefit service prior to 2004 in excess of 20 (but no more than 15 additional years); less 0.50% of the lesser of 3-year final average earnings (but not more than the social security wage base in any year) or the social security covered compensation level multiplied by years of benefit service.
C.	1.10% of 5-year final average earnings multiplied by years of benefit service prior to 2004.

The benefit for service prior to 2004 (B or C above) is reduced for the cost of preretirement surviving spouse benefit protection. The reduction is calculated using formulas based on age and employment status during the period in which coverage was in effect.

Final average earnings are the average of the employee’s 60 highest-paid consecutive calendar months of compensation (salary and non-equity incentive plan compensation). The Pension Plan covers earnings up to the limit imposed by Internal Revenue Code Section 401(a)(17) and provides for a maximum of 35 years of benefit service.

Participants become fully vested in their pension benefit upon the completion of five years of service. The benefit is payable on an unreduced basis at age 65. Employees hired after 2003 who terminate employment prior to age 55 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55. Employees hired before 2004 who terminate employment prior to age 50 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 50. Employees hired before 2004 who terminate employment prior to age 50 with fewer than 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55.

The Pension Plan offers several optional forms of payment, including certain and life annuities, joint and survivor annuities, and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Employees who retire from AbbVie prior to their normal retirement age may receive subsidized early retirement benefits. Employees hired after 2003 are eligible for early retirement at age 55 with 10 years of service. Employees hired before 2004 are eligible for early retirement at age 50 with 10 years of service or age 55 if the

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EXECUTIVE COMPENSATION

employee’s age plus years of benefit service total 70 or more. Mr. Gonzalez, Mr. Michael, Ms. Schumacher and Mr. Alban are eligible for early retirement benefits under the plan.

The subsidized early retirement reductions applied to the benefit payable for service after 2003 (A above) depend upon the participant’s age at retirement. If the participant retires after reaching age 55, the benefit is reduced 5 percent per year for each year that payments are made before age 62. If the participant retires after reaching age 50 but prior to reaching age 55, the benefit is actuarially reduced from age 65.

The early retirement reductions applied to the benefit payable for service prior to 2004 (B and C above) depend upon age and service at retirement:

●	In general, the 5-year final average earnings portions of the benefit are reduced 3 percent per year for each year that payments are made before age 62 and the 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62.
●	Employees who participated in the plan before age 36 may elect “Special Retirement” on the last day of any month after reaching age 55 with age plus Seniority Service points of at least 94 or “Early Special Retirement” on the last day of any month after reaching age 55, provided their age plus Seniority Service points would reach at least 94 before age 65. Seniority Service includes periods of employment prior to attaining the minimum age required to participate in the plan. If Special Retirement or Early Special Retirement applies, Seniority Service is used in place of benefit service in the formulas. The 5-year final average earnings portions of the benefit in B above are reduced 1 2/3 percent for each year between ages 59 and 62 plus 2 1/2 percent for each year between ages 55 and 59. The 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62. Benefit C is payable on an unreduced basis at Special Retirement and is reduced 3 percent per year for each year that payments are made before age 62, if Early Special Retirement applies.

SUPPLEMENTAL PENSION PLAN

The provisions of the Supplemental Pension Plan (which covers AbbVie employees in the United States whose compensation exceeds certain limits under the Internal Revenue Code) are substantially the same as those of the Pension Plan, with the following exceptions:

●	Participants’ 5-year final average earnings are calculated using the average of the 5 highest years of base earnings and the 5 highest years of payments under AbbVie’s non-equity incentive plans.
●	The Pension Plan does not include amounts deferred or payments received under the AbbVie Deferred Compensation Plan in its calculation of a participant’s final average earnings. To preserve the pension benefits of Deferred Compensation Plan participants, the Supplemental Pension Plan includes amounts deferred by a participant under the Deferred Compensation Plan in its calculation of final average earnings.
●	In addition to the benefits outlined above for the Pension Plan, the NEOs are eligible for an additional Supplemental Pension Plan benefit equal to 0.6% of 5-year final average earnings for each year of service for each of the first 20 years of service occurring after the participant attains age 35. The benefit is further limited by the maximum percentage allowed under the Pension Plan under that plan’s benefit formulas (A, B and C above). The portion of this additional benefit attributable to service before 2004 is reduced 3 percent per year for each year that payments are made before age 60. The portion attributable to service after 2003 is reduced 5 percent per year for each year that payments are made before age 60 if the participant is at least age 55 at early retirement. If the participant is under age 55 at retirement, the portion attributable to service after 2003 is actuarially reduced from age 65.
●	The Supplemental Pension Plan provides early retirement benefits similar to those provided under the Pension Plan. The benefits provided to NEOs under the Supplemental Pension Plan are not, however, reduced for the period between age 60 and age 62, unless the benefit is being actuarially reduced from age 65. Mr. Gonzalez, Mr. Michael, Ms. Schumacher and Mr. Alban are eligible for early retirement benefits under the plan.
●	Vested benefits accrued under the Supplemental Pension Plan may be funded through a grantor trust established by an eligible NEO. Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, an eligible NEO who became an officer prior to 2009 may have the entire

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amount of his or her vested plan benefits funded through a grantor trust. An eligible NEO who became an officer after 2008 may have only the vested benefits that accrue following the calendar year in which he or she is first elected as an officer funded through a grantor trust.

Benefits payable under the Supplemental Pension Plan are offset by the benefits payable from the Pension Plan, calculated as if benefits under the plans commenced at the same time. The amounts paid to an eligible NEO’s Supplemental Pension Plan grantor trust to fund plan benefits are actuarially determined. The plan is designed to result in AbbVie paying the eligible NEO’s Supplemental Pension Plan benefits to the extent assets held in his or her trust are insufficient.

PENSION BENEFITS TABLE

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service (#)	($)(1)	($)
R. Gonzalez	AbbVie Pension Plan	35	$281,372	$0
	AbbVie Supplemental Pension Plan	35	20,833,310	1,092,715	(2)
R. Michael	AbbVie Pension Plan	28	953,584	0
	AbbVie Supplemental Pension Plan	28	7,411,852	0
L. Schumacher	AbbVie Pension Plan	30	1,494,631	0
	AbbVie Supplemental Pension Plan	30	22,231,288	1,558,708	(2)
C. Alban	AbbVie Pension Plan	34	1,685,356	0
	AbbVie Supplemental Pension Plan	34	21,917,194	1,992,801	(2)
M. Severino	AbbVie Pension Plan	7	222,565	0
	AbbVie Supplemental Pension Plan	7	3,963,034	0

(1)

AbbVie calculated these present values using: (i) a discount rate of 3.02% for the Pension Plan and a discount rate of 2.94% for the Supplemental Pension Plan, the same discount rates it uses for Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 715 calculations for financial reporting purposes; and (ii) each plan’s unreduced retirement age, which is age 62 under the AbbVie Pension Plan and age 60 under the AbbVie Supplemental Pension Plan for those participants who are eligible for early retirement benefits and age 65 under both plans for other participants. The present values shown in the table reflect postretirement mortality, based on the FASB ASC Topic 715 assumption (the Pri-2012 Healthy Annuitant table with white collar adjustment projected fully generationally with MP2020 mortality improvement scale), but do not include a factor for preretirement termination, mortality, or disability.

(2)

During 2020, the amounts shown, less applicable tax withholdings, were distributed and deposited into the individual grantor trusts established by the eligible NEOs and included in the NEOs’ income, as applicable. Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, vested Supplemental Pension Plan benefits, to the extent not previously funded, are distributed to the eligible participants’ individual grantor trusts and included in their income. Amounts held in an eligible NEO’s individual trust are expected to offset AbbVie’s obligations to him or her under the plan. Grantor trusts are described in greater detail in the section of this proxy statement captioned “Compensation Plan Elements—Benefits—Retirement Benefits.”

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION – GENERALLY

AbbVie does not have employment agreements with its NEOs.

The following summarizes the payments that the NEOs would have received if their employment had terminated on December 31, 2020. Earnings would have continued to be paid for the NEO’s Performance Incentive Plan and Supplemental Savings Plan grantor trusts, as applicable, until the trust assets were fully distributed. The amount of these payments would depend on the trust earnings and fees and the period over which the trust assets were distributed. Based on current earnings rates, if the trust assets were distributed over a 10-year period, the NEOs would receive the following average annual earnings payments over such 10-year period: Mr. Gonzalez, $859,156; Ms. Schumacher, $1,183,493; Mr. Alban, $870,680; and Dr. Severino, $478,544. In addition, the following one-time deposits would have been made under the AbbVie Supplemental Pension Plan for each of the following NEOs, respectively: Mr. Gonzalez, $0; Mr. Michael $2,838,460, Ms. Schumacher, $1,944,244; Mr. Alban, $1,615,543 and Dr. Severino, $381,722. As of December 31, 2020, Mr. Gonzalez, Mr. Michael, Ms. Schumacher and Mr. Alban were eligible to retire, and therefore were eligible to receive the pension benefits previously described.

If the termination of employment had been due to disability, then the respective NEO also would have received, in addition to AbbVie’s standard disability benefits, a monthly long-term disability benefit in the following amount: Mr. Gonzalez: $245,438; Mr. Michael, $105,500; Ms. Schumacher: $127,500; Mr. Alban: $123,750; and Dr. Severino: $135,000. This long-term disability benefit would continue for up to 24 months following termination of employment. It ends if the NEO retires, recovers, dies or ceases to meet eligibility criteria.

If the NEO’s employment had terminated due to death or disability, his or her unvested stock options, restricted stock or unit awards and performance shares would have vested on December 31, 2020 with values as set forth below in the subsection of this proxy statement captioned “Equity Awards.”

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

AbbVie has entered into change in control agreements with its NEOs. Each change in control agreement continues in effect until December 31, 2022, and can be renewed for successive two-year terms upon notice prior to the expiration date. If notice of non-renewal is given, the agreement will expire on the later of the scheduled expiration date and the one-year anniversary of the date of such notice. If no notice is given, the agreement will expire on the one-year anniversary of the scheduled expiration date. Each agreement also automatically extends for two years following any change in control (see below) that occurs while the agreement is in effect.

The agreements provide that if the employee is terminated other than for cause or permanent disability or if the employee elects to terminate employment for good reason (see below) within two years following a change in control, he or she is entitled to receive a lump sum payment equal to three times his or her annual salary and annual incentive (“bonus”) award (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years or, in the case of the unpaid bonus for any completed performance period, the actual bonus earned). If the employee is terminated other than for cause or permanent disability or if the employee elects to terminate employment for good reason during a potential change in control (see below), he or she is entitled to receive a lump sum payment of the annual salary and bonus payments described above, except that the amount of the bonus to which the employee is entitled will be based on the actual achievement of the applicable performance goals. If the potential change in control becomes a “change in control event” (within the meaning of Internal Revenue Code Section 409A), the employee will be entitled to receive the difference between the bonus amounts the officer received upon termination during the potential change in control and the bonus amounts that would have been received had such amounts instead been based on the higher of the employee’s target bonus or the average bonus paid to the employee in the preceding three years.

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Bonus payments include payments made under the Performance Incentive Plan. The employee also will receive up to two years of additional employee benefits (including welfare benefits, outplacement services and tax and financial counseling) and the value of three more years of pension accruals. If change in control-related payments and benefits become subject to the excise tax imposed under Internal Revenue Code Section 4999, payments under the agreement will be reduced to prevent application of the excise tax if such a reduction would leave the employee in a better after-tax position than if the payments were not reduced and the tax applied. The agreements also limit the conduct for which awards under AbbVie’s incentive stock programs can be terminated and generally permit options to remain exercisable for the remainder of their term.

For purposes of the agreements, the term “change in control” includes the following events: any person becoming the beneficial owner of AbbVie securities representing 20 percent or more of the outstanding voting power (not including an acquisition directly from AbbVie and its affiliates); a change in the majority of the members of the board of directors whose appointment was approved by a vote of at least two-thirds of the incumbent directors; and the consummation of certain mergers or similar corporate transactions involving AbbVie. A “potential change in control” under the agreements includes, among other things, AbbVie’s entry into an agreement that would result in a change in control. Finally, the term “good reason” includes: a significant adverse change in the employee’s position, duties, or authority; the company’s failure to pay the employee’s compensation or a reduction in the employee’s base pay or benefits; or the relocation of the company’s principal executive offices to a location that is more than 35 miles from the location of the offices at the time of the change in control.

If a change in control had occurred on December 31, 2020, immediately followed by one of the covered circumstances described above, Mr. Gonzalez, Mr. Michael, Ms. Schumacher, Mr. Alban, and Dr. Severino would have been entitled to receive the following payments and benefits under the change in control agreements:

●	Mr. Gonzalez: cash termination payments—$17,664,375; additional Supplemental Pension Plan benefits—$2,922,024; welfare and fringe benefits—$81,926.
●	Mr. Michael: cash termination payments—$6,930,000; additional Supplemental Pension Plan benefits—$1,445,048; welfare and fringe benefits—$84,453.
●	Ms. Schumacher: cash termination payments—$9,969,049; additional Supplemental Pension Plan benefits—$3,977,454; welfare and fringe benefits—$68,646.
●	Mr. Alban: cash termination payments—$9,732,419; additional Supplemental Pension Plan benefits—$4,028,736; welfare and fringe benefits—$63,079.
●	Dr. Severino: cash termination payments—$10,310,900; additional Supplemental Pension Plan benefits—$1,279,341; welfare and fringe benefits—$85,413.

EQUITY AWARDS

The AbbVie 2013 Incentive Stock Program was approved by AbbVie’s stockholders and covers approximately 9,000 participants, including a broad group of management and professional staff.

The AbbVie 2013 Incentive Stock Program provides that any unvested equity awards granted in or after January 2013 may be assumed, converted or replaced on an equivalent basis by the surviving company upon a change in control. If the surviving company does not do so, the vesting of the awards is accelerated. If the surviving company does assume, convert or replace the awards on an equivalent basis, then accelerated vesting of the awards is limited to circumstances in which, during the period from six months before through two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns for good reason. The terms “cause” and “good reason” have the same definitions as in the change in control agreements.

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EXECUTIVE COMPENSATION

If a change in control had occurred on December 31, 2020 and the surviving company did not assume, convert or replace any of the awards granted in or after January 2013, or the NEO’s employment had terminated without cause or he or she had resigned for good reason, as described above, then the unvested equity awards of the NEOs would have vested as follows:

●	Mr. Gonzalez would have vested in (i) 391,087 unvested AbbVie stock options with a value of $6,486,880, (ii) 146,982 AbbVie restricted stock units with a value of $15,749,148, and (iii) 346,416 AbbVie performance shares with a value of $37,118,421.
●	Mr. Michael would have vested in (i) 145,403 unvested AbbVie stock options with a value of $2,474,471, (ii) 94,890 AbbVie restricted stock units with a value of $10,167,490, and (iii) 190,993 AbbVie performance shares with a value of $20,464,846.
●	Ms. Schumacher would have vested in (i) 175,536 unvested AbbVie stock options with a value of $2,849,086, (ii) 103,846 AbbVie restricted stock units with a value of $11,127,045 and (iii) 220,123 AbbVie performance shares with a value of $23,586,179.
●	Mr. Alban would have vested in (i) 170,912 unvested AbbVie stock options with a value of $2,732,234, (ii) 103,582 AbbVie restricted stock units with a value of $11,098,758, and (iii) 219,222 AbbVie performance shares with a value of $23,489,637.
●	Dr. Severino would have vested in (i) 172,996 unvested AbbVie stock options with a value of $2,773,134, (ii) 103,931 AbbVie restricted stock units with a value of $11,136,207, and (iii) 220,412 AbbVie performance shares with a value of $23,617,146.

The value of stock options shown is based on the excess of the closing price of one share of common stock on December 31, 2020 over the exercise price of such options, multiplied by the number of unvested stock options held by the NEO. The value of restricted stock units and performance shares shown is determined by multiplying the number of units or shares that would vest as of December 31, 2020 in accordance with the applicable equity award agreement terms and the closing price of one share of common stock on December 31, 2020.

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RATIFICATION OF ERNST & YOUNG LLP AS ABBVIE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on and how should I vote?

You are being asked to ratify the appointment of Ernst & Young LLP to perform independent audit services for the fiscal year ending December 31, 2021. Ernst & Young LLP has served as our independent auditor since 2013. The board and the audit committee believe it is in the best interests of the company and its stockholders to retain Ernst & Young LLP as the company’s independent auditor.

The board of directors therefore recommends you vote “FOR” ratification of the appointment of Ernst & Young LLP as AbbVie’s independent registered public accounting firm for 2021.

The audit committee of the board of directors is directly responsible for the appointment, fees, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. On October 22, 2020, the audit committee appointed Ernst & Young LLP (the independent auditor) to perform independent audit services for the fiscal year ending December 31, 2021. Ernst & Young LLP has served as our independent auditor since 2013. In conjunction with the periodic mandated rotation of the audit firm’s lead engagement partner, the chair of the audit committee would be involved in the selection of a new lead engagement partner. Further, the audit committee will periodically consider whether there should be a regular rotation of the independent auditor.

Although the audit committee has sole authority to appoint the independent auditor, it would like to know the opinion of the stockholders regarding its appointment of Ernst & Young LLP for 2021. For this reason, stockholders are being asked to ratify this appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP for 2021, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. The audit committee and the board believe that the continued retention of Ernst & Young LLP to serve as the company’s independent auditor is in the best interests of the company and its stockholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

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AUDIT INFORMATION

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered to AbbVie by Ernst & Young LLP for the years ended December 31, 2020 and December 31, 2019, and fees for other services rendered to AbbVie by Ernst & Young LLP for those periods.

	2020	2019
	(millions)	(millions)
Audit fees:(1)	$23.7	$10.6
Audit related fees:(2)	0.4	0.9
Tax fees:(3)	7.6	2.5
Other fees: (4)	0.5	0.0
Total	$32.1	$14.0

(1)	Ernst & Young LLP billed or will bill AbbVie for professional services rendered for the audit of AbbVie’s annual financial statements, the review of AbbVie’s financial statements included in AbbVie’s quarterly reports, the audits of AbbVie’s internal control over financial reporting, statutory and subsidiary audits, the review of documents filed with the Securities and Exchange Commission, comfort letters, consents and certain accounting consultations in connection with the audits.
(2)	Audit related fees include audits of certain employee benefit plan financial statements, accounting consultations in connection with proposed acquisitions, and other agreed upon procedures.
(3)	Tax fees consist principally of professional services for corporate tax compliance and tax advisory services.
(4)	Other fees principally relate to a pre-implementation assessment of certain information systems.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The audit committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm (the independent auditor) and its related affiliates.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a schedule of all proposed permissible services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

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bn
AUDIT INFORMATION

Audit Committee Report

The audit committee is comprised of six non-employee members of the board of directors. Each audit committee member meets the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The committee operates under a written charter adopted by the board of directors. Consistent with the responsibilities set forth in its charter, the audit committee assists the board of directors in its oversight of AbbVie’s accounting, auditing and financial reporting practices.

The audit committee has reviewed and discussed the audited financial statements contained in the 2020 Annual Report on Form 10-K with AbbVie’s management and its independent registered public accounting firm (the independent auditor). Management is responsible for the preparation and integrity of AbbVie’s consolidated financial statements. The independent auditor is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The audit committee reviews these processes on behalf of the board of directors. Periodically, during the year, the audit committee reviewed and discussed with AbbVie’s management, internal auditors, and independent auditor the effectiveness of AbbVie’s internal control over financial reporting and the overall quality of AbbVie’s financial reporting.

The audit committee has discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has received the written disclosures and the letter from the independent auditor regarding its independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditor the firm’s independence. The audit committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the independent auditor and concluded the independent auditor’s independence has not been impaired.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in AbbVie’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

Audit Committee

R. Austin, Chair, W. Burnside, M. Meyer, E. Rapp, G. Tilton, and F. Waddell

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SAY ON PAY—ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

What am I voting on and how should I vote?

You are being asked to approve the compensation of AbbVie’s named executive officers described in the Executive Compensation section of this proxy statement. This vote is non-binding. The board will take the results into account when making future compensation decisions.

The compensation committee has thoroughly reviewed the company’s compensation program and has determined that the pay decisions for the named executive officers are appropriate given the company’s performance, the executives’ contributions, and our stockholders’ interests. The board of directors therefore recommends you vote “FOR” the approval of the named executive officers’ compensation.

As required by Section 14A of the Exchange Act, stockholders are being asked to approve the compensation of AbbVie’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement. The independent compensation committee of the board of directors, with the counsel of its independent compensation consultant, has thoroughly examined AbbVie’s programs, the company’s performance related to our industry and peer group, and market factors. The committee has determined that the specific pay decisions for the named executive officers are appropriate given the company’s performance, the executives’ contributions, and our stockholders’ interests. We currently ask our stockholders to vote on executive compensation on an annual basis.

While this vote is advisory and non-binding, the board of directors and the compensation committee value the opinion of the stockholders and will review the voting results and take them into account when future compensation decisions are made.

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TO APPROVE THE ABBVIE AMENDED AND RESTATED 2013 INCENTIVE STOCK PROGRAM

What am I voting on and how should I vote?

We are asking stockholders to approve the AbbVie Amended and Restated 2013 Incentive Stock Program (the “Amended Plan”), which amends and restates the AbbVie 2013 Incentive Stock Program (the “Plan”), including to increase the number of shares available for issuance and extend the term of the program. The Amended Plan has been adopted by the board, subject to stockholder approval. If the Amended Plan is approved at the Annual Meeting, it will become effective as of May 7, 2021 upon such stockholder approval and will remain in effect for a period of 10 years, unless earlier terminated by the board.

If the Amended Plan is not approved by stockholders, then the Amended Plan will not become effective and the Plan will continue in full force and effect.

A copy of the Amended Plan is attached to this proxy statement as Appendix C.

The board of directors therefore recommends you vote “FOR” the approval of the Amended Plan.

WHY STOCKHOLDERS SHOULD APPROVE THE AMENDED PLAN

●	Program expiration. The current equity Plan will expire on January 1, 2023. By forward planning for the Plan’s continuity, AbbVie ensures its ability to attract, retain, and motivate its employees, officers and non-employee directors.
●	Equity incentives align the interests of our employees, officers and non-employee directors with those of other stockholders. AbbVie believes that equity incentives motivate recipients to focus on behaviors that, over time, lead to sustained growth in stockholder value.
●	The Amended Plan provides flexibility. AbbVie will be able to continue to adapt the compensation of key individuals to accommodate changes in best practices, law, accounting principles, and corporate objectives if the Amended Plan is approved.

Share Usage

The table below identifies the annual share usage under the Plan for the last three fiscal years.

Fiscal Year	Stock Options Granted	Restricted Stock Units and Performance Shares Granted	Weighted Average Common Shares Outstanding	Run Rate
2020[1]	1,995,477	5,524,337	1,667,000,000	0.45%
2019	1,002,000	5,584,000	1,481,000,000	0.44%
2018	634,000	4,771,000	1,541,000,000	0.35%
			Three-Year Average	0.42%

1Excludes approximately 19,386,000 substitute awards granted in connection with AbbVie’s acquisition of Allergan.

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TO APPROVE THE ABBVIE AMENDED AND RESTATED 2013 INCENTIVE STOCK PROGRAM

Outstanding Awards

The table below outlines key information regarding outstanding awards under the Plan as of December 31, 2020. As of December 31, 2020, AbbVie had 1,765,132,819 total shares of common stock outstanding.

2013 Incentive Stock Program
Stock options outstanding	15,690,880
Weighted average exercise price	$73.90
Weighted average remaining contractual life	4.66 years
Full-value awards outstanding (unvested)	15,917,737
Shares remaining for grant under the Plan	29,143,956

For additional information regarding stock-based awards previously granted, see Note 13 to the Company's consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

Request for Increase in Share Reserve for the Amended Plan

Taking into account the 29,143,956 shares remaining available for issuance under the Plan as of December 31, 2020, and in order to have an appropriate number of shares available for future equity awards to hire and retain the talent necessary to achieve strong performance, on recommendation of the compensation committee, the board approved an increase in the number of shares reserved for issuance under the Amended Plan of 44,000,000 shares. Accordingly, an aggregate of 73,143,956 shares initially will be available for issuance under the Amended Plan, as adjusted to reflect awards issued and forfeited between January 1, 2021 and the effective date of the Amended Plan.

The number of additional shares reserved for issuance under the Amended Plan was determined based on analysis of various factors, including historical run rate, potential dilution, industry plan cost standards, and anticipated equity compensation needs. Over 2018, 2019 and 2020, the Plan’s average run rate was 0.42%, calculated by dividing the number of stock options plus full value shares granted under the Plan in each fiscal year by the weighted average shares of common stock outstanding during that fiscal year.

The potential dilution to current stockholders that could result from the future issuance of shares available under the Amended Plan, in addition to shares subject to awards outstanding under the Plan, would be approximately 5.9%. For this purpose, dilution is calculated as a percentage, where the numerator is the sum of the 29,143,956 shares remaining available under the Plan for granting of equity awards, plus the 31,608,617 shares subject to outstanding awards, plus, for purposes of the estimated future dilution, the 44,000,000 new shares that would be added if our Amended Plan is approved by stockholders, and the denominator is the number of our shares of common stock outstanding.

Based on these factors and AbbVie’s current grant practices, the shares requested for use under the Amended Plan are expected to meet AbbVie’s equity grant needs for approximately 8 years. The shares reserved may, however, last for more or less than 8 years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and AbbVie’s share price.

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Material Changes to the Plan

The following summary highlights the proposed material changes to the Plan.

●	Term of the Plan: The term of the plan is extended through the tenth anniversary of the date on which our stockholders approve the Amended Plan (i.e., assuming approval, to May 7, 2031).
●	Increase in Authorized Shares: An additional 44,000,000 shares are authorized for issuance under the Amended Plan.

Other Changes to the Plan

In addition to the changes noted above, the amendments include the following, as well as other administrative, clarifying and conforming changes:

●	Elimination of Replacement Options: The Amended Plan no longer provides for the grant of replacement options in connection with the exercise of certain options originally granted under an Abbott Laboratories stock program, prior to AbbVie’s separation from Abbott Laboratories in 2013.
●	Tax Cuts and Jobs Act Updates: The Plan has been updated to remove provisions required to grant awards that qualified for the “performance-based compensation” deduction limit exception under Section 162(m) of the Internal Revenue Code (“the Code”), given the repeal of that exception by the Tax Cuts and Jobs Act, including provisions preventing the exercise of positive discretion in determining the amount payable under an award to a 162(m) covered employee. However, the Amended Plan maintains the same individual annual award limits as applied under the Plan.
●	Forfeiture and Clawback: The Amended Plan incorporates AbbVie’s clawback, reflecting the compensation committee’s discretion to cancel awards or recoup amounts paid pursuant to awards in the event of a material restatement of results on which such awards were based or a participant’s breach of the AbbVie Code of Business Conduct, as well as to the extent required to comply with applicable laws.
●	Fractional Shares: The Amended Plan gives the committee discretion to determine whether fractional shares will be issued pursuant to awards.
●	Tax Withholding: The tax withholding provisions of the Plan are updated, including to reflect the AbbVie’s ability to use a variety of specified methods and other methods to satisfy tax withholding.
●	Compliance with Laws: The Amended Plan strengthens AbbVie’s ability to amend the Amended Plan or outstanding awards to qualify for or comply with any tax or regulatory requirement.

KEY PLAN FEATURES

We have sought to design the Amended Plan in accordance with currently accepted corporate governance standards for the design and implementation of employee equity incentive programs. Accordingly, the Amended Plan:

●	Limits grants to any individual participant in a calendar year
●	Prohibits repricing of underwater stock options or stock appreciation rights without stockholder approval, other than in the case of adjustment for corporate transactions
●	Prohibits liberal share recycling, such that shares tendered by a participant to pay the exercise price of an option, shares repurchased using proceeds from option exercises and shares withheld for payment of taxes or not issued as a result of a net settlement of an option or stock appreciation right will not be added back to the number of shares available for issuance.
●	Does not have evergreen share pool provisions
●	Does not have a replacement option feature
●	Does not provide tax gross-ups to officers or non-employee directors

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PLAN SUMMARY:

This summary of the Amended Plan’s principal features is qualified in its entirety by reference to the Amended Plan, which is attached to this proxy statement as Appendix C.

The purpose of the Amended Plan is to attract and retain outstanding employees, officers, and non-employee directors of AbbVie and its subsidiaries and to motivate such individuals by providing opportunities to acquire AbbVie shares of common stock or to receive payments based on the value of such shares or on the financial performance of AbbVie, or both, on advantageous terms and to further align such persons’ interests with those of AbbVie’s other stockholders. To enable AbbVie to accomplish this, the Amended Plan authorizes the grant of several different forms of benefits including nonqualified stock options, restricted stock awards, restricted stock units, performance awards, other share-based awards, including stock appreciation rights, dividend equivalents and recognition awards, and foreign benefits (“Benefits” or “awards”).

The Amended Plan also contains provisions relating to awards that were initially granted under an Abbott Laboratories stock program prior to AbbVie’s separation from Abbott and that were converted into AbbVie awards and granted under the Plan as of its initial effective date in January 2013 (such awards, the “Adjusted Awards”).

Shares Reserved

An aggregate of 100,000,000 shares of AbbVie common stock were initially reserved for issuance under the Plan as of its inception on January 1, 2013, and an additional 44,000,000 shares have been reserved for issuance under the Amended Plan, subject to adjustment as described below under "Adjustments.” As of December 31, 2020, 29,143,956 shares remain available for issuance under the Plan and such number of shares less the shares subject to awards issued or forfeited under the Plan prior to the effective date of the Amended Plan, will be available for issuance under the Amended Plan, along with the additional 44,000,000 shares authorized under the Amended Plan.

If there is a lapse, expiration, termination, forfeiture, cancellation, or cash settlement of any Benefit granted under the Amended Plan or the Plan without the issuance of shares, the shares that had been subject to that Benefit may be used for the grant of new Benefits under the Amended Plan.

Shares that are issued under any Benefit and thereafter reacquired by AbbVie pursuant to rights reserved upon the issuance of the shares or pursuant to the payment of the exercise price under stock options by delivery of other AbbVie shares, shares under options or stock-settled stock appreciation rights that are not issued upon the net exercise or net settlement of the option or stock appreciation right, and shares of common stock that are exchanged by the grantee or withheld by AbbVie to satisfy tax withholding requirements in connection with any Benefit will not be available for subsequent awards under the Amended Plan. Benefits settled in cash will not reduce the number of shares of common stock available for subsequent awards under the Amended Plan.

Notwithstanding the foregoing, any shares issued pursuant to Adjusted Awards are not counted against the shares available under the Amended Plan and if such Adjusted Awards lapse, expire, terminate or are forfeited, cancelled or cash settled, the shares subject to those awards do not become available under the Amended Plan.

The shares of common stock covered by the Amended Plan may be either authorized but unissued shares or shares that have been or may be reacquired by AbbVie in the open market, in private transactions, or otherwise. On March 18, 2021, the closing price of an AbbVie share on the New York Stock Exchange was $103.77.

Administration

The Amended Plan provides that grants of Benefits and other determinations under the Amended Plan will be made by the compensation committee of the board of directors or such other committee consisting entirely of persons who are “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act, as amended (the “committee”), except that the committee may delegate its authority to the extent consistent with applicable

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law and Securities and Exchange Commission rules, and except that the Chief Executive Officer may grant Benefits under the Amended Plan to eligible persons other than directors and executive officers of AbbVie, which grants shall be reported to the committee.

To the extent not inconsistent with the Amended Plan’s provisions, the committee’s powers will include the power:

●	to administer the Amended Plan;
●	to exercise all the power and authority either specifically granted to it under the Amended Plan or necessary or advisable in the administration of the Amended Plan;
●	to grant Benefits;
●	to determine the persons to whom and the time or times at which Benefits will be granted;
●	to determine the type and number of Benefits to be granted and the terms and conditions relating to any Benefit;
●	to determine whether and to what extent, a Benefit may be settled, canceled, forfeited, accelerated, exchanged, deferred in accordance with Code Section 409A, or surrendered;
●	to make adjustments in the terms and conditions (including performance goals) applicable to Benefits;
●	to construe and interpret the Amended Plan and any Benefit;
●	to prescribe, amend, and rescind rules and regulations relating to the Amended Plan;
●	to determine the terms and provisions of any Benefit agreement; and
●	to make all other determinations deemed necessary or advisable for the administration of the Amended Plan.

All determinations of the committee will be made by the vote of a majority of its members, which will constitute a quorum.

Eligibility

Employees of AbbVie and its subsidiaries selected by the committee will be eligible to receive Benefits under the Amended Plan. Directors who are not employees of AbbVie or its subsidiaries are eligible to receive certain restricted stock unit awards and nonqualified stock options, as described in more detail below. As of December 31, 2020, approximately 13,619 persons, including 13,561 employees, 47 senior executives and officers and 11 non-employee directors were eligible to receive awards under the Amended Plan.

Duration

The Amended Plan was adopted by the board of directors on February 18, 2021, subject to the approval of AbbVie stockholders, and will become effective on the date of such stockholder approval. If approved by the stockholders, the Amended Plan will continue in effect until the tenth anniversary of its approval by AbbVie’s stockholders, unless terminated earlier by the board of directors.

Individual Award Limits

Under the Amended Plan, an individual participant can receive in any year: (i) no more than 2 million shares subject to stock options and stock appreciation rights; and (ii) no more than $15 million worth of shares subject to other awards that are performance awards, determined by multiplying the number of shares or units granted under the award by the fair market value of a share on the date of grant.

Adjustments

The Amended Plan provides for equitable adjustment by the committee in the event of certain corporate events such as a stock split, special dividend (in cash, shares or other property), merger, spin~~-~~off, or similar occurrence affecting the shares including, for example, adjustments to the number of shares reserved under the Amended Plan, the number of shares covered by, or issuable pursuant to each outstanding Benefit, the exercise price or purchase price relating to any Benefit, the performance goals, and the individual and share limitations under the Amended Plan.

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No Repricing

The Amended Plan prohibits repricing of stock options or stock appreciation rights other than in connection with an adjustment. Specifically, the Amended Plan provides that without prior approval of stockholders, the committee may not lower the exercise price or base price of an outstanding stock option or stock appreciation right nor grant any Benefit or provide cash in replacement of a canceled stock option or stock appreciation right which had been granted at a higher exercise price or base price.

Options

The Amended Plan provides that the exercise price of any stock option will be at least 100% of the fair market value of the shares of common stock on the grant date of the option, except in connection with an adjustment or a substitute option granted in connection with a corporate transaction. The committee may provide for the payment of the exercise price in cash, by delivery of other AbbVie shares of common stock having a market value equal to the purchase price of such shares, including by withholding of shares that would otherwise be distributed to the grantee upon exercise, through an open-market broker-assisted transaction, or by any other method approved by the committee.

No option other than a substitute option or an option granted to a non-employee director in lieu of directors’ fees (as discussed below) may be exercisable earlier than six months from its date of grant. No option may be granted with a term in excess of ten years from the date of grant. The Amended Plan contains special rules covering the time of exercise in case of retirement, death, disability, or other termination of employment.

Restricted Stock Awards and Restricted Stock Units

Restricted stock awards consist of shares of common stock transferred to participants, without payment, as additional compensation for their services to AbbVie or one of its subsidiaries. Restricted stock units consist of a contractual right of the participant to receive shares of common stock, or cash equal in value to those shares, in the future, without payment, as additional compensation for their services to AbbVie or one of its subsidiaries. Restricted stock awards and restricted stock units awarded under the Amended Plan will be subject to such terms and conditions as the committee determines are appropriate, including without limitation, restrictions on the sale or other disposition of such shares.

Performance Awards

The Amended Plan permits the grant of performance awards in the form of restricted stock, restricted stock units and other share-based awards. The goals established by the committee shall be based on any one or a combination of the following criteria, or such other criteria as determined by the committee in its discretion: earnings per share, return on equity, return on assets, return on net assets, return on investment, total stockholder return, net operating income, cash flow, increase in revenue, economic value added, increase in share price or cash flow return on investment, and may be applied to the performance of AbbVie, a subsidiary, or a division or strategic business unit of AbbVie, or may be applied to AbbVie performance relative to a market index, a group of other companies or a combination thereof, all as determined by the committee. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). The committee may make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting AbbVie or any subsidiary or the financial statements of AbbVie or any subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Payments earned under awards may be decreased or increased in the sole discretion of the committee based on such factors as it deems appropriate.

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Other Share-Based Awards and Recognition Awards

The committee may grant other share-based awards, stock appreciation rights and other awards based on the value of AbbVie shares of common stock, subject to such terms and conditions as the committee determines are appropriate. The committee may provide the right to vote and receive dividends on restricted stock and dividend equivalents on restricted stock units granted under the Amended Plan. Unless otherwise provided in a Benefit agreement or determined by the committee, any dividends or dividend equivalents received, including in connection with a stock split of the shares of common stock underlying an award, generally will be subject to the same restrictions as the shares of common stock underlying the award. The Amended Plan provides that the base price of any stock appreciation right will be at least equal to the fair market value of the shares of common stock on the date of grant of the stock appreciation right, except in connection with an adjustment, and that a stock appreciation right may not be granted with a term in excess of ten years from the date of grant. The committee may grant no more than one thousand fully vested shares of common stock to any one individual in any one calendar year, as a “recognition award.”

Foreign Benefits

The committee may grant Benefits to such officers and employees of AbbVie and its subsidiaries who reside in foreign jurisdictions, subject to such terms and conditions as the committee determines are appropriate. The committee may amend or vary the terms of the Amended Plan in order to conform such terms with the requirements of each jurisdiction where a subsidiary is located as it considers necessary or desirable to take into account or to mitigate the burden of taxation and social security contributions for participants and/or the subsidiary, or amend or vary the terms of the Amended Plan in a jurisdiction where the subsidiary is located as it considers necessary or desirable to meet the objectives of the Amended Plan. The committee may establish one or more sub-plans for these purposes. The committee may establish administrative rules and procedures to facilitate the operation of the Amended Plan in such jurisdictions. To the extent permitted under applicable law, the committee, which may delegate its authority and responsibilities regarding Foreign Benefits to one or more officers of AbbVie, has delegated its authority and responsibilities with respect to the administration of Benefits granted to officers and employees of AbbVie and its subsidiaries who reside in foreign jurisdictions to the Executive Vice President, Chief Human Resources Officer.

Nonqualified Stock Options to Non-Employee Directors

The Amended Plan permits each director of AbbVie who is not also an employee of AbbVie or its subsidiaries (“non-employee directors”) to elect to receive any or all of his or her directors’ fees earned under AbbVie’s Non-Employee Directors’ Fee Plan in the form of nonqualified stock options, provided that such election is made by December 31 of the year preceding the period in which the fees are earned. The fees covered by any such election will be converted to stock options based on a reasonable valuation method. Each nonqualified stock option due to a director under the Amended Plan will be granted annually, on the date of the annual stockholders meeting, will be immediately exercisable and non-forfeitable and will not be exercisable after the tenth anniversary of the date of grant.

Restricted Stock Units to Non-Employee Directors

The Amended Plan also provides that restricted stock units will automatically be awarded to each person elected a director of AbbVie at the annual stockholders meeting who is not also an employee of AbbVie or its subsidiaries. The awards will be made on the date the person is elected as a director, and each award will cover a number of shares of common stock set by the board in its sole discretion, upon recommendation by the committee, provided that the fair market value of the shares on the award date will not exceed $250,000. The shares covered by the awards will be fully vested on the award date. The non-employee director receiving the restricted stock units will be entitled to receive one share for each restricted stock unit upon the earliest of the date the director experiences a “separation from service” (within the meaning of Code Section 409A), the date the director dies or the date of a Change in Control that also qualifies as a “change in control event” within the meaning of Code Section 409A.

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Change in Control

Unless otherwise provided in an award agreement (including award agreements with executive officers), upon the occurrence of a Change in Control of AbbVie, the Amended Plan provides that: (i) stock options will become fully vested and exercisable; (ii) terms and conditions of restricted stock awards and restricted stock units will be deemed to be satisfied, and all restrictions will lapse; (iii) other share-based awards will become fully vested and stock appreciation rights will become fully vested and exercisable; and (iv) performance awards will be deemed to have been fully earned and immediately payable. The Amended Plan’s award agreements for AbbVie’s executive officers provide for accelerated vesting of Benefits in connection with a Change in Control only in double-trigger circumstances.

Forfeiture and Clawback

Subject to the discretion of the compensation committee, all awards (including any shares, proceeds, gains, or other economic benefit received by a participant under an award) are subject to forfeiture and/or repayment to AbbVie to the extent and in the event (i) required to comply with any applicable laws or securities exchange rules or regulations, (ii) of a material restatement of applicable AbbVie earnings or other financial results upon which the award was based, or (iii) the award holder has engaged in misconduct constituting a material breach of the AbbVie Code of Business Conduct.

Tax Withholding

The committee may permit or require a participant to pay all or a portion of the federal, state and local taxes (in U.S. or non-U.S. jurisdictions), including social security and Medicare withholding tax, arising in connection with the receipt or exercise of any Benefit, by having AbbVie withhold shares or by delivering shares received in connection with the Benefit or previously acquired, having a fair market value approximating the amount to be withheld, by having AbbVie or a subsidiary withhold from any cash compensation payable to the participant or sell shares issued pursuant to a Benefit and withhold from the proceeds, or by having the participant repay AbbVie for taxes paid on the participant’s behalf.

Nontransferability

Except as provided by the committee, Benefits granted under the Amended Plan will be exercisable only by the holder during the holder’s lifetime; provided, however, that such Benefits will be transferable by will or by the laws of descent and distribution.

Amendment and Termination

The Amended Plan may be amended from time to time or terminated by the board of directors. In the absence of stockholder approval, however, no such amendment may increase the aggregate number of shares available for Benefits, extend the term of the Amended Plan, or change or add a category or categories of individuals who are eligible to participate in the Amended Plan. In addition, without the written consent of the holder, no amendment or termination of the Amended Plan may materially and adversely modify the holder’s rights under the terms and conditions of an outstanding Benefit, except that the Amended Plan may be amended for purposes of granting Benefits to employees in foreign jurisdictions (as described above under “Foreign Benefits”) or as needed to comply with any tax or regulatory requirement, as determined by the board of directors or the committee. Without limiting the foregoing, the Amended Plan provides that the Amended Plan or any Benefit may be amended without the consent of the holder to comply with or qualify for exemption from Code Section 409A.

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New Plan Benefits

Future awards of Benefits under the Amended Plan will be determined by the committee and may vary from year to year and from participant to participant. Future awards under the Amended Plan are generally not determinable at this time because the awards are discretionary and/or depend on the value of AbbVie’s shares of common stock at the time that grants are determined. In addition, as discussed above, under the Amended Plan, each non-employee director who is elected to the board of directors at the annual stockholder meeting receives an award of a number of restricted stock units covering the number of shares of common stock having a fair market value on the date of the grant not exceeding $250,000. In 2020, this was 2,333 restricted stock units.

Prior Grants under the Plan

The following table shows, as of December 31, 2020, information regarding the grants of stock-based awards under the Plan among the persons and groups identified below, but excluding approximately 19,386,000 substitute awards granted in connection with AbbVie’s acquisition of Allergan. No awards have been granted under the Plan to any nominee for election as a director prior to their election or to any associate of a non-employee director, nominee or executive officer, and no other person has been granted 5% or more of the total amount of awards granted under the Plan.

	Stock Options Number of Shares	Restricted Stock Units and Performance Shares[1] Number of Shares
Named Executive Officers:
Richard A. Gonzalez Chairman of the Board and Chief Executive Officer	2,186,939	1,339,641
Robert A. Michael Executive Vice President, Chief Financial Officer	190,489	146,294
Laura J. Schumacher Vice Chairman, External Affairs and Chief Legal Officer	759,289	522,915
Carlos Alban Vice Chairman, Chief Commercial Officer	696,211	452,057
Michael E. Severino Vice Chairman and President	596,250	509,739
Current Executive Officers as a Group	5,374,791	3,856,459
Current Non-Executive Director Group	-	167,634
Non-Executive Officer Employee Group	5,914,787	41,666,148

1Performance-vested RSUs and performance shares are disclosed by reference to the target number of shares granted.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the principal United States federal income tax consequences of the Amended Plan for a participant who is a U.S. tax resident under the provisions of the Code currently in effect. The

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Internal Revenue Code and its regulations are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon that participant’s individual circumstances.

Options and Stock Appreciation Rights

Under existing law and regulations, the grant of nonqualified stock options and stock appreciation rights will not result in income taxable to the employee or director or provide a deduction to AbbVie. However, the exercise of a nonqualified stock option or stock appreciation right results in taxable income to the holder, and AbbVie may be entitled to a corresponding tax deduction, subject to the limits of Code Section 162(m). At the time of the exercise of a nonqualified stock option, the participant will be taxed at ordinary income tax rates on the excess of the fair market value of the shares purchased over the option’s exercise price. At the time of the exercise of a stock appreciation right, the participant will be taxed at ordinary income tax rates on the amount of the cash, or the fair market value of the shares, received by the employee upon exercise.

Restricted Stock Awards

A participant in the Amended Plan who is granted a restricted stock award will not be taxed upon the acquisition of such shares so long as the interest in such shares is subject to a “substantial risk of forfeiture” within the meaning of Code Section 83. Upon lapse or release of the restrictions, the recipient will be taxed at ordinary income tax rates on an amount equal to the then current fair market value of the shares. Any such awards that are not subject to a substantial risk of forfeiture will be taxed at the time of grant. AbbVie may be entitled to a corresponding tax deduction when the value of the award is included in the recipient’s taxable income, subject to the limits of Code Section 162(m). The basis of restricted shares held after lapse or termination of restrictions will be equal to their fair market value on the date of lapse or termination of restrictions, and upon subsequent disposition any further gain or loss will be a long-term or short-term capital gain or loss, depending upon the length of time the shares are held. A recipient of a restricted stock award may elect to be taxed at ordinary income tax rates on the full fair market value of the restricted shares at the time of grant. If this election is made, the basis of the shares acquired will be equal to the fair market value at the time of grant, no tax will be payable upon the subsequent lapse or release of the restrictions, and any gain or loss upon disposition will be a capital gain or loss.

Restricted Stock Units

An employee or non-employee director who is granted a restricted stock unit will not be taxed upon the grant of the award. Upon receipt of payment of cash or shares of common stock pursuant to a restricted stock unit, the employee or non-employee director will realize ordinary income in an amount equal to any cash received and the fair market value of any shares of common stock received. Subject to the limits of Code Section 162(m), AbbVie may be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee or non-employee director.

Performance Awards

A recipient of a performance award will generally realize ordinary income at the time shares of common stock are transferred or cash is paid to the grantee with respect to such award. AbbVie may be entitled to a corresponding tax deduction equal to the ordinary income recognized by the participant, subject to the limits of Code Section 162(m).

Section 409A

Section 409A of the Code imposes certain requirements on nonqualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (such as the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an

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individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service. Certain awards under the Amended Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the Amended Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

The board of directors recommends a vote “FOR” the approval of the AbbVie Amended and Restated 2013 Incentive Stock Program.

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What am I voting on and how should I vote?

We are asking stockholders to approve the AbbVie Amended and Restated 2013 Employee Stock Purchase Plan for NonU.S. Employees (the “Amended ESPP”), which amends and restates the AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees (the “ESPP”) and extends the term of the plan. We are not asking stockholders to approve an increase in the number of shares available under the ESPP. The Amended ESPP has been adopted by the board, subject to stockholder approval. If the Amended ESPP is approved at the Annual Meeting, it will become effective as of August 1, 2021 and will remain in effect for a period of 10 years, unless earlier terminated by the board.

If the Amended ESPP is not approved by stockholders, then the Amended ESPP will not become effective and the ESPP will continue in full force and effect.

A copy of the Amended ESPP is attached to this proxy statement as Appendix D.

The board of directors therefore recommends you vote “FOR” the approval of the Amended ESPP.

Material Changes to the ESPP

The following summary highlights the proposed material changes to the ESPP.

●	Term of the Plan: The term of the ESPP is extended through the tenth anniversary of the effective date of the Amended ESPP (i.e., assuming approval, to August 1, 2031).

Other Changes to the ESPP

In addition to the change noted above, the amendments include the following, as well as other administrative, clarifying and conforming changes:

●	Contribution Limits: The Amended ESPP gives its Administrator authority to alter the maximum amount that a participant may contribute towards the purchase of shares in a purchase cycle (currently, $12,500).
●	Sub-Plans: The Amended ESPP clarifies that shares purchased under sub-plans to the plan are counted against the authorized shares available under the Amended ESPP, and upon forfeiture of the purchase rights to which they relate, again become available for issuance under the Amended ESPP.
●	Fractional Shares: The Amended ESPP provides for the ability for participants’ plan contributions to be applied to acquire a notional interest in a fractional share, which will be paid in cash upon distribution of a participant’s account under the plan.
●	Compliance with Laws: The Amended ESPP strengthens AbbVie’s ability to amend the Amended ESPP to qualify for or comply with any tax or regulatory requirement.
●	Termination of Employment: The Amended ESPP eliminates discretion on the part of a participant’s employer to allow a participant who terminates employment in connection with a spinoff or similar event to purchase shares at the end of the purchase cycle in which the participant terminated using pre-termination contributions.

AMENDED ESPP SUMMARY

The Amended ESPP is a broad-based plan offering eligible employees the opportunity to acquire a stock ownership interest in AbbVie, through periodic contributions applied towards the purchase of AbbVie shares of

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common stock at a discount from the then-current market price. The purpose of the Amended ESPP is to provide an opportunity for non-U.S. employees of certain AbbVie subsidiaries to share in AbbVie’s growth.

This summary of the principal features of the Amended ESPP is qualified in its entirety by reference to the Amended ESPP, which is attached to this proxy statement as Appendix D.

Administration

The Amended ESPP provides that either the compensation committee or any other committee as the board of directors may designate from time to time (the "Administrator") will administer the Amended ESPP. To the extent permitted under applicable law, the Administrator may delegate its authority and responsibilities under the Amended ESPP to one or more AbbVie officers at any time in its sole discretion. In this regard, to the extent permitted under applicable law, the Administrator’s authority and responsibilities under the Amended ESPP are delegated to AbbVie’s Executive Vice President, Chief Human Resources Officer. Further, subject to applicable law, the board of directors may administer the Amended ESPP.

The Administrator and, to the extent permitted under applicable law, its delegate(s), have full power and authority to promulgate any rules and regulations deemed necessary for the proper administration of the Amended ESPP, to interpret the provisions and supervise the administration of the Amended ESPP, to correct any defect or supply any omission or reconcile any inconsistency in the terms of the Amended ESPP and any enrollment form or other instrument, to make factual determinations relevant to Amended ESPP entitlements and to take all action in connection with administration of the Amended ESPP as deemed necessary or advisable. Decisions of each of the Administrator and, where applicable, its delegate(s) will be final and binding upon all eligible employees who elect to participate in the Amended ESPP. AbbVie will pay all reasonable expenses incurred in the administration of the Amended ESPP.

The Administrator may amend or vary the terms of the Amended ESPP, including through the adoption of one or more subplans, to: (i) conform such terms with the requirements of each jurisdiction where an Employer (as defined below) is located, (ii) take into account or mitigate or reduce the burden of taxation and social security contributions for participants and/or the Employer, or (iii) meet the goals and objectives of the Amended ESPP.

Eligibility and Participation

Any individual who is an employee, as defined under the Amended ESPP, of a participating AbbVie subsidiary (each an "Employer"), is eligible to participate in the Amended ESPP. However, the Administrator or, to the extent permitted by applicable law, an Employer, may prospectively condition participation by its employees upon a period of service with such Employer. AbbVie’s officers and directors are not eligible to participate in the Amended ESPP. A participant's employment with an Employer will be deemed to be terminated on the day such entity ceases to be an AbbVie subsidiary.

Eligible employees may join a purchase cycle prior to the start of that purchase cycle. The first purchase cycle under the ESPP commenced on February 1, 2013 and ended on July 31, 2013 and subsequent purchase cycles have commenced on each August 1 and February 1 thereafter through the present time. As of December 31, 2020, AbbVie estimates that approximately 13,700 employees are eligible to participate in the Amended ESPP.

Share Reserve

An aggregate of 10,000,000 shares of AbbVie common stock were initially reserved for issuance under the ESPP as of its inception on January 1, 2013, subject to adjustment as described below under "Adjustments.” As of December 31, 2020, 7,713,338 shares remain available for issuance under the ESPP and such number of shares, less the shares purchased under the ESPP prior to the effective date of the Amended ESPP, will be available for issuance under the Amended ESPP, including under any sub-plans to the Amended ESPP.

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The shares may be authorized but unissued shares, treasury shares, shares purchased on the open market, or a combination of each, as determined from time to time by the board of directors. If any purchase right granted under the Amended ESPP or under any sub-plan expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to that purchase right will become available under the Amended ESPP.

If on any purchase date the number of shares otherwise purchasable by participants is greater than the number of shares then remaining available under the Amended ESPP, the Administrator will allocate the available shares among the participants in such manner as it deems appropriate in its sole discretion.

Purchase Cycles and Purchase Dates

AbbVie shares of common stock will be offered under the Amended ESPP through a series of purchase cycles. Unless otherwise determined by the Administrator, including with respect to a particular jurisdiction, subsidiary, or subplan, each purchase cycle will be six consecutive calendar months and subsequent purchase cycles will run consecutively after each preceding purchase cycle. Purchases will occur on the last business day of each purchase cycle. Except where prohibited by applicable law, the Administrator will have the power to make any changes without approval of the board of directors, and without regard to the expectations of any participants; provided, however, that AbbVie and/or the Employer must notify participants of any such change within a reasonable time before such change becomes effective.

Purchase Price

The purchase price of the AbbVie shares of common stock acquired on each purchase date will be 85% of the lesser of (i) the closing selling price per share of AbbVie shares of common stock on the date such purchase cycle begins and (ii) the closing selling price per share of AbbVie shares of common stock on the last business day of such purchase cycle.

The closing selling price of AbbVie shares of common stock on any relevant date under the Amended ESPP will be deemed to be equal to the closing selling price per share on such date as reported in the New York Stock Exchange Composite Transactions, or if no sale has been reported in the New York Stock Exchange Composite Transactions on that date, the closing price reported in the New York Stock Exchange Composite Transactions on the last preceding date on which there was a sale. On March 18, 2021, the closing selling price per share determined on such basis was $103.77 per share.

Payroll Deductions/Contributions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% to 10% (or such other maximum percentage that may be specified by the Administrator), in whole percentages only, of his or her eligible compensation. Where payroll deductions are prohibited under local law, the Administrator may permit participants to contribute to the Amended ESPP by an alternative method of contribution, including personal checks or direct debits from personal bank accounts. Under procedures established by the Administrator, a participant's authorization and enrollment form will continue in effect from one purchase cycle to the next, unless the participant suspends his or her payroll deductions or contributions or discontinues his or her participation in the Amended ESPP. Unless otherwise prohibited under local law or unless alternative procedures are established by the Administrator in its sole discretion, each Employer will convert the payroll deductions or contributions of its participants paid in nonU.S. currency into U.S. dollars at the end of the applicable purchase cycle. For purposes of the Amended ESPP, eligible compensation means the basic rate of cash remuneration of any employee as it appears on the books and records of such employee's Employer.

Unless a participant has previously ceased participation in the Amended ESPP during a purchase cycle, a participant's purchase right will be automatically exercised on each purchase date to purchase that number of full AbbVie shares of common stock that the balance credited to such participant's account will entitle him or her to purchase. Unless otherwise determined by the Administrator, any cash remaining in a participant's account after the purchase of AbbVie shares of common stock will be credited towards an interest in a fractional share, and in

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any case will remain in such participant's account for use in the next purchase cycle. Upon distribution of a participant’s account, any interest in a fractional share will be paid in cash.

Special Limitations

The Amended ESPP imposes certain limitations upon a participant's right to acquire AbbVie shares of common stock, including that no participant may contribute more than the equivalent in local currency of $12,500 during any purchase cycle towards the purchase of AbbVie shares of common stock, unless otherwise determined by the Administrator.

Discontinuance of Participation or Termination of Employment

The participant may discontinue participation in the Amended ESPP during a purchase cycle and his or her accumulated payroll deductions will be refunded without interest (unless otherwise required under local law) as soon as administratively practicable. A participant who discontinues participation during a purchase cycle will be ineligible to participate in the Amended ESPP until he or she reenrolls in the Amended ESPP for a subsequent purchase cycle in accordance with the Amended ESPP.

If a participant terminates employment with his or her Employer for any reason prior to the expiration of a purchase cycle, then the participant's participation in the Amended ESPP will immediately terminate and the amount credited to the participant's account will be refunded as soon as reasonably practicable.

Stockholder Rights

No participant will have any voting, dividend, or other stockholder rights with respect to AbbVie shares of common stock subject to any purchase right under the Amended ESPP until the shares of common stock have been purchased and delivered to the participant or into an account for the benefit of the participant as provided in the Amended ESPP.

Adjustments

If after the grant of a purchase right, but prior to the purchase of AbbVie shares of common stock with respect to a particular purchase period, there is any increase or decrease in the number of outstanding AbbVie shares of common stock because of a stock split, stock dividend, combination or recapitalization, the Administrator in its sole discretion will make any substitution or adjustment as it deems appropriate with respect to: the maximum number and kind of AbbVie shares of common stock that may be issued under the Amended ESPP, the purchase price per share of AbbVie shares of common stock, and any other limitations provided under the Amended ESPP.

In the event AbbVie effects one or more reorganizations, recapitalizations, spin-offs, split-ups, rights offerings or reductions of its outstanding shares of common stock, the Administrator in its sole discretion may make any substitution or adjustment as it deems appropriate with respect to: the maximum number of AbbVie shares of common stock available under the Amended ESPP, the purchase price per share of AbbVie shares of common stock covered by each outstanding purchase right, and any other limitations provided under the Amended ESPP.

Assignability

No purchase rights will be assignable or transferable by the participant. Any attempted assignment, transfer, pledge or other disposition will be null and void and without effect.

Liquidation or Dissolution

In the event of the proposed liquidation or dissolution of AbbVie, the purchase cycle then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Administrator in its sole discretion, and all outstanding purchase rights will automatically terminate

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and the amounts of all payroll deductions will be refunded without interest (unless otherwise required under local law) to the participants as soon as reasonably practicable.

Change in Control

In the event of a proposed sale of all or substantially all of the assets of AbbVie, or the merger or consolidation of AbbVie with or into another entity, then in the sole discretion of the Administrator, (i) each purchase right will be assumed, or an equivalent purchase right will be substituted, by the successor corporation or parent or subsidiary of such successor corporation, or (ii) a new purchase date will be established by the Administrator on or before the date of the consummation of such merger, consolidation or sale, and all outstanding purchase rights will be automatically exercised on such new date.

Duration, Termination or Amendment of the Amended ESPP

If the stockholders approve the Amended ESPP, then it will be effective as of August 1, 2021 and terminate on August 1, 2031, unless terminated earlier by the Board in its sole discretion. If stockholders do not approve the Amended ESPP, then the extension of the ESPP’s term will not become effective.

The board of directors may at any time amend the Amended ESPP without stockholder approval; however, stockholder approval must be obtained if required by any applicable laws, stock exchange rules or regulations.

The Board may terminate or suspend the Amended ESPP at any time in its sole discretion including shortening a purchase cycle and establishing a new purchase date for such purchase cycle for some or all participants in connection with a spin-off or other similar corporate event. The termination, suspension or amendment of the Amended ESPP will not alter rights or obligations under any purchase right previously granted under the Amended ESPP in any material adverse way without the consent of the affected participants, unless such termination, suspension or amendment is necessary or advisable to qualify for or comply with any tax or regulatory requirement.

Certain Income Tax Consequences

AbbVie does not offer the Amended ESPP to employees in the United States, so the issuance and exercise of purchase rights under the Amended ESPP should generally not have any federal income tax consequences for AbbVie or Amended ESPP participants. However, depending on the tax rules of the foreign jurisdictions in which Amended ESPP participants reside, there may be ordinary income to the participants at the time of their purchase of shares of common stock under the Amended ESPP. If the participant recognizes ordinary income in connection with his or her purchase of shares of common stock under the Amended ESPP, then the Employer may be entitled to a deduction in the same amount at the time such ordinary income is recognized.

In the event that AbbVie or an Employer is required to withhold any applicable taxes with regard to any compensation or other income realized by a participant under the Amended ESPP, then AbbVie or such Employer may deduct from any benefits of any kind otherwise due to a participant, including without limitation the proceeds of any sale of AbbVie shares of common stock for the account of the participant, the aggregate amount of such applicable taxes required to be withheld or, if such payments are insufficient to satisfy such applicable taxes, the participant will be required to pay to AbbVie or such Employer, or make other arrangement satisfactory to AbbVie or such Employer regarding payment to AbbVie or such Employer of, the aggregate amount of any such taxes.

The Amended ESPP is not intended to qualify under Section 423 of the Internal Revenue Code.

The foregoing is only a general summary of the effect of income taxation with respect to the purchase of shares under the Amended ESPP and does not discuss U.S. federal income tax laws or the income tax laws of any municipality, state or foreign country.

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New Plan Benefits

The benefits to be received by those AbbVie employees who are eligible to participate in the Amended ESPP are not determinable, since the amounts of future purchases by participants are based on elective participant contributions and also depend on the value of AbbVie's shares of common stock. No purchase rights have been granted, and no shares of common stock have been issued, with respect to the share increase for which stockholder approval is sought under this Proposal.

Past Participation in the ESPP

The table below sets forth the number of shares of common stock purchased by participating employees since the inception of the ESPP through December 31, 2020. Executive officers and non-employee directors of the Company (including nominees for election as director) and associates of such individuals, were not eligible to participate in the ESPP. No participating employee has purchased five percent or more of the total amount of shares of common stock purchased under the ESPP.

Name and Position	Aggregate Number of Shares Purchased
Named Executive Officers	0
All current executive officers as a group	0
All current directors who are not executive officers as a group	0
All current and former employees, excluding current executive officers as a group	2,286,662

The board of directors recommends a vote “FOR” the approval of the AbbVie Amended and Restated 2013 Employee Stock Purchase Plan for NonU.S. Employees.

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MANAGEMENT PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

What am I voting on and how should I vote?

You are being asked to amend and restate the Certificate of Incorporation to remove the supermajority voting requirement. Currently, certain amendments to the company’s Certificate of Incorporation or By-Laws require the affirmative vote of at least 80 percent of the outstanding shares. The proposed amendment will allow for a regular majority to pass such amendments in the future.

The board of directors therefore recommends you vote “FOR” the management proposal to amend and restate the Certificate of Incorporation to eliminate supermajority voting.

Currently, AbbVie’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that certain amendments to the Certificate of Incorporation or AbbVie’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of shares representing no less than 80 percent of AbbVie’s outstanding shares of stock entitled to vote generally in the election of directors. We refer to these provisions listed below as the “Supermajority Voting Requirement.”

Specifically, Article VIII of the Certificate of Incorporation provides that any stockholder-approved alteration, amendment, or repeal of any of the By-Law provisions listed below, or the adoption of any stockholder-approved By-Law provision inconsistent with those By-Law provisions, must be approved pursuant to the Supermajority Voting Requirement. The By-Law provisions covered by the Supermajority Voting Requirement are in regards to:

●	special meetings of stockholders and written consents by stockholders (Article II, Sections 2.2 and 2.12, respectively);
●	board size and tenure, classes of directors, board vacancies, and director removal (Article III, Sections 3.2, 3.3, 3.10 and 3.11, respectively);
●	indemnification of directors and officers (Article VII); and
●	amendments to the By-Laws (Article X).

Article XI of the Certificate of Incorporation provides that any alteration, amendment, or repeal of any of the provisions of the Certificate of Incorporation listed below, or the adoption of any provision inconsistent with those provisions, must be approved pursuant to the Supermajority Voting Requirement. The provisions covered by the Supermajority Voting Requirement are in regards to:

●	board size, classes of directors, board vacancies, and director removal (Article VI, Sections 1, 2, 3 and 4, respectively); and
●	written consents by stockholders and special meetings of stockholders (Article VII, Sections 1 and 2, respectively).

After reviewing the advantages and disadvantages of the Supermajority Voting Requirement at this time, the board approved, and recommends that stockholders approve, the amendment and restatement of Articles VIII and XI of the Certificate of Incorporation to remove the Supermajority Voting Requirement contained therein. If approved, future stockholder-approved amendments to the By-Law and Certificate of Incorporation provisions listed above will not be subject to the Supermajority Voting Requirement and will instead require the affirmative vote of a majority of AbbVie’s outstanding shares of stock entitled to vote generally in the election of directors.

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MANAGEMENT PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

The proposed Certificate of Amendment to the Certificate of Incorporation is attached to this proxy statement as Appendix A, which the company would file promptly following the 2021 Annual Meeting if our stockholders approve the amendment. The affirmative vote of the holders of 80 percent of the outstanding shares of stock entitled to vote generally in the election of directors on the Record Date is required to approve this proposal pursuant to the Certificate of Incorporation. The board has approved certain conforming changes to the company’s By-Laws, contingent on the effectiveness of the proposed amendment to the Certificate of Incorporation.

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STOCKHOLDER PROPOSALS

What am I voting on and how should I vote?

Two stockholder proposals will be voted upon at the Annual Meeting if properly presented by or on behalf of the proponent. The address of each of the proponents is available upon request. The proposed resolutions and the statements made in support thereof, as well as the board of directors’ statements in opposition to these proposals, are presented on the following pages. The proposal may contain assertions about AbbVie or other statements that we believe are incorrect.

The board of directors recommends you vote “AGAINST” the proposals for the reasons set forth following the proposals.

Stockholder Proposal on Lobbying Report

Zevin Asset Management, on behalf of William Creighton, and co-filers Benedictine Sisters of Virginia, Congregation of Divine Providence Trust, Dana Investment Advisors, Dominican Sisters of Springfield, IL, First Affirmative Financial Network, LLC for Jane M. Ritchie Trust, Miller/Howard for Michael Roomberg, and Providence Trust have notified AbbVie that they intend to present the following proposal at the Annual Meeting and that they each own at least $2,000 worth of AbbVie shares.

Whereas, we believe in full disclosure of AbbVie’s direct and indirect lobbying activities and expenditures to assess whether AbbVie’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders of AbbVie request the preparation of a report, updated annually, disclosing:

1.Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.Payments by AbbVie used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.AbbVie’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.Description of management’s decision-making process and the Board’s oversight for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which AbbVie is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local,

state and federal levels.

The report shall be presented to the Public Policy Committee and posted on AbbVie’s website.

Supporting Statement

AbbVie spent $41,580,000 from 2013 – 2019 on federal lobbying. This does not include state lobbying, where AbbVie also lobbies but disclosure is uneven or absent. For example, AbbVie had at least 67 lobbyists in 14 states in 2019 (followthemoney.org) and spent $2,346,703 on lobbying in California from 2013 – 2019.

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AbbVie belongs to the Chamber of Commerce, which has spent over $1.6 billion on lobbying since 1998, and sits on the board of the Pharmaceutical Research and Manufacturers of America (PhRMA). AbbVie does not disclose the portions of its payments to trade associations and social welfare organizations that are used for lobbying, including grassroots. Grassroots lobbying does not get reported at the federal level under the Lobbying Disclosure Act, and disclosure is uneven or absent in states.

We are concerned AbbVie’s payments to third party groups are potentially being used for undisclosed grassroots lobbying. For example, PhRMA, which brought in $459 million in revenue for 2018, has given millions to “dark money” social welfare groups which then “advocated policies favored by drugmakers.”1 And AbbVie is a member of the Alliance for Patient Access, a nonprofit with a “consumer-friendly vibe that pushes drugmakers’ message.”2

AbbVie’s lack of disclosure presents reputational risk when its lobbying contradicts company public positions. For example, AbbVie believes patients need access to affordable medicines, yet funds PhRMA’s opposition to lower drug price initiatives.3 And AbbVie publicly supported COVID-19 efforts, but the Chamber of Commerce directly lobbied against using the Defense Production Act to speed production of personal protective equipment for workers.4

_______________________

1 https://www.opensecrets.org/news/2019/11/big-pharma-bankrolled-conservative-groups-tax-returns-show/.

2 https://apnews.com/article/7c8d0728c38345cd8dfc0fe1abd456ae.

3 https://www.cnn.com/2019/01/23/health/phrma-lobbying-costs-bn/index.html

4 https://chamberofcommercewatch.org/2054-2/.

Board of Directors Statement in Opposition to the Stockholder Proposal on Lobbying Report

The board of directors recommends that stockholders vote AGAINST this proposal. This proposal is unnecessary, because AbbVie already makes extensive disclosures regarding our lobbying and political activities as required by law and we voluntarily disclose additional related information on our website, as outlined below. AbbVie has already demonstrated transparency with respect to lobbying activities and strong risk mitigation procedures governing such activities. The preparation and maintenance of an additional report, as proposed, is neither a good use of resources, nor would it increase stockholder value.

The board, through its public policy committee, exercises oversight of AbbVie’s political and lobbying activities.

●	The board of directors public policy committee exercises oversight of AbbVie’s political expenditures and lobbying activities, as specifically enumerated in the committee’s charter, and which are further governed by the committee’s approved policy on political contributions. The public policy committee and AbbVie’s senior management review these activities and expenditures on a regular basis.
●	Our Vice Chairman, External Affairs and Chief Legal Officer, who reports directly to the CEO, and our Vice President, Government Affairs, each review and approve AbbVie’s lobbying strategy and all plans for corporate political contributions at the recommendation of AbbVie’s Government Affairs function to ensure that these activities are consistent with the company’s guidelines and comply with applicable laws.
●	We believe this approach, as explained on our website, minimizes risk and reflects our guiding commitment to transparency, stewardship of corporate and stockholder funds, sound corporate practice, and high standards of ethical conduct.

AbbVie already makes extensive disclosures regarding lobbying and political activities and has been recognized as a leader in this area.

●	Since our launch as a new public company in 2013, AbbVie has provided robust transparency through the disclosures described below. AbbVie’s website describes our oversight process and our guiding principles for

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lobbying and political activities. We pursue activities that shape policies to benefit patients, with a focus on improving patient access to new medical advances.
●	In part due to the extensive disclosures described below, AbbVie has been consistently recognized as a leader in providing the highest level of political transparency and accountability. In 2020, AbbVie was again recognized as a “trendsetter” in this area by the CPA-Zicklin Index, the highest ranking a company can receive. This index, which is produced by the non-profit Center for Political Accountability in conjunction with the Zicklin Center for Business Ethics Research at The Wharton School at the University of Pennsylvania, benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies. AbbVie was also ranked in the top tier of companies in 2019, 2018, 2017, 2016, 2015, and 2014.
●	AbbVie files quarterly reports that include (i) total federal lobbying expenditures, (ii) the name of the legislation or subject matter covered, (iii) individuals who lobbied on behalf of AbbVie, and (iv) identification of the legislative body or executive branch that was contacted, in compliance with the Lobbying Disclosure Act. These reports include expenses associated with lobbying the federal government and the portion of trade association dues associated with federal lobbying. AbbVie provides links to these reports on our website at http://www.abbvie.com/responsibility/transparency-policies/home.html#cpc. We file similar publicly-available lobbying reports with state and local agencies as required by law.
●	In 2016, we enhanced our website with a comprehensive list of our state lobbying reports with direct links to our state filings or the relevant database.
●	AbbVie also provides a listing of corporate contributions to political candidates, political parties, political committees, ballot measure committees, and organizations operating under Section 527 of the Internal Revenue Code. These reports are updated every six months and are archived for reference on our website identified above.
●	AbbVie does not currently make direct expenditures toward U.S. federal or state grassroots lobbying communications to the general public and does not currently contribute funds intended for use in elections to tax-exempt organizations under Section 501(c)(4) of the Internal Revenue Code, as disclosed on our website. If such a contribution were made, it would be enumerated in AbbVie’s reports on other corporate political contributions.
●	AbbVie discloses trade associations to which AbbVie provides $50,000 or more in annual membership, which are reviewed by the Public Policy Committee. This threshold was lowered in 2016 from $100,000. AbbVie also posts a list of global trade associations in which an AbbVie employee serves on the organization’s board of directors. Both of these lists are available on our website. AbbVie chooses to participate as a member of various associations based on our commitment to voice our concerns as appropriate through our colleagues who serve on the boards and committees of these groups. Such participation does not imply that we always agree with the positions of the larger organization and/or other members.
●	AbbVie also provides a link to the Federal Election Commission reports of the AbbVie Political Action Committee (“PAC”), which detail the PAC’s political contributions and expenditures.
●	Attempting to quantify indirect lobbying would be difficult to estimate and potentially misleading to stockholders as AbbVie is not directing the lobbying activities of trade, civic or patient groups. Further, it would be difficult for us to determine which third parties may endorse model legislation and whether such activities fall within the proposal’s request.

In summary, our robust oversight mechanisms and extensive disclosures address the concerns underlying the proposal, but without the unnecessary business risks and additional resources the proposal would introduce if implemented.

The board of directors recommends that you vote AGAINST the proposal.

Stockholder Proposal on Independent Chair

The Employees’ Retirement System of Rhode Island and co-filers Common Spirit Health and Vermont Pension Investment Committee have notified AbbVie that they intend to present the following proposal at the Annual Meeting and that they collectively own 154,634 AbbVie shares.

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RESOLVED: Shareholders request the Board of Directors adopt as policy, and amend the bylaws as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, be an independent member of the Board. This independence policy shall apply prospectively so as not to violate any contractual obligations. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

This policy would be phased in for the next CEO transition.

SUPPORTING STATEMENT

We believe:

●	The role of the CEO and management is to run the company.
●	The role of the Board of Directors is to provide independent oversight of management and the CEO.
●	There is a potential conflict of interest for a CEO to have an inside director act as Chair.

As of March 2020, approximately 33% of S&P 500 firms had an independent chair. ISS reported in September 2020 that 85% percent of investors responding to its policy survey indicated that an independent chair is their preferred model.

We are concerned by the number and types of patent litigation in which AbbVie and its wholly-owned subsidiaries are, and have been, involved, including significant issues of alleged antitrust and anticompetitive pharmaceutical agreements. It is alleged that these settlement agreements violate state and federal antitrust laws and allowed the company to raise the price of Humira and limit options for patients.

Additionally, the U.S. House of Representatives Committee on Oversight and Reform has announced plans to serve a subpoena to the company for documents, as part of the Committee’s ongoing investigation of drug company pricing practices. In a September 1, 2020 memorandum, Chairwoman Maloney explained the need for a subpoena, stating that “After more than 18 months, AbbVie has demonstrated its unwillingness to comply voluntarily with the Committee’s investigation”.

In light of rising material legal, regulatory, financial and reputational risks, as well as the controversies and legal challenges facing the company we are concerned that the Board is not providing the necessary oversight of the company’s culture, strategy, and risk management.

In our view, shareholders are best served by an independent Board Chair who can provide a balance of power between the CEO and the Board. Taking this step is in the long-term interests of shareholders and will promote effective oversight of management.

In order to ensure that our Board can provide rigorous oversight for our Company with greater independence and accountability, we urge a vote FOR this shareholder proposal.

Board of Directors Statement in Opposition to the Stockholder Proposal on Independent Chair

The board of directors recommends that stockholders vote AGAINST this proposal.

Our board of directors believes that our stockholders are best served by preserving the flexibility to determine the appropriate leadership structure for the company in light of the circumstances at the time.

We believe the proposal would unnecessarily restrict the board’s ability to exercise its fiduciary duty to determine the board leadership structure most appropriate for the company given the specific circumstances and leadership needs at any particular point in time. The company’s robust governance framework ensures that board leadership

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is balanced with independent participation given the extensive involvement of the lead director and his oversight. Therefore, adopting a proposal that would limit the board’s ability to exercise decision making on the appropriate leadership is not in stockholders’ best interests.

AbbVie’s existing leadership structure and corporate governance practices provide strong independent oversight.

Since its inception in 2013, AbbVie has had a robust lead independent director role. The lead independent director has significant authority and responsibilities and works directly with the Chairman and CEO, as well as the independent directors, to ensure meaningful oversight of the board. Among other duties, our lead independent director:

●	reviews and guides agenda items for board meetings;
●	leads the CEO succession planning process;
●	facilitates communication with the board and presides over regularly conducted executive sessions of the independent directors or sessions where the chairman of the board is not present;
●	reviews and approves matters, such as schedule sufficiency, and, where appropriate, information provided to other board members;
●	serves as the liaison between the chairman of the board and the independent directors;
●	has the authority to call meetings of the independent directors;
●	leads the board’s evaluation of the CEO;
●	leads the annual board and committee evaluation process, including discussing evaluations with each director individually;
●	encourages effective director participation by fostering an environment of open dialogue and constructive feedback among independent directors;
●	involved in selection and interviewing of new board members;
●	if requested by major stockholders, ensures that he or she is available for consultation and direct communication as needed;
●	if required, represents independent board members externally; and
●	performs such other duties as the board may determine from time to time.

AbbVie has other robust corporate governance practices designed to protect long-term shareholder value. All directors, other than the CEO, are independent. All key committees and committee chairs are comprised completely of independent directors. Our independent directors meet regularly in executive session, which is presided over by the lead director. Our directors are also subject to majority voting as set forth in our By-Laws. Other corporate governance practices, which are highlighted in our Governance Guidelines (available at www.abbvieinvestor.com) and throughout this proxy statement, include a comprehensive board risk management oversight process; an annual investor engagement program, reaching over 40% of outstanding shares; annual say on pay votes; and proxy access.

The board periodically considers AbbVie’s leadership structure and has determined that its needs are best met through the existing structure.

In light of the lead independent director authority and responsibilities and other corporate governance practices, the board has determined that its current leadership structure, in which the offices of Chairman and Chief Executive Officer are held by one individual, along with a strong and independent Lead Director, ensures the appropriate level of oversight, independence, and responsibility is applied to all board decisions and is in the best interests of AbbVie and its stockholders.

The board of directors recommends that you vote AGAINST the proposal.

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ADDITIONAL INFORMATION

Corporate Governance Materials

AbbVie’s corporate governance guidelines with the outline of directorship qualifications; director independence guidelines; code of business conduct; and audit committee, compensation committee, nominations and governance committee, and public policy committee charters are all available in the corporate governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

Procedures for Approval of Related Person Transactions

It is AbbVie’s policy that the nominations and governance committee review, approve, ratify or disapprove of all transactions in which AbbVie participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. Related person transactions requiring review by the nominations and governance committee pursuant to this policy are identified in:

●	questionnaires annually distributed to AbbVie’s directors and executive officers;
●	certifications submitted annually by AbbVie executive officers related to their compliance with AbbVie’s Code of Business Conduct; or
●	communications made directly by the related person to the chief financial officer or general counsel.

In determining whether to approve or ratify a related person transaction, the nominations and governance committee will consider the following items, among others:

●	the related person’s relationship to AbbVie and interest in the transaction;
●	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;
●	the benefits to AbbVie of the transaction;
●	if applicable, the availability of other sources of comparable products or services;
●	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;
●	whether a transaction has the potential to impair director independence; and
●	whether the transaction constitutes a conflict of interest.

This process is included in the nominations and governance committee’s written charter, which is available on the corporate governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires AbbVie’s directors and executive officers, and persons who own more than 10% of a registered class of AbbVie’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities of AbbVie. With the exception of one amended report filed on behalf of an executive officer on April 24, 2020 and one amended report filed on behalf of a director on May 22, 2020, each of which reported the omission of one transaction in the original, timely-filed report due to administrative error, to AbbVie’s knowledge, no executive officer or director of AbbVie failed to file reports required by Section 16(a) on a timely basis.

Performance-Based Compensation Arrangements

The Performance Incentive Plan and the Incentive Stock Program are intended to comply with Internal Revenue Code Section 162(m) to permit deductibility of performance-based compensation with respect to awards granted before November 2017. In connection with such awards, the compensation committee expects to take appropriate steps to preserve deductibility, but has the flexibility to take actions that may be based on considerations in addition to tax deductibility. The committee believes that stockholder interests are best served by not restricting

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ADDITIONAL INFORMATION

the committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the committee may approve components of compensation for certain executive officers that are not deductible.

Exclusive Forum

AbbVie is incorporated in the state of Delaware and Delaware law governs the relationship among its directors, officers, and stockholders (also known as the internal affairs doctrine). To provide for the orderly, efficient and cost-effective resolution of Delaware-law issues affecting AbbVie, the company’s Certificate of Incorporation provides that unless the board of directors otherwise determines, Delaware courts are the exclusive forum for cases involving the internal affairs doctrine, derivative actions brought on behalf of the company, claims for breach of fiduciary duty, and other matters concerning Delaware statutory and common law. The provision does not apply to any other cases brought against AbbVie. There is uncertainty as to whether a court would enforce the exclusive forum provision with respect to claims under the federal securities laws. The preceding paragraph is not an exhaustive description.

Other Matters

The board of directors knows of no other business to be transacted at the 2021 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Date for Receipt of Stockholder Proposals for the 2022 Annual Meeting Proxy Statement

Stockholder proposals for presentation at the 2022 Annual Meeting must be received by AbbVie no later than November 23, 2021 and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2022 meeting.

Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

A stockholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the secretary of AbbVie. Recommendations must be accompanied by certain information about both the nominee and the stockholder making the nomination, as set forth in AbbVie’s Amended and Restated By-Laws. A nominee who is recommended by a stockholder following these procedures will receive the same consideration as other comparably qualified nominees.

A stockholder entitled to vote for the election of directors at an Annual Meeting and who is a stockholder of record on:

●	the record date for that Annual Meeting,
●	the date of this proxy statement, and
●	the date of the Annual Meeting

may nominate persons for director, or make proposals of other business to be brought before the Annual Meeting, by providing proper timely written notice to the secretary of AbbVie. That notice must include certain information required by Article II of AbbVie’s Amended and Restated By-Laws, including information about the stockholder, any beneficial owner on whose behalf the nomination or proposal is being made, their respective affiliates or associates or others acting in concert with them, and any proposed director nominee.

For each matter the stockholder proposes to bring before the Annual Meeting, the notice must also include a brief description of the business to be discussed, the reasons for conducting such business at the Annual Meeting, any material interest of the stockholder in such business and certain other information specified in the By-Laws. In addition, in the case of a director nomination, the notice must include a completed and signed questionnaire, representation and agreement of the nominee addressing matters specified in the By-Laws.

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ADDITIONAL INFORMATION

To be timely, written notice either to directly nominate persons for director or to bring business properly before the Annual Meeting must be received at AbbVie’s principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding Annual Meeting. If the Annual Meeting is called for a date that is more than thirty days before or sixty days after such anniversary date, notice by the stockholder must be received not less than ninety days and not more than one hundred twenty days prior to the date of such Annual Meeting and not later than the close of business on the later of ninety days prior to the date of such Annual Meeting, or, if the first public announcement of the date of such Annual Meeting is less than one hundred days prior to the date of such Annual Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by AbbVie. To be timely for the 2022 Annual Meeting, this written notice must be received by AbbVie no later than February 7, 2022.

In addition, the notice must be updated and supplemented, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the Annual Meeting and as of the date that is ten business days prior to the meeting. Any such update or supplement must be delivered to the secretary of AbbVie at AbbVie’s principal executive offices not more than five business days after the record date for the Annual Meeting, and not less than eight business days before the date of the Annual Meeting in the case of any update or supplement required to be made as of ten business days prior to the Annual Meeting.

Procedure for Stockholder Nominations to be Included in AbbVie’s Proxy Materials

AbbVie adopted a proxy access By-Law provision to permit a stockholder, or a group of up to 20 stockholders, continuously owning shares of our company for at least 3 years and representing an aggregate of at least 3% of the outstanding shares of common stock, to nominate and include in our proxy materials director nominee(s) constituting up to 25% of the total number of the directors in office, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our By-Laws. Notice must include certain information required by Article II of AbbVie’s Amended and Restated By-Laws. To be timely, written notice must be received at AbbVie’s principal executive offices not earlier than 150 days and not later than 120 days before the anniversary of the date that the company mailed its proxy statement for the prior year’s annual meeting of stockholders. To be timely for the 2022 Annual Meeting, this written notice must be received by AbbVie no later than November 23, 2021 and must include the specific information required by, and otherwise comply with the requirements of, our By-Laws.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single Notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Several brokers and banks with accountholders who are AbbVie stockholders will be “householding” our proxy materials. As indicated in the notice provided by these brokers to AbbVie stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker, or contact Broadridge Financial Solutions at 1-866-540-7095, or write to us at Investor Relations, AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or bank.

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Cautionary Statement Regarding Forward-Looking Statements

Some statements in this proxy statement are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie's acquisition of Allergan or to promptly and effectively integrate Allergan's business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2020 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

General

It is important that proxies be returned promptly. Stockholders are urged to vote, regardless of the number of shares of AbbVie common stock owned. Stockholders may vote by telephone, by Internet, or by mail if a printed version of the proxy card was received or requested. Stockholders who vote by telephone or the Internet do not need to return a proxy card.

The Annual Meeting will be held on Friday, May 7, 2021 at 9:00 a.m. CT. The safety of our stockholders is important to us, and given the current guidance by public health officials surrounding COVID-19 and group gatherings, this year’s Annual Meeting will be a virtual meeting of stockholders. It is also important to us that our stockholders be able to engage with the company and its executives during the annual meeting. AbbVie held a virtual stockholder meeting in 2020, and we found that more stockholders were able to attend and our executive leadership team was able to answer more stockholder questions than in prior years, when the company held in-person meetings. A virtual meeting allows more stockholders to attend the meeting equally and without cost, from anywhere around the globe. At the 2021 virtual shareholder meeting, stockholders will be able to attend the Annual Meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/ ABBV2021. This website can be accessed on a computer, tablet, or phone with internet connection. For stockholders without access to the internet, you may listen to the Annual Meeting by telephone at 1-877-328-2502. AbbVie will make any required list of stockholders available during the meeting. Closed captioning will be available on the meeting platform.

On the day of the Annual Meeting, stockholders may begin to log in to the online virtual annual meeting platform beginning at 8:45 a.m. Central Time, and the meeting will begin promptly at 9:00 a.m. Central Time. Please allow ample time for online login. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call 1-844-986-0822 (USA) or 1-303-562-9302 (International) for technical support. Consistent with prior practice at our in-person meetings, we will address as many stockholder-submitted question topics as time permits.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ABBV2021, you must enter the control number found on your proxy card, voting instruction form or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

By order of the board of directors. LAURA J. SCHUMACHER SECRETARY

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INFORMATION ABOUT THE ANNUAL MEETING

Who Can Vote

Stockholders of record at the close of business on March 8, 2021 will be entitled to notice of and to vote during the Annual Meeting. As of March 8, 2021, AbbVie had 1,764,825,805 outstanding shares of common stock, which are AbbVie’s only outstanding voting securities. Each stockholder has one vote per share. Stockholders do not have the right to vote cumulatively in electing directors.

Notice and Access

In accordance with the Securities and Exchange Commission (SEC) e-proxy rules, AbbVie mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders in March 2021. The Notice describes the matters to be considered at the Annual Meeting and how stockholders can access the proxy materials online. It also provides instructions on how stockholders can vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions on the Notice.

Voting by Proxy

AbbVie’s stockholders may vote their shares by telephone, the Internet, or during the Annual Meeting. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting can be found on the Notice, on the website listed in the Notice, and, if you received one, on your proxy card. If you requested a printed version of the proxy card, you may also vote by mail.

Revoking a Proxy

You may revoke your proxy by voting during the Annual Meeting or, at any time prior to the meeting:

●	by delivering a written notice to the secretary of AbbVie,
●	by delivering an authorized proxy with a later date, or
●	by voting by telephone or the Internet after you have given your proxy.

Discretionary Voting Authority

Unless otherwise specified in accordance with the instructions on the proxy, the persons named in the proxy will vote the shares of AbbVie common stock covered by proxies they receive to elect the four nominees named in Item 1 on the proxy card. If a nominee becomes unavailable to serve, the shares will be voted for a substitute designated by the board of directors or for fewer than four nominees if, in the judgment of the proxy holders, such action is necessary or desirable.

Where a stockholder has specified a choice for or against the proposals to be presented at the Annual Meeting or if the stockholder has chosen to abstain, the shares of AbbVie common stock represented by the proxy will be voted (or not voted) as specified. Where no choice has been specified, the proxy will be voted FOR the ratification of Ernst & Young LLP as auditors, FOR the approval of executive compensation, FOR the share plan amendment proposals, FOR the management proposal to eliminate supermajority voting, and AGAINST each of the stockholder proposals.

The board of directors is not aware of any other issue that may properly be brought before the meeting. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

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INFORMATION ABOUT THE ANNUAL MEETING

Quorum and Vote Required to Approve Each Item on the Proxy

A majority of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum. Directors are elected by stockholders in an uncontested election if a majority of the votes cast are “for” a director’s re-election at the Annual Meeting, excluding abstentions and broker non-votes. For other matters, the affirmative vote of a majority of the shares represented, in person or by proxy, at the meeting and entitled to vote on a matter shall be the act of the stockholders with respect to that matter; except for the management proposal to eliminate supermajority voting, which requires the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of AbbVie entitled to vote generally in the election of directors pursuant to Article XI of AbbVie’s Amended and Restated Certificate of Incorporation.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These “non-voted shares” will be considered shares not present and, therefore, not entitled to vote on those matters, although these shares may be considered present and entitled to vote for other purposes. Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters the New York Stock Exchange considers “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters. The election of directors, the advisory vote on the approval of executive compensation, the management proposal to eliminate supermajority voting, the two proposals to amend the stock plans, and the stockholder proposals are considered “non-routine” matters. Non-voted shares will not affect the determination of the outcome of the vote on any matter to be decided at the meeting. Shares represented by proxies that are present and entitled to vote on a matter but that have elected to abstain from voting on that matter, other than the election of directors, will have the effect of votes against that matter.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify stockholders are independent and are not AbbVie employees.

Cost of Soliciting Proxies

AbbVie will bear the cost of making solicitations from its stockholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail, telephone, Internet, or in person by directors, officers, or employees of AbbVie and its subsidiaries.

AbbVie has retained Alliance Advisors LLC to aid in the solicitation of proxies, at an estimated cost of $15,500 plus reimbursement for reasonable out-of-pocket expenses.

AbbVie Savings Plan

Participants in the AbbVie Savings Plan will receive voting instructions for their shares of AbbVie common stock held in the AbbVie Savings Plan Trust. The Trust is administered by both a trustee and an investment committee. The trustee is The Northern Trust Company. The members of the investment committee are William H.S. Preece, Scott T. Reents and Michael J. Thomas, employees of AbbVie. The voting power with respect to the shares is held by and shared between the investment committee and the participants. The investment committee must solicit voting instructions from the participants and follow the voting instructions it receives. The investment committee may use its own discretion with respect to those shares of AbbVie common stock for which no voting instructions are received.

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Appendix A

Proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation of AbbVie Inc.

The text of the proposed amendment is marked to reflect the proposed changes.

AbbVie Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. Articles VIII and XI of AbbVie’s Amended and Restated Certificate of Incorporation are amended to read as follows:

ARTICLE VIII

AMENDMENTS TO BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the By-laws of the Corporation (the “By-laws”) may be altered, amended or repealed, in whole or in part, and new By-laws may be adopted, (i) by the affirmative vote of shares representing a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided, however, ~~that any proposed alteration, amendment or repeal of, or the adoption of any By-law inconsistent with, Sections 2.2, 2.12, 3.2, 3.3, 3.10 or 3.11, Article VII or Article X of the By-laws (in each case, as in effect on the date hereof), or the alteration, amendment or repeal of, or the adoption of any provision inconsistent with this sentence, may only be made by the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; and provided further~~, ~~however~~, that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be contained in the notice of such meeting, or (ii) by action of the Board of Directors of the Corporation; provided, however, that the case of any such action at a meeting of the Board of Directors, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be given not less than two days prior to the meeting.

* * *

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation may from time to time adopt, amend or repeal any provisions of this Amended and Restated Certificate of Incorporation; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any provision inconsistent with, Article VI and Article VII of this Amended and Restated Certificate of Incorporation (in each case, as in effect on the date hereof), or the alteration, amendment or repeal of, or the adoption of any provision inconsistent with this sentence, may only be made by the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

2. The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, duly authorized, as of the      day of          2021.

AbbVie Inc.

By:
Name:
Title:

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Appendix B

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Year Ended December 31, 2020

(Unaudited) (In millions, except per share data)

Non-GAAP Financial Results

Financial results are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenues and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Business Performance Highlights Reconciliations

1.	Net Revenues since 2013 Inception and Compound Annual Growth Rate

									2020‑2013
	2020	2019	2018	2017	2016	2015	2014	2013	CAGR
As reported (GAAP)	$45,804	$33,266	$32,753	$28,216	$25,638	$22,859	$19,960	$18,790	13.6%
Adjusted for specified items:	(20)	—	(20)	—	(78)	(40)	(81)	—	—
As adjusted (non‑GAAP)	$45,784	$33,266	$32,733	$28,216	$25,560	$22,819	$19,879	$18,790	13.6%

The 2020 specified revenue item represents an upfront payment received under a previously announced legacy Allergan collaboration. The 2018 specified revenue item represents a milestone payment received under a previously announced collaboration. The 2016 specified revenue items included milestone revenue under previously announced collaborations and prior period royalty revenue related to a patent lawsuit settlement. The 2015 net revenue specified item represents a milestone payment received under a previously announced collaboration. The 2014 net revenue specified item reflects royalty income from prior periods recognized in the fourth quarter of 2014 as a result of the settlement of a licensing arrangement.

2.	Diluted Earnings Per Share Compound Annual Growth Rate and Operating Margin Expansion since 2013 Inception

	Earnings Per Share			Operating Margin Expansion
			2020‑2013				2020‑2019	2020‑2013
	2020	2013	CAGR	2020	2019	2013	Expansion	Expansion
As reported (GAAP)	$2.72	$2.56	0.9%	24.8%	39.0%	30.1%	(1,420) bps	(530) bps
Adjusted for specified items:	7.84	0.58		23.2%	8.3%	6.2%	1,490 bps	1,700 bps
As adjusted (non‑GAAP)	$10.56	$3.14	18.9%	48.0%	47.3%	36.3%	70 bps	1,170 bps

3.	Net Revenues Increase over 2019

Net Revenues
As reported (GAAP)	37.7%
Adjusted for specified and other items:	(0.1)%
Adjusted for foreign exchange:	0.3%
As adjusted (non‑GAAP)	37.9%

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4.	Diluted Earnings

Per Share since 2013 Inception

	2020	2019	2018	2017	2016	2015	2014	2013
As reported (GAAP)	$2.72	$5.28	$3.66	$3.30	$3.63	$3.13	$1.10	$2.56
Adjusted for specified items:
Intangible asset amortization	2.87	0.86	0.69	0.51	0.38	0.20	0.18	0.23
Separation costs	—	—	—	—	—	0.13	0.24	0.10
Milestones and other R&D expenses	0.14	0.20	0.09	0.09	0.05	0.26	0.48	—
Acquired IPR&D	0.71	0.25	0.27	0.20	0.12	0.09	0.15	0.21
Reata divestiture	—	(0.20)	—	—	—	—	—	—
Calico collaboration	—	—	0.32	—	—	—	—	—
Stemcentrx‑related impairment		0.56	2.66	—	—	—	—	—
Charitable contribution	—	—	0.18	—	—	—	—	—
Acquisition related costs	1.81	0.23	—	0.03	0.16	0.25	—	—
Shire transaction and termination costs	—	—	—	—	—	0.10	1.12	—
Change in fair value of contingent consideration	3.43	2.14	0.31	0.39	0.14	—	—	—
Restructuring(1)	—	0.10	—	—	—	—	—	—
Litigation reserves	—	(0.28)	0.18	0.18	—	0.08	—	—
Intangible asset impairment	—	—	—	0.15	—	—	—	—
Venezuela devaluation loss	—	—	—	—	0.18	—	—	—
Revaluation due to Section 987 tax law change	—	—	—	—	0.12	—	—	—
Impacts related to tax law changes and audit settlements	(1.14)	(0.27)	(0.49)	0.71	—	—	—	—
Other	0.02	0.07	0.04	0.04	0.04	0.05	0.05	0.04
As adjusted (non‑GAAP)	$10.56	$8.94	$7.91	$5.60	$4.82	$4.29	$3.32	$3.14

(1)Except for 2019, restructuring impacts were minimal and included in the Other category.

2020 Performance Results for Financial Goals Reconciliations

	Net	Income Before	Operating	Net
	Revenues	Taxes	Margin	Earnings*
As reported (GAAP)	45,804	3,398	11,363	4,616
Adjusted for specified items:
Intangible asset amortization	—	5,805	5,805	4,805
Acquisition and integration costs	—	3,366	3,092	3,023
Milestones and other R&D expenses	—	273	273	241
Acquired IPR&D	—	1,198	1,198	1,194
Change in fair value of contingent consideration	—	5,753	—	5,749
Impacts related to tax law changes and audit settlements	—	—	—	(1,889)
Other	(20)	239	377	42
Adjusted for foreign exchange:	(249)	26	(3)	—
As adjusted (non-GAAP)	45,535	20,058	22,105	17,781

*Represents net earnings attributable to AbbVie Inc.

Acquisition and integration costs reflect transaction and financing costs, compensation expense and other integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes tax related items and COVID-19 related charitable contributions and expenses.

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Appendix C

ABBVIE AMENDED AND RESTATED 2013 INCENTIVE STOCK PROGRAM

(Effective as of January 1, 2013, conformed through the Second Amendment, and amended and restated effective as of May 7, 2021)

ABBVIE

AMENDED AND RESTATED 2013 INCENTIVE STOCK PROGRAM

1.	PURPOSE.

The purpose of the AbbVie Amended and Restated 2013 Incentive Stock Program is to (i) attract and retain outstanding directors, officers, and other employees of AbbVie Inc. (the “Company”) and its Subsidiaries, and to furnish incentives to such persons by providing opportunities to acquire shares of the Company’s common stock, or monetary payments based on the value of such Shares or the financial performance of the Company, or both, on advantageous terms as herein provided and to further align such persons’ interests with those of the Company’s other stockholders through compensation that is based on the value of Shares, and (ii) assume certain awards granted under the Abbott Stock Programs and adjusted as described in the Employee Matters Agreement.

2.	ADMINISTRATION.

The Program will be administered by the Committee. For purposes of the Program, the “Committee” shall be a committee of at least two persons which shall be either the Compensation Committee of the Board or such other committee comprised entirely of persons who are “non-employee directors” as defined in Rule 16b-3 of the Securities and Exchange Commission. The Compensation Committee of the Board shall serve as the Committee administering the Program until such time as the Board designates a different Committee.

The Committee has the following powers, which it may exercise in its sole discretion, subject to and not inconsistent with the express provisions of the Program: (i) to administer the Program; (ii) to exercise all the power and authority either specifically granted to it under the Program or necessary or advisable in the administration of the Program; (iii) to grant Benefits; (iv) to determine the persons to whom and the time or times at which Benefits shall be granted; (v) to determine the type and number of Benefits to be granted, the number of Shares to which a Benefit may relate and the terms, conditions, restrictions and Performance Goals relating to any Benefit; (vi) to determine whether, to what extent, and under what circumstances a Benefit may be settled, canceled, forfeited, accelerated, exchanged, deferred (in accordance with the requirements of Code Section 409A) or surrendered; provided that, except as described in Section 6, the Committee shall neither lower the exercise price or base price of an outstanding option or Stock Appreciation Right nor grant any Benefit or provide cash in replacement of a canceled option or Stock Appreciation Right which had been granted at a higher exercise price or base price without the prior approval of the Company’s stockholders; (vii) to make adjustments in the terms and conditions (including Performance Goals) applicable to Benefits; (viii) to construe and interpret the Program and any Benefit; (ix) to prescribe, amend and rescind rules and regulations relating to the Program, including any sub-Program contemplated by Section 10; (x) to determine the terms and provisions of any Benefit Agreement (which need not be identical for each Grantee); and (xi) to make all other determinations deemed necessary or advisable for the administration of the Program. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Program or in any Benefit Agreement in the manner and to the extent it shall deem necessary or advisable to carry the Program into effect and shall be the sole and final judge of such necessity or advisability.

A majority of the members of the Committee shall constitute a quorum and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Program may be made without notice of a meeting of the Committee by a writing signed by all of the Committee members. The decision of the Committee as to all questions of interpretation, application and administration of the Program shall be final, binding and conclusive on all persons.

The Committee may, from time to time, delegate any or all of its duties, powers and authority to any officer or officers of the Company, except to the extent such delegation would be inconsistent with Rule 16b-3 promulgated under the Exchange Act or other applicable law, rule or regulation. The Chief Executive Officer of the Company may grant Benefits under the Program other than to persons subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company at the time that delegated authority is exercised. All such grants by the Chief Executive Officer shall be reported annually to the Committee; however, the Committee is not required to take any action with respect to such grants. No Committee member or delegate thereof shall be liable for any action taken or determination made, or which the Committee member or delegate fails to take or make, in good faith with respect to the Program or any Benefit.

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3.	PARTICIPANTS.

Participants in the Program shall consist of the employees of the Company or any of its Subsidiaries who the Committee in its sole discretion may designate from time to time to receive Benefits, and, solely for purposes of receiving Benefits under Section 11 and Section 12, Non-Employee Directors of the Company. The Committee’s designation of a person to receive a Benefit in any year shall not require the Committee to designate such person to receive a Benefit in any other year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits. Notwithstanding the foregoing, Adjusted Awards may be granted under the Program in accordance with the terms of the Employee Matters Agreement.

4.	SHARES RESERVED UNDER THE PROGRAM AND ADJUSTMENTS.

Subject to adjustment as provided in this Section 4, the maximum number of Shares available for issuance under the Program as of the Restatement Effective Date is 144,000,000 Shares, which reflects an increase of 44,000,000 Shares over the number of Shares initially reserved under the Program as of the Effective Date (the “Share Limit”). Such Shares may, in whole or in part, be authorized but unissued Shares or Shares that have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

With respect to Benefits other than Adjusted Awards: (i) to the extent there is a lapse, expiration, termination, forfeiture, cancellation or cash settlement of any Benefit without the issuance of Shares thereunder, the Shares reserved for such Benefit may again be used for the grant of new Benefits of any type authorized under the Program; provided, however, that in no event may the number of Shares issued under the Program exceed the total number of Shares reserved for issuance hereunder; and (ii) Shares that are issued under any Benefit and thereafter reacquired by the Company pursuant to rights reserved upon the issuance thereof, or pursuant to the payment of the exercise price of Shares under options by delivery of other Shares, or Shares under options or stock-settled Stock Appreciation Rights that were not issued upon the net exercise or net settlement of such options or Stock Appreciation Rights, or Shares repurchased by the Company with the proceeds collected in connection with the exercise of outstanding options, or Shares that are exchanged by a Grantee or withheld by the Company to satisfy tax withholding requirements in connection with any Program Benefit shall not be available for subsequent awards of Program Benefits. Upon the exercise of any Benefit granted in tandem with any other Benefits, such related Benefits shall be canceled to the extent of the number of Shares as to which the Benefit is exercised and, notwithstanding the foregoing, such number of Shares shall no longer be available for Program Benefits. Benefits that may be settled only in cash shall not reduce the number of Shares available for subsequent awards of Benefits.

Subject to adjustment as provided in this Section 4, the maximum number of Shares with respect to which Non-Qualified Stock Options under Section 6 and Stock Appreciation Rights under Section 9(a) may be granted to any one participant in the aggregate in any one calendar year shall be 2,000,000 Shares.

Notwithstanding anything in the Program to the contrary, (i) any Shares issued, or awards granted, under the Program pursuant to Adjusted Awards shall not count against the Share Limit or the Individual Limits, and (ii) the lapse, expiration, termination, forfeiture or cancellation of any Adjusted Award without the issuance of Shares or payment of cash thereunder shall not result in an increase in the number of Shares available for issuance under the Program.

Except as provided in a Benefit Agreement or as otherwise provided in the Program, if the Committee determines that any special dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an equitable change or adjustment relating to the Program or Program Benefits is appropriate, then the Committee shall make any such equitable changes or adjustments as it deems necessary or appropriate, including by way of illustration, changes or adjustments to any or all of (i) the number and kind of Shares or other property (including cash) that may thereafter be issued in connection with Benefits, including the Share Limit, (ii) the number and kind of Shares or other property issued or issuable in respect of outstanding Benefits, (iii) the exercise price, grant price or purchase price relating to any Benefit, (iv) the Performance Goals and (v) the individual and other limitations applicable to Benefits, including the Individual Limits; provided that no such adjustment shall cause any Benefit hereunder which is or becomes subject to Code Section 409A to fail to comply with the requirements of

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such section; and provided further that, unless otherwise determined by the Committee, any additional Shares or other securities or property issued with respect to Shares covered by awards granted under the Program as a result of any stock split, combination, stock dividend, recapitalization or other adjustment event described in this Section 4 shall be subject to the restrictions and other provisions of the original Benefit awarded under the Program.

5.	TYPES OF BENEFITS.

The following Benefits, alone or in combination, may be granted under the Program: (i) Nonqualified Stock Options, (ii) Restricted Stock Awards, (iii) Restricted Stock Units, (iv) Performance Awards, (v) Other Share-Based Awards (including Stock Appreciation Rights, dividend equivalents and recognition awards), (vi) awards to Non-Employee Directors, and (vii) Foreign Benefits, all as described below.

6.	NON-QUALIFIED STOCK OPTIONS.

The Committee may grant Nonqualified Stock Options to Grantees which may be subject to such restrictions, terms and conditions as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Benefit Agreement.

The Committee shall determine the exercise price for each Share purchasable under an option, but in no event shall the exercise price per Share be less than the Fair Market Value of a Share on the option’s date of grant unless such option is granted in connection with a corporate transaction in substitution for an option previously granted by an entity involved in such corporate transaction (any such option, a “Substitute Option”). The exercise price shall be paid in full at the time of exercise, and payment may be made as determined by the Committee, including: (i) in cash, which may be paid by check, or other instrument acceptable to the Company; (ii) unless otherwise provided in the Benefit Agreement, in Shares having a then market value equal to the aggregate exercise price (including by withholding Shares that otherwise would be distributed to the Grantee upon exercise of the option); (iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sales proceeds from the option Shares or loan proceeds to pay the exercise price; or (iv) by any other method permitted by the Committee. Any amount necessary to satisfy applicable federal, state or local tax withholding requirements (or corresponding requirements under applicable laws in non-U.S. jurisdictions) shall be paid promptly upon notification of the amount due. The amount of tax withholding may be paid in Shares having a then market value equal to the amount required to be withheld (including by withholding Shares that otherwise would be distributed to the Grantee upon exercise of the option), or a combination of cash and Shares.

An option shall be exercisable over its term (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Benefit Agreement. An option may be exercised to the extent of any or all full Shares as to which the option has become exercisable, by giving written, electronic or telephonic notice of such exercise to the Committee or its designated agent, in such form as the Committee may prescribe. Notwithstanding the foregoing, no option granted pursuant to this Section 6 shall be exercisable earlier than six months from its date of grant, unless such option is a Substitute Option.

Except as otherwise provided in the applicable Benefit Agreement, (i) in the event of termination of employment for any reason other than retirement, disability or death, the right of the optionee to exercise an option shall terminate upon the earlier of the end of the original term of the option or three months after the optionee’s last day of work for the Company or its Subsidiaries; (ii) in the event of termination of employment due to retirement or disability, or if the optionee should die while employed, the right of the optionee or his or her successor in interest to exercise an option shall terminate upon the end of the original term of the option; and (iii) if the optionee should die within three months after termination of employment for any reason other than retirement or disability, the right of his or her successor in interest to exercise an option shall terminate upon the earlier of the end of the original term of the option or three months after the date of such death.

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7.	RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNITS.
(a)	Restricted Stock Awards.

The Committee may grant Restricted Stock Awards, subject to such restrictions, terms and conditions as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Benefit Agreement (provided that any such Benefit is subject to the vesting requirements described herein). The vesting of a Restricted Stock Award may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified Performance Goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

Except as provided in the applicable Benefit Agreement, no Shares underlying a Restricted Stock Award may be sold, assigned, transferred, or otherwise encumbered or disposed of by the Grantee until such Shares have vested in accordance with the terms of such Benefit. Subject to such other restrictions as are imposed by the Committee, the Shares covered by an award of Restricted Stock to a participant who is subject to Section 16 of the Exchange Act may be sold or otherwise disposed of only after six months from the grant date (unless such sale would not affect the exemption under Rule 16b-3 of the Securities and Exchange Commission).

If and to the extent that the applicable Benefit Agreement may so provide, a Grantee shall have the right to vote and receive dividends on Restricted Stock granted under the Program. Unless otherwise provided in the applicable Benefit Agreement, any Shares received as a dividend on or in connection with a stock split of the Shares underlying a Restricted Stock Award awarded under this Section shall be subject to the same restrictions as the Shares underlying such Restricted Stock Award.

Upon the termination of a Grantee’s employment or service with the Company and its Subsidiaries, the Restricted Stock granted to such Grantee shall be subject to the terms and conditions specified in the applicable Benefit Agreement.

(b)	Restricted Stock Units.

The Committee may grant Restricted Stock Units, subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Benefit Agreement (provided that any such Restricted Stock Unit is subject to the vesting requirements described herein). The vesting of a Restricted Stock Unit granted under the Program may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary, upon the attainment of specified Performance Goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

Unless otherwise provided in a Benefit Agreement, upon the vesting of a Restricted Stock Unit there shall be delivered to the Grantee, as soon as practicable following the date on which such Benefit (or any portion thereof) vests, subject to Section 13, that number of Shares equal to the number of Restricted Stock Units that have vested (or the cash equivalent thereof in the case of a cash-settled award).

Except as provided in the applicable Benefit Agreement, a Restricted Stock Unit may not be sold, assigned, transferred or otherwise encumbered or disposed of by the Grantee. Subject to the requirements of Code Section 409A, Restricted Stock Units may provide the Grantee with the right to receive dividend equivalent payments with respect to Shares subject to the Benefit (both before and after the Benefit is earned or vested), which payments may be either made currently or credited to an account for the participant, and may be settled in cash or Shares, as determined by the Committee. Any such settlements and any such crediting of dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

Upon the termination of a Grantee’s employment or service with the Company and its Subsidiaries, the Restricted Stock Units granted to such Grantee shall be subject to the terms and conditions specified in the applicable Benefit Agreement.

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8.	PERFORMANCE AWARDS.

The Committee may grant Benefits including Restricted Stock, Restricted Stock Units and Other Share-Based Awards, which may be earned in whole or in part based on the attainment of performance goals established by the Committee, which shall be based on one or more of the following criteria or such other criteria as determined by the Committee in its discretion: earnings per share, return on equity, return on assets, return on net assets, return on investment, total stockholder return, net operating income, cash flow, increase in revenue, economic value added, increase in share price or cash flow return on investment, and any combination of, or a specified increase in, any of the foregoing (the “Performance Goals”). Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). In addition, partial achievement of Performance Goals may result in payment or vesting corresponding to the degree of achievement of the Performance Goal. The Committee may make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. No payment shall be made to a participant prior to the written certification or other determination by the Committee that the Performance Goals have been attained.

The maximum amount which may be granted under this Section 8 for any one year for any one participant shall be $15 million, determined by multiplying the number of Shares or units granted under the Benefit by the Fair Market Value of a Share on the date of grant. For any performance period in excess of one year, such maximum value shall be determined by multiplying $15 million by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.

Payments earned in respect of any Benefit may be decreased or increased in the sole discretion of the Committee based on such factors as it deems appropriate. Notwithstanding the foregoing, any Benefits may be adjusted in accordance with Section 4.

9.	OTHER SHARE-BASED AWARDS AND RECOGNITION AWARDS.
(a)	Other Share-Based Awards.

The Committee may grant Other Share-Based Awards, including Stock Appreciation Rights, under terms and conditions specified by the Committee in the applicable Benefit Agreement, which may include the attainment of Performance Goals; provided, however, that with respect to a Stock Appreciation Right, in no event shall (i) the base price per Share be less than the Fair Market Value of a Share on the Stock Appreciation Right’s date of grant, or (ii) the term of such Stock Appreciation Right exceed ten years from the date of grant. Such terms and conditions shall be consistent with the terms of the Program. Shares or other securities or property delivered pursuant to a Benefit in the nature of a purchase right granted under this Section 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Benefits, notes or other property, as the Committee shall determine, subject to any required corporate action.

(b)	Recognition Awards.

In addition to Restricted Stock Awards governed by Section 7(a), the Committee may grant fully vested Shares to employees of the Company, its Subsidiaries, in recognition of the employee’s contribution to the Company; provided that the aggregate value of such recognition awards granted in any fiscal year to any single individual shall not exceed 1,000 Shares.

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10.	FOREIGN BENEFITS.

The Committee may grant Benefits to employees of the Company and its Subsidiaries who reside in foreign jurisdictions. Notwithstanding anything in the Program to the contrary, the Committee may, in its sole discretion: (i) amend or vary the terms of the Program to conform such terms with the requirements of each jurisdiction where a Subsidiary is located; (ii) amend or vary the terms of the Program in each jurisdiction where a Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for participants and/or the Subsidiary; or (iii) amend or vary the terms of the Program in each jurisdiction where a Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Program. The Committee may, where it deems appropriate in its sole discretion, establish one or more sub-Programs for these purposes. The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written attachment to the Program for each Subsidiary in such jurisdiction. The Committee may, in its sole discretion, also establish administrative rules and procedures to facilitate the operation of the Program in each jurisdiction where a Subsidiary is located. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities under this Section 10 to one or more officers of the Company. In this regard and to the extent permitted under applicable law, the Committee hereby delegates its authority and responsibilities under this Section 10 to the Executive Vice President, Chief Human Resources Officer.

11.	NONQUALIFIED STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS.

Each Non-Employee Director may elect to receive any or all of his or her fees earned under Section 3 of the AbbVie Non-Employee Directors’ Fee Plan (the “Directors’ Fee Plan”) in the form of Nonqualified Stock Options under this Section. Each such election shall be irrevocable, and must be made in writing and filed with the Secretary of the Company by December 31 of the calendar year preceding the period in which such fees are earned. A Non-Employee Director may file a new election each calendar year applicable to fees earned in the immediately succeeding calendar year, provided that a new election to receive benefits in the form of options shall not be effective until the period covered by the Non-Employee Director’s current election has ended. If no new election is received by December 31 of any calendar year, the election, if any, then in effect shall continue in effect until a new election is made and has become effective. If a director does not elect to receive his or her fees in the form of Nonqualified Stock Options, the fees due such director shall be paid or deferred as provided in the Directors’ Fee Plan and any applicable election thereunder by the director.

Each Nonqualified Stock Option due to a director under the Program pursuant to an election shall be granted annually, on the date of the annual stockholders meeting. Except as otherwise provided, each such Nonqualified Stock Option shall be (i) subject to the terms and conditions of Section 6, (ii) immediately exercisable and non-forfeitable, and (iii) exercisable until the expiration of ten years from the date of grant.

12.	RESTRICTED STOCK UNITS TO NON-EMPLOYEE DIRECTORS.

Each year, on the date of the annual stockholders meeting, each person who is elected a Non-Employee Director at the annual stockholders meeting shall be awarded Restricted Stock Units covering a number of Shares with a Fair Market Value on the date of the award closest to, but not in excess of, a value determined annually by the Compensation Committee. The annual award value shall not exceed $250,000 per Non-Employee Director.

The Restricted Stock Units granted to Non-Employee Directors shall be fully vested on the date of the award and shall be awarded and/or issued or paid in a manner that will comply with Code Section 409A. Subject to the requirements of Code Section 409A, the Non-Employee Director receiving the Restricted Stock Units shall be entitled to receive one Share for each Restricted Stock Unit upon the earliest of (i) the director’s “separation from service” (within the meaning of Code Section 409A), (ii) the date the director dies, or (iii) the date of occurrence of a Change in Control that also qualifies as a “change in control event” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)).

Subject to the requirements of Code Section 409A, the Non-Employee Director receiving the Restricted Stock Units shall be entitled to receive cash payments equal to the dividends and distributions paid on the Shares (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent as if each Restricted Stock Unit was a Share, and those Shares were not subject to the restrictions imposed by the Program, provided

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that the record date with respect to such dividend or distribution occurs within the period commencing with the date of grant of the Benefit and ending upon the earliest of (i) the date of the director’s death, (ii) the date of the director’s “separation from service” (within the meaning of Code Section 409A), (iii) the date of the occurrence of a Change in Control that also qualifies as a “change in control event” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)), or (iv) such other date specified in the Benefit Agreement.

While outstanding, the Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, exchanged or otherwise disposed of except by will or the laws of descent and distribution.

Except in the event of conflict, all provisions of the Program shall apply to this Section 12. In the event of any conflict between the other provisions of the Program and this Section 12, this Section 12 shall control.

13.	CHANGE IN CONTROL PROVISIONS.

(a)Notwithstanding any other provision of this Program, the following provisions shall apply upon the occurrence of a Change in Control, unless otherwise provided in a Benefit Agreement:

(i)All options then outstanding under this Program shall become fully vested and exercisable as of the date of the Change in Control, whether or not then otherwise vested or exercisable;

(ii)All Stock Appreciation Rights and Other Share-Based Awards then outstanding shall become fully vested and exercisable as of the date of the Change in Control, whether or not then otherwise vested or exercisable;

(iii)All terms and conditions of all Restricted Stock Awards then outstanding shall be deemed satisfied and all restrictions on those Restricted Stock Awards will lapse as of the date of the Change in Control;

(iv)All terms and conditions of all Restricted Stock Units then outstanding shall be deemed satisfied, all restrictions on those Restricted Stock Units will lapse and the Restricted Stock Units shall be immediately payable as of the date of the Change in Control; and

(v)All performance criteria shall be deemed to have been attained and all Performance Awards then outstanding shall be deemed to have been fully earned and to be immediately payable as of the date of the Change in Control.

Notwithstanding the foregoing, with respect to each Benefit that is subject to Code Section 409A, if a Change in Control would have occurred under the Program but such Change in Control does not also qualify as a “change in control event” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)), then each such Benefit shall become vested and non-forfeitable; provided, however, that the Grantee shall not be able to exercise the Benefit, and the Benefit shall not become payable, except in accordance with the terms of such Benefit or until such earlier time as the exercise and/or payment complies with Code Section 409A.

(b)A “Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(i)The date any Person is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)The date the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors

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then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)The date on which there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation or other entity, other than (A) a merger or consolidation (1) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a Subsidiary, the ultimate parent thereof, and (2) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)The date the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of the Program: “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and as used in Section 13(d) and 14(d) thereof and the rules thereunder, except that such term shall not include (w) the Company or any of its Subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares; and “Subsidiary” shall mean any corporation, partnership, joint venture or business trust, 50% or more of the control of which is owned, directly or indirectly, by the Company.

(c)In the event that, in connection with a Change in Control, outstanding options under the Program are either assumed or converted into substituted options consistent with Section 4, each such assumed or substituted option shall continue to be subject to the same terms and conditions to which it was subject immediately prior to the transaction resulting in the assumption or substitution.

(d)Unless otherwise provided in a Benefit Agreement, upon a Change in Control in which the outstanding Shares are changed into, or exchanged for, property (including cash) other than solely stock or securities of the Company or another corporation (disregarding, for this purpose, cash paid in lieu of fractional shares), each Grantee may, to the extent such right would not cause the applicable stock option or Stock Appreciation Right to be considered deferred compensation for purposes of Code Section 409A, elect to receive, immediately following such Change in Control, in exchange for cancellation of any stock option or Stock Appreciation Right held by such Grantee immediately prior to the Change in Control, a cash payment with respect

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to each Share subject to such option or right, equal to the difference between the value of consideration (as determined by the Committee) received by the stockholders for a Share in the Change in Control, less any applicable purchase price.

(e)Notwithstanding any other provision of the Program, if a Change in Control occurs, the Adjusted Awards shall be handled as described in the Employee Matters Agreement.

14.	GENERAL PROVISIONS.
(a)	Adjusted Awards.

Notwithstanding anything in the Program to the contrary, the terms of the Program will apply to Adjusted Awards only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the applicable Adjusted Awards assumed in accordance with the Employee Matters Agreement. To the extent that the terms of the Program are inconsistent with the terms of an Adjusted Award Benefit Agreement, the terms of the applicable Adjusted Award shall be governed by the Employee Matters Agreement, the applicable Abbott Stock Program, and the applicable Benefit Agreement.

(b)	Nontransferability, Deferrals and Settlements.

Unless otherwise determined by the Committee or provided in a Benefit Agreement, Benefits shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative. Notwithstanding the foregoing, any transfer of Benefits to independent third parties for cash consideration without stockholder approval is prohibited. Any Benefit shall be null and void and without effect upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such Benefit. With respect to Benefits other than options, the Committee may require or permit Grantees to elect to defer the issuance of Shares (with settlement in cash or Shares as may be determined by the Committee or elected by the Grantee in accordance with procedures established by the Committee), or the settlement of Benefits in cash under such rules and procedures as established under the Program to the extent that such deferral complies with Code Section 409A and any regulations or guidance promulgated thereunder. It may also provide that such deferred settlements include the payment or crediting of interest, dividends or dividend equivalents on the deferral amounts.

(c)	No Right to Continued Employment, etc.

Nothing in the Program or in any Benefit granted or any Benefit Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Company, any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Program or such Benefit Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment or service.

(d)	Sale of Subsidiary.

For all purposes hereunder, except as otherwise provided by the Committee, a Grantee’s employment or service with a Subsidiary shall be deemed to be terminated on the day such entity ceases to be a Subsidiary of the Company.

(e)	Taxes.

The Company shall be entitled to withhold, or require a participant to remit to the Company, the amount of any tax attributable to any amount payable or Shares deliverable under the Program. The Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction, and the Company shall have no liability to any participant for exercising the foregoing right. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit or require a Grantee to pay all or a portion of the federal, state and local taxes, including social security and Medicare withholding tax (or corresponding taxes under applicable laws in non-U.S. jurisdictions), arising in connection with the receipt or exercise of any Benefit,

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by, without limitation, (i) having the Company withhold Shares, (ii) tendering Shares received in connection with such Benefit back to the Company, (iii) delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld; (iv) selling Shares issued pursuant to such Benefit and having the Company withhold from proceeds of the sale of such Shares, (v) having the Company or a Subsidiary, as applicable, withhold from any cash compensation payable to the Grantee, or (vi) requiring the Grantee to repay the Company or Subsidiary, in cash or in Shares, for taxes paid on the Grantee’s behalf.

(f)	Amendment and Termination.

The Program may be amended or terminated at any time by action of the Board. However, no amendment may, without stockholder approval: (i) increase the aggregate number of Shares available for Benefits (except to reflect an event described in Section 4); (ii) extend the term of the Program; or (iii) change or add a category or categories of individuals who are eligible to participate in the Program. No amendment or termination of the Program may materially and adversely modify any person’s rights under the express terms and conditions of an outstanding Benefit without such person’s written consent, except that the Committee may amend the Program in accordance with Section 10 above, or to qualify for or comply with any tax or regulatory requirement for which or with which the Board or Committee deems it necessary or desirable to qualify or comply including, without limitation, pursuant to Section 14(n) hereof.

(g)	Duration of Program.

Unless earlier terminated by the Board pursuant to the provisions of the Program, the Program shall expire on the tenth anniversary of the Restatement Effective Date. No Benefits shall be granted under the Program after such date.

(h)	No Rights to Benefits; No Stockholder Rights.

No individual shall have any claim to be granted any Benefit under the Program, and there is no obligation for uniformity of treatment of Grantees. No individual shall have any right to a Benefit or to payment or settlement under any Benefit unless and until the Committee or its designee shall have determined that a Benefit or payment or settlement is to be made. Except as provided specifically herein, a Grantee or a transferee of a Benefit shall have no rights as a stockholder with respect to any Shares covered by the Benefit until the date of the issuance of such Shares.

(i)	Unfunded Status of Benefits.

The Program is intended to constitute an “unfunded” plan for purposes of incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to a Benefit, nothing contained in the Program or any Benefit shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(j)	No Fractional Shares.

Unless otherwise determined by the Committee, no fractional Shares shall be issued or delivered pursuant to the Program or any Benefit. The Committee shall determine whether cash, other Benefits, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(k)	Regulations and Other Approvals.

The obligation of the Company to sell or deliver Shares with respect to any Program Benefit shall be subject to all applicable laws, rules and regulations, including all applicable securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(l)	Listing, Registration or Qualification of Shares.

Each Benefit is subject to the requirement that, if at any time the Committee or its delegate determines, in its sole discretion, that the listing, registration or qualification of Shares issuable pursuant to the Program is required by any securities exchange or under any state or federal law (or corresponding requirements under applicable laws

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in non-U.S. jurisdictions), or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of a Benefit or the issuance of Shares, no such Benefit shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee or its delegate.

(m)	Restricted Securities.

If the disposition of Shares acquired pursuant to the Program is not covered by a then current registration statement under the Securities Act of 1933 (the “Securities Act”), and is not otherwise exempt from such registration, then such Shares shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder and the Committee may require a Grantee receiving Shares pursuant to the Program, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such Grantee is acquired for investment only and not with a view to distribution.

(n)	Section 409A.

Notwithstanding any provision of the Program, to the extent that any Benefit would be subject to Code Section 409A, no such Benefit may be granted if it would fail to comply with the requirements set forth in Code Section 409A. To the extent that the Committee determines that the Program or any Benefit is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Program or in any Benefit Agreement, the Committee reserves the right to amend or terminate the Program and/or amend, restructure, terminate or replace the Benefit, without the consent of the Grantee, to cause the Benefit to either not be subject to Code Section 409A or to comply with the applicable provisions of such section. In addition, for each Benefit subject to Code Section 409A, a termination of employment or service with the Company and its Subsidiaries shall be deemed to have occurred under the Program with respect to such award on the first day on which an individual has experienced a “separation from service” within the meaning of Code Section 409A; further, with respect to any such Benefit, if the Grantee is one of the Company’s “specified employees” under Code Section 409A at the time of the Grantee’s separation from service, any payment that otherwise would be made to such Grantee during the first six (6) months on or following his or her separation from service shall not be made until the date that is six (6) months and one (1) day after such separation from service, except to the extent that earlier payment would not result in such Grantee’s incurring interest or additional tax under Code Section 409A.

(o)	Governing Law.

The Program and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(p)	Construction.

Any reference in the Program to any law, statute, rule, regulation, or official guidance thereunder, shall be construed as a reference to such law, statute, rule, regulation, or official guidance, as the same may be amended, from time to time, or any successor provision to such law, statute, rule, regulation or official guidance.

(q)	Forfeiture and Clawback Provisions.

Subject to the discretion of the Compensation Committee, all Benefits (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any Benefit or upon the receipt or resale of any Shares underlying the Benefit) shall be subject to forfeiture and/or repayment to the Company to the extent and in the event (i) required to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, (ii) of a material restatement of applicable Company earnings or other financial results upon which the calculation of the amount of such Benefit was based, or (iii) such participant has engaged in misconduct constituting a material breach of the Company Code of Business Conduct.

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(r)	Outstanding Qualified Performance-Based Awards.

All provisions of the Program governing Outstanding Qualified Performance-Based Awards that were in effect prior to the Restatement Effective Date shall continue in effect with respect to Outstanding Qualified Performance-Based Awards, notwithstanding the elimination of such provisions from the Program as of the Restatement Effective Date. Further, no amendment or restatement of the Program shall affect the terms and conditions of any Outstanding Qualified Performance-Based Award or any other benefit or award that the Company intends to qualify for grandfathering under P.L. 115-97, Section 13601(e)(2), to the extent that it would result in a material modification of such award within the meaning of such Section 13601(e)(2). For purposes of this Section 14(r), “Outstanding Qualified Performance-Based Award” means any award granted prior to the Restatement Effective Date that is outstanding as of the Restatement Effective Date and that is intended to constitute “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, as in effect prior to its amendment by the Tax Cuts and Jobs Act, P.L. 115-97.

(s)	Effective Date.

The Program became effective as of January 1, 2013 (the “Effective Date”). The Program was amended and restated by the Board as of February 18, 2021 and approved by the stockholders as of May 7, 2021 (the “Restatement Effective Date”).

15.	DEFINITIONS.

For purposes of the Program, the following terms shall be defined as set forth below:

(a)“Abbott Stock Program” has the meaning ascribed to it in the Employee Matters Agreement.

(b)“Adjusted Awards” means awards granted under the Abbott Stock Programs and converted into awards denominated with respect to Shares, as described in the Employee Matters Agreement.

(c)“Benefit” means a grant under the Program of any of the types of awards described in Section 5.

(d)“Benefit Agreement” means any written agreement, contract, or other instrument or document evidencing the terms and conditions of a Benefit.

(e)“Board” means the Board of Directors of the Company.

(f)“Change in Control” has the meaning ascribed to it in Section 13.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time,  together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Benefit.

(h)“Committee” has the meaning ascribed to it in Section 2.

(i)“Company” or “AbbVie” means AbbVie Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(j)“Effective Date” has the meaning ascribed to it in Section 14(s).

(k)“Employee Matters Agreement” means the Employee Matters Agreement by and between Abbott Laboratories and AbbVie Inc., dated as of December 31, 2012.

(l)“Exchange Act” means the Securities Exchange Act of 1934.

(m)“Executive Vice President, Chief Human Resources Officer” means the Company’s Executive Vice President, Human Resources, or the individual holding equivalent duties and responsibilities.

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(n)“Fair Market Value” means, with respect to Shares or other property, the fair market value of such Share or other property determined by such methods or procedures as shall be established from time to time by the Committee.

(o)“Grantee” means (i) a person who, as a Non-Employee Director of the Company or an employee of the Company or a Subsidiary of the Company, or a beneficiary or estate of such person, has been granted a Benefit, or (ii) a recipient of an Adjusted Award in accordance with the terms of the Employee Matters Agreement.

(p)“Individual Limits” means the limitations on awards to a single individual set forth in the third paragraph of Section 4 and in the second paragraph of Section 8.

(q)“Non-Employee Director” means a member of the Board who is not a full-time employee of the Company or any of its Subsidiaries.

(r)“Nonqualified Stock Option” means any option that is not intended to be designated as an incentive stock option within the meaning of Code Section 422.

(s)“option” means a contractual right granted to a Grantee under the Program to purchase Shares at a specified price.

(t)“optionee” means a person who, as a Non-Employee Director of the Company or an employee of the Company or a Subsidiary of the Company, or a beneficiary or estate of such person, has been granted an option.

(u)“Other Share-Based Award” means a Benefit granted to a Grantee pursuant to Section 9, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares.

(v)“Outstanding Qualified Performance-Based Award” has the meaning ascribed to it in Section 14(r).

(w)“Performance Goals” has the meaning ascribed to it in Section 8.

(x)“Person” has the meaning ascribed to it in Section 13(b).

(y)“Program” means this AbbVie Amended and Restated 2013 Incentive Stock Program, as amended from time to time.

(z)“Restatement Effective Date” has the meaning ascribed to it in Section 14(s).

(aa)“Restricted Stock” or “Restricted Stock Award” means Shares awarded to a Grantee under Section 7(a), without payment, as compensation for services to the Company or its Subsidiaries, which are subject to vesting restrictions, which may include the attainment of specified Performance Goals.

(bb)“Restricted Stock Unit” means a contractual right to receive a number of Shares or an amount of cash equal to the value of that number of Shares corresponding to the number of units granted to a Grantee, without payment, as compensation for services to the Company or its Subsidiaries, which right may be subject to vesting restrictions including the attainment of specified Performance Goals.

(cc)“Shares” means shares of the Company’s common stock.

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(dd)“Stock Appreciation Right” means an Other Share-Based Award, payable in cash or Shares, that entitles a Grantee upon exercise to the excess of the Fair Market Value of the Shares underlying the Benefit over a base price established by the Committee in respect of such Shares.

(ee)“Subsidiary” has the meaning ascribed to it in Section 13(b).

(ff)“Substitute Option” has the meaning ascribed to it in Section 6.

(gg)“Treasury Regulations” means the Federal tax regulations promulgated by the United States Department of Treasury.

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Appendix D

ABBVIE

AMENDED AND RESTATED 2013 EMPLOYEE STOCK PURCHASE PLAN FOR NON-U.S. EMPLOYEES

(Effective as of January 1, 2013, and amended and restated effective as of August 1, 2021)

ABBVIE

AMENDED AND RESTATED 2013 EMPLOYEE STOCK PURCHASE PLAN FOR NON-U.S. EMPLOYEES

1.Introduction.  The purpose of the AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees is to provide an opportunity for non-U.S. Employees of Subsidiaries to purchase Common Stock of AbbVie Inc. and thereby to have the opportunity to share in its growth. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

2.Definitions.  When used herein, the following words and terms shall have the meanings set forth below, unless a different meaning clearly is required by the context. Whenever appropriate, words used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender, unless a different meaning clearly is required by the context.

2.1“Administrator” shall mean the Compensation Committee of the Board or any other committee or individual as the Board may designate from time to time in its sole discretion.

2.2“Board” shall mean the Board of Directors of the Company.

2.3“Common Stock” shall mean a share of common stock, par value USD 0.01 per share, of the Company.

2.4“Company” shall mean AbbVie Inc., a Delaware corporation.

2.5“Eligible Compensation” shall mean the basic rate of cash remuneration of an Employee as it appears on the books and records of the Employee’s Employer for services rendered. To the extent permitted by applicable law, each Employer with the approval of the Administrator shall have the authority to determine what constitutes the basic rate of cash remuneration for purposes of the definition of “Eligible Compensation,” consistent with local custom and past practice.

2.6“Employee” shall mean an individual who is classified as an employee by an Employer in its sole discretion on its payroll records and who is ineligible to participate in the AbbVie Savings Plan. The term “Employee” shall include a full-time employee and a permanent part-time employee of an Employer. For all purposes hereunder, except as otherwise provided by the Administrator, a Participant’s employment or service with an Employer shall be deemed to be terminated on the day such entity ceases to be a Subsidiary of the Company.

2.7“Employer” shall mean each Subsidiary that has been designated by the Administrator or its delegate as eligible to participate in the Plan with respect to its Employees.

2.8“Enrollment Period” shall mean such period of time, as determined by the Administrator in its sole discretion, preceding an Offering Date during which an Employee may enroll in the Plan.

2.9“Fair Market Value” of a share of Common Stock shall mean the closing price of a single share of Common Stock reported in the New York Stock Exchange Composite Transactions on the relevant date, or, if no sale shall have been reported on that date, the closing price reported in the New York Stock Exchange Composite Transactions on the last preceding day on which there was a sale.

2.10“Offering Date” shall mean the first business day of each Purchase Cycle.

2.11“Participant” shall mean an Employee who elects to participate in the Plan in accordance with Section 4 of the Plan.

2.12“Plan” shall mean the Amended and Restated AbbVie 2013 Employee Stock Purchase Plan for Non-U.S. Employees, as amended from time to time.

2.13“Purchase Date” shall mean the last business day of each Purchase Cycle, or such other date as may be established by the Administrator pursuant to Section 9(b) or Section 11.2.

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2.14“Purchase Cycle” shall mean each six-month period, or such other period as determined by the Administrator in its sole discretion pursuant to Section 5.2.

2.15“Subsidiary” shall mean any corporation, partnership, joint venture, business trust or other entity 50% or more of the voting stock or control of which is owned, directly or indirectly, by the Company.

2.16“U.S.” shall mean the United States of America.

3.Eligibility.  Any person who is an Employee during the Enrollment Period, other than an officer or director of the Company, shall be eligible to enroll and participate in the Plan. Notwithstanding the foregoing sentence, the Administrator may prospectively condition participation by an Employee upon a period of service with such Employer.

4.Participation and Withdrawal.

4.1Enrollment. An eligible Employee may become a Participant with respect to an upcoming Purchase Cycle by filing during the Enrollment Period preceding the Offering Date a completed authorization and enrollment form in such form as shall be specified by the Administrator, or by following an electronic or other enrollment process as prescribed by the Administrator. Unless otherwise determined by the Administrator, an eligible Employee who fails to follow the prescribed procedures to enroll in the Plan on or before the enrollment deadline for such Offering Date shall not participate in the Plan with respect to that Purchase Cycle, but instead may participate in the next following Purchase Cycle. Under procedures established by his Employer, a Participant’s authorization and enrollment form shall continue in effect from one Purchase Cycle to the next, unless the Participant suspends his payroll deductions or contributions or discontinues his participation in accordance with Section 4.3. Notwithstanding the foregoing, the Administrator may permit a new Employee who commences employment as a result of a merger, acquisition, purchase of assets or business, spin-off, or other corporate transaction involving an Employer, to become a Participant during the Purchase Cycle in which he becomes a new Employee, in accordance with such procedures and enrollment process as prescribed by the Administrator.

4.2Payroll Deductions/Contributions.

(a)An eligible Employee may authorize payroll deductions at the rate of 1% to 10% (or such other maximum percentage as specified by the Administrator), in whole percentages only, of the Employee’s Eligible Compensation. Where payroll deductions are prohibited under local law, the Administrator may permit Employees to contribute to the Plan by an alternative method of contribution, including (but not limited to) personal checks or direct debits from personal banking accounts. Payroll deductions or contributions shall commence as of the Offering Date and as soon as administratively practicable following the date on which the eligible Employee completes the enrollment process, subject to any approvals or other requirements under local law. Each Employer may use the payroll deductions or contributions of its Participants for any corporate purpose, except where prohibited by local law. Neither the Company nor the Employer shall be obligated to segregate such payroll deductions or contributions, except as required by local law.

(b)Each Employer shall maintain a separate bookkeeping account, or other type of account if required by local law, for each of its Employees who participate in the Plan and shall credit to that account all payroll deductions or contributions made by or on behalf of the Employee pursuant to Section 4.2(a). No interest shall be paid or credited to the account of any Participant except where required by local law.

(c)Unless otherwise prohibited under local law or unless alternative procedures are established by the Administrator in its sole discretion, each Employer shall convert the payroll deductions or contributions of its Participants paid in non-U.S. currency into U.S. dollars at the end of the applicable Purchase Cycle at the then prevailing exchange rate, at which time such amounts shall be forwarded to the Company for the purchase of shares of Common Stock for Participants on the Purchase Date.

(d)Subject to Section 4.2(a) and such other limitations and requirements, if any, as prescribed by his Employer, a Participant may prospectively increase or decrease the rate of payroll

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deductions or contributions at any time by filing a new authorization with his Employer or by following electronic or other procedures prescribed by his Employer. Such increase or decrease shall become effective as of the next Purchase Cycle. If a Participant fails to follow such procedures to change the rate of payroll deductions or contributions, the rate of payroll deductions or contributions shall remain unchanged at the originally elected rate throughout the Purchase Cycle and future Purchase Cycles, unless reduced to reflect a change by the Administrator in the maximum permissible rate.

4.3Suspension of Payroll Deductions/Contributions or Discontinuance of Participation.

(a)Under procedures established by the Administrator, a Participant may suspend payroll deductions or contributions, or discontinue participation under the Plan, at any time during a Purchase Cycle by completing and filing an authorization form in such form as shall be specified by the Administrator, or by following electronic or other procedures prescribed by the Administrator. Such suspension or discontinuance shall become effective as soon as administratively practicable.

(b)In the event of the suspension of payroll deductions or contributions during a Purchase Cycle, the amount credited to the Participant’s account as of the date of suspension shall be used to purchase shares of Common Stock pursuant to Section 6 of the Plan. A Participant who suspends payroll deductions or contributions during a Purchase Cycle shall not be entitled to participate in any future Purchase Cycle and shall have no additional amounts withheld or contributed until he completes a new authorization with his Employer for a subsequent Purchase Cycle or otherwise complies with his Employer’s enrollment process in accordance with the enrollment procedures set forth in Section 4.1.

(c)Upon the Participant’s discontinuation of participation during a Purchase Cycle, the amount credited to the Participant’s account shall be refunded as soon as administratively practicable without interest (unless otherwise required by local law). Such Participant shall be ineligible to participate in the Plan until he re-enrolls in the Plan for a subsequent Purchase Cycle in accordance with the enrollment procedures set forth in Section 4.1.

4.4Termination of Employment. If a Participant terminates employment with his Employer for any reason (including death or disability) prior to the expiration of a Purchase Cycle, the Participant’s participation in the Plan shall immediately terminate, and the amount credited to the Participant’s account shall be refunded to the Participant or the Participant’s estate without interest (unless otherwise required by local law) as soon as administratively practicable. The Administrator in its discretion shall determine whether Employees have terminated employment for purposes of the Plan, and such determinations shall be final and binding on all parties. The Administrator also may establish rules regarding when a leave of absence or other change of employment status will be considered to be a termination of employment with respect to Employees for purposes of the Plan.

5.Offering.

5.1Authorized Shares. The maximum number of shares of Common Stock that may be issued pursuant to the Plan, including under the AbbVie Employee Share Ownership Plan (the “UK Plan”) or any other sub-plan to the Plan, shall be Ten Million (10,000,000) shares, which reflects the number of Shares initially authorized under the Plan as of the Effective Date. Such shares may be authorized but unissued shares, treasury shares, shares purchased on the open market, or a combination of any of the foregoing, as determined from time to time by the Board. If any purchase right granted under the Plan, or under the UK Plan or any other sub-plan to the Plan, shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject to that purchase right shall again become available for purposes of the Plan. If on any Purchase Date the number of shares otherwise purchasable by Participants is greater than the number of shares then remaining available under the Plan, the Administrator shall allocate the available shares among the Participants in such manner as it deems appropriate in its sole discretion.

5.2Purchase Cycles. Unless otherwise determined by the Administrator with respect to a particular jurisdiction, Subsidiary, or sub-plan: (a) the duration of each Purchase Cycle shall be six consecutive calendar months; (b) each Purchase Cycle shall commence on February 1 or August 1; and (c) subsequent Purchase Cycles shall run consecutively after each preceding Purchase Cycle. Except where prohibited by applicable law, the Administrator shall have the power to make any such changes without Board approval, and without regard to

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the expectations of any Participants; provided, however, that the Company and/or Employer shall notify Participants of any such change within a reasonable time before such change becomes effective.

5.3Grant of Purchase Right. On each Offering Date, each Participant who has timely enrolled in a Purchase Cycle in accordance with Section 4.1 shall be granted the right to purchase that number of shares of Common Stock which may be purchased with the balance credited to the Participant’s account as of the applicable Purchase Date.

5.4Purchase Cycle Limitation. Notwithstanding any other provision of the Plan to the contrary, unless otherwise determined by the Administrator, no Participant may contribute more than the equivalent in local currency of USD 12,500 during each Purchase Cycle towards the purchase of shares of Common Stock under the Plan. Any amounts contributed in excess of this limitation shall be carried over to the immediately following Purchase Cycle, or shall be refunded to the Participant, as the Administrator in its sole discretion shall determine.

6.Purchase of Shares.

6.1Automatic Purchase of Shares. Unless a Participant has previously ceased participation in the Plan during a Purchase Cycle, a Participant’s purchase right shall be automatically exercised on each Purchase Date to purchase that number of shares of Common Stock which the balance credited to the Participant’s account shall entitle him to purchase. Any cash remaining in a Participant’s account after the purchase of shares of Common Stock may, unless otherwise determined by the Administrator, be applied to purchase a notional interest in fractional Common Stock, and shall remain in the Participant’s account. Upon distribution of a Participant’s account, any such interest in a fractional Common Stock will be paid in cash.

6.2Purchase Price. The purchase price for a single share of Common Stock for each Purchase Cycle shall be 85% of the lesser of: (a) the Fair Market Value of a share of Common Stock on the Offering Date; and (b) the Fair Market Value of a share of Common Stock on the Purchase Date.

7.Payment and Delivery.

7.1Direct Deposit of Shares. Unless and until otherwise determined by the Administrator, all shares of Common Stock purchased under the Plan on the Purchase Date shall be deposited directly into an account established in the name of each Participant with a broker or agent designated by the Administrator. Upon the purchase and allocation of shares of Common Stock, the Administrator shall arrange for delivery (by electronic or other means) to Participants a record of the shares of Common Stock purchased. The Administrator may authorize the broker or agent to utilize electronic or automated methods of share transfer for these purposes.

7.2Mandatory Retention of Shares. Before the commencement of any Purchase Cycle, the Administrator may require that: (a) any shares of Common Stock purchased under the Plan during such Purchase Cycle be retained with a designated broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to restrict transfer of such shares of Common Stock; and/or (b) shares of Common Stock purchased under the Plan automatically participate in a dividend reinvestment plan or program maintained by the Company.

7.3Fully-Paid and Non-Assessable. The Company shall retain the amount of payroll deductions or contributions transmitted by each Employer and used to purchase shares of Common Stock as full payment for the shares of Common Stock, and the shares of Common Stock shall then be fully paid and non-assessable.

7.4No Voting or Dividend Rights. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any purchase right under the Plan until the shares of Common Stock have been purchased and delivered to the Participant or into an account for the benefit of the Participant, as provided in this Section 7.

8.Recapitalization.

8.1In General. If after the grant of purchase right, but prior to the purchase of shares of Common Stock with respect to a particular Purchase Cycle, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization, the Administrator in its sole discretion shall make any such substitution or adjustment, if any, as it deems appropriate,

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with respect to: (a) the maximum number of shares of Common Stock specified in Section 5.1; (b) the purchase price per share of Common Stock; and (c) any other limitations provided under this Plan. The Administrator shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

8.2Adjustments. In the event the Company effects one or more reorganizations, recapitalizations, spinoffs, split-ups, rights offerings or reductions of its outstanding shares of Common Stock, the Administrator in its sole discretion may make any such substitution or adjustment, if any, as it deems appropriate, with respect to: (a) the number and kind of shares specified in Section 5.1, (b) the purchase price per share of Common Stock covered by each outstanding purchase right, and (c) any other limitations provided under this Plan.

8.3Binding Decisions. The determinations of the Administrator under this Section 8 shall be conclusive and binding on all parties.

9.Merger, Liquidation, Other Company Transactions.

9.1Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, the Purchase Cycle then in progress shall terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Administrator in its sole discretion, and all outstanding purchase rights shall automatically terminate and the amounts of all payroll deductions and contributions will be refunded without interest (unless otherwise required under local law) to the Participants as soon as reasonably practicable.

9.2Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, then in the sole discretion of the Administrator: (a) each purchase right shall be assumed, or an equivalent purchase right shall be substituted, by the successor corporation or parent or subsidiary of such successor corporation; or (b) a new Purchase Date shall be established by the Administrator on or before the date of consummation of such merger, consolidation or sale, and all outstanding purchase rights shall be automatically exercised on such new date.

10.Transferability.  Purchase rights granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and are exercisable during the Participant’s lifetime only by the Participant. Any attempted assignment, transfer, pledge, or other disposition of a purchase right hereunder shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 4.3 of the Plan.

11.Amendment or Termination of the Plan.

11.1Term of Plan. The Plan shall continue until the tenth anniversary of the Restatement Effective Date, unless previously terminated in accordance with Section 11.2.

11.2Amendment and Termination. The Board or Committee may amend the Plan from time to time as it deems desirable in its sole discretion without approval of the shareholders of the Company, except to the extent shareholder approval is required by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, applicable New York Stock Exchange or other stock exchange rules, or other applicable laws or regulations. The Board may terminate or suspend the Plan at any time in its sole discretion, including shortening a Purchase Cycle and establishing a new Purchase Date for such Purchase Cycle for some or all Participants in connection with a spin-off or other similar corporate event. The termination, suspension or amendment of the Plan shall not alter or impose rights or obligations under any purchase right theretofore granted under the Plan in any material adverse way without the consent of the affected Participants, unless such termination, suspension or amendment is necessary or advisable to qualify for or comply with any tax or regulatory requirement for which or with which the Board or Committee deems it necessary or desirable to qualify or comply, including, without limitation, pursuant to Section 18 hereof.

12.Administration.  The Administrator shall have the power, authority and responsibility for the day-to-day administration of the Plan, the power, authority and responsibility specifically provided in this Plan, and any additional duties and responsibilities approved by the Board. To the extent permitted under applicable law, the

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Administrator may delegate its power, authority and responsibilities under the Plan to one or more officers of the Company at any time in its sole discretion. In this regard and to the extent permitted under applicable law, the Administrator hereby delegates its power, authority and responsibilities under the Plan to the Company’s Executive Vice President, Chief Human Resources Officer (or the individual holding equivalent duties and responsibilities). The Administrator and, to the extent permitted under applicable law, its delegate, shall have full power and authority to promulgate any rules and regulations which are deemed necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as deemed necessary or advisable. Decisions of the Administrator and, where applicable, its delegate, shall be final and binding upon all Participants. The Company shall pay all reasonable expenses incurred in the administration of the Plan. Notwithstanding anything in the Plan to the contrary, subject to applicable law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Administrator may alternatively be exercised by the Board. Neither the Board, Administrator nor any delegate of the Administrator shall be liable for any action or determination made in good faith with respect to the Plan or any purchase right granted hereunder.

13.Rules for Certain Jurisdictions.  Notwithstanding anything in the Plan to the contrary, the Administrator (or its delegate) may, in its sole discretion: (a) amend or vary the terms of the Plan in order to conform such terms with the requirements of each jurisdiction where an Employer is located; (b) amend or vary the terms of the Plan in each jurisdiction where an Employer is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for Participants and/or the Employer; or (c) amend or vary the terms of the Plan in a jurisdiction where the Employer is located as it considers necessary or desirable to meet the goals and objectives of the Plan. The Administrator (or its delegate) may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes. Without limitation to the above, the UK Plan annexed to the Plan shall be considered henceforth as a sub-plan to the Plan. The Administrator (or its delegate) may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions. The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written attachment to the Plan, or shall be otherwise documented in such manner as may be prescribed by the Administrator. To the extent permitted under applicable law, the Administrator may delegate its authority and responsibilities under this Section 13 to one or more officers of the Company in addition to the delegation made under Section 12.

14.Compliance with Legal and Exchange Requirements.  The Company shall not be under any obligation to issue shares of Common Stock upon the exercise of any purchase right unless and until the Company has determined that: (a) it and the Participant have taken all actions required to register the shares of Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any stock exchange on which the shares of Common Stock is listed has been satisfied; and (c) all other applicable provisions of U.S. federal, state, local and applicable non-U.S. law have been satisfied.

15.Governmental Approvals.  This Plan and the Company’s obligation to sell and deliver shares of Common Stock under the Plan in any jurisdiction shall be subject to approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of shares of Common Stock hereunder in such jurisdiction.

16.No Enlargement of Employee Rights.  Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or an Employer or to interfere with the right of the Company or an Employer to discharge any Employee at any time. Any rights or benefits provided under this Plan shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

17.Withholding Taxes.  In the event that the Company or an Employer is required to withhold any applicable taxes in respect of any compensation or other income realized by a Participant under the Plan, the Company or such Employer may deduct from any benefits of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of shares of Common Stock for the account of the Participant, the aggregate amount of such applicable taxes required to be withheld or, if such payments are insufficient to satisfy

2021 Proxy Statement    |         D-6

such applicable taxes, the Participant will be required to pay to the Company or such Employer, or make other arrangement satisfactory to the Company or such Employer regarding payment to the Company or such Employer of, the aggregate amount of any such taxes.

18.Code Section 409A. Notwithstanding any provision in the Plan to the contrary, if the Administrator determines that a purchase right granted under the Plan to a Participant who is subject to U.S. federal income tax may be subject to Section 409A of the Code or that any provision in the Plan would cause such a purchase right under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of the outstanding purchase right or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt the outstanding purchase right or future purchase right that may be granted under the Plan from, or to allow any such purchase rights to comply with Section 409A of the Code, provided that any such amendment or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the purchase right under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that any purchase right under the Plan is compliant with Section 409A of the Code.

19.Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Each sub-plan established pursuant to Section 13 of the Plan shall be governed by and construed in accordance with the laws of the applicable jurisdiction, unless otherwise provided in such sub-plan document.

20.Severability.  If any provision of the Plan shall be held illegal or invalid in any jurisdiction, such illegality or invalidity shall not affect the remaining provisions of the Plan in such jurisdiction, or any provision of the Plan in any other jurisdiction, and the Plan shall be construed and applied in such jurisdiction as if the invalid provision had never been contained herein.

21.Effective Date.  This Plan became effective January 1, 2013 (the “Effective Date”). The Plan was amended and restated by the Board as of February 18, 2021 and approved by the stockholders on May 7, 2021 to become effective as of August 1, 2021 (the “Restatement Effective Date”).

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VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 6, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ABBV2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 6, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ABBVIE INC. 1 NORTH WAUKEGAN ROAD NORTH CHICAGO, IL 60064 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D33050-P51097 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To vote against any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ABBVIE INC. The Board of Directors recommends you vote FOR the following: For All Against All For All Except ! ! ! 1. Election of Class III Directors Nominees: 01) 02) 03) 04) Roxanne S. Austin Richard A. Gonzalez Rebecca B. Roberts Glenn F. Tilton For Against Abstain The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote AGAINST the stockholder proposals: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratification of Ernst & Young LLP as AbbVie's independent registered public accounting firm for 2021 Say on Pay – An advisory vote on the approval of executive compensation Approval of the Amended and Restated 2013 Incentive Stock Program Approval of the Amended and Restated 2013 Employee Stock Purchase Plan for non-U.S. employees Approval of a management proposal regarding amendment of the certificate of incorporation to eliminate supermajority voting 7. Stockholder Proposal – to Issue an Annual Report on Lobbying Stockholder Proposal – to Adopt a Policy to Require Independent Chairman 3. 8. 4. 5. 6. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D33051-P51097 ABBVIE INC. Annual Meeting of Stockholders May 7, 2021 9:00 AM CT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Richard A. Gonzalez and Laura J. Schumacher, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AbbVie Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CT on Friday, May 7, 2021, held virtually at www.virtualshareholdermeeting.com/ABBV2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 4, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ABBVIE INC. 1 NORTH WAUKEGAN ROAD NORTH CHICAGO, IL 60064 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 4, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D33052-P51097 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To vote against any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ABBVIE INC. The Board of Directors recommends you vote FOR the following: For All Against All For All Except ! ! ! 1. Election of Class III Directors Nominees: 01) 02) 03) 04) Roxanne S. Austin Richard A. Gonzalez Rebecca B. Roberts Glenn F. Tilton For Against Abstain The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote AGAINST the stockholder proposals: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratification of Ernst & Young LLP as AbbVie's independent registered public accounting firm for 2021 Say on Pay – An advisory vote on the approval of executive compensation Approval of the Amended and Restated 2013 Incentive Stock Program Approval of the Amended and Restated 2013 Employee Stock Purchase Plan for non-U.S. employees Approval of a management proposal regarding amendment of the certificate of incorporation to eliminate supermajority voting 7. Stockholder Proposal – to Issue an Annual Report on Lobbying Stockholder Proposal – to Adopt a Policy to Require Independent Chairman 3. 8. 4. 5. 6. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D33053-P51097 ABBVIE INC. ABBVIE SAVINGS PLAN Annual Meeting of Stockholders May 7, 2021 9:00 AM CT This proxy is solicited by the Board of Directors Participants in the AbbVie Savings Plan will receive a voting instruction card for their shares of AbbVie Inc. common stock held in the AbbVie Savings Plan Trust. The Trust is administered by both a trustee and an investment committee. The trustee is The Northern Trust Company. The members of the investment committee are William H.S. Preece, Scott T. Reents, and Michael J. Thomas, employees of AbbVie. The voting power with respect to the shares is held by and shared between the investment committee and the participants. The investment committee must solicit voting instructions from the participants and follow the voting instructions it receives. The investment committee may use its own discretion with respect to those shares of AbbVie common stock for which no voting instructions are received. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side